Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Fourth Amendment”), dated as of February 13, 2015, is by and among NEW MEDIA HOLDINGS I LLC, a Delaware limited liability company (“Holdings”), NEW MEDIA HOLDINGS II LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries of Holdings party hereto (together with Holdings, collectively, the “Guarantors”), the Term Loan Lenders, the other Lenders party hereto and CITIZENS BANK OF PENNSYLVANIA, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, Holdings, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain credit agreement dated as of June 4, 2014 (as previously amended or modified pursuant to that certain letter agreement dated as of July 17, 2014, that certain First Amendment dated as of September 3, 2014, that certain Second Amendment dated as of November 20, 2014 and that certain Third Amendment dated as of January 9, 2015 and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 9.1(d) of the Credit Agreement, the Borrower has requested that the Term Loan Lenders replace the Initial Term Loans, the First Amendment Incremental Term Loans and Third Amendment Incremental Term Loans with Replacement Loans (collectively, the “Fourth Amendment Replacement Term Loans”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement to effect such amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the Fourth Amendment Replacement Term Loans;

WHEREAS, pursuant to Section 9.1(c) of the Credit Agreement, any provision of the Credit Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency;

WHEREAS, the Credit Agreement contains certain omissions and inconsistencies, and Holdings, the Borrower and the Administrative Agent desire to amend the Credit Agreement in accordance with Section 9.1(c) to cure such omissions and inconsistencies;

WHEREAS, the Borrower has requested that the Administrative Agent and the Required Lenders make certain other amendments the Credit Agreement;

WHEREAS, (i) the Term Loan Lenders are willing to provide the Fourth Amendment Replacement Term Loans and (ii) the Term Loan Lenders and the Required Lenders are willing to amend the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT

1.1        Fourth Amendment.    This Fourth Amendment constitutes (a) an amendment providing for a Replacement Loan pursuant to Section 9.1(d) of the Credit Agreement, (b) an amendment providing for changes to the Credit Agreement requiring the consent of the Required Lenders and (c) an amendment to cure an ambiguity, omission, defect or inconsistency in the Credit Agreement pursuant to Section 9.1(c)(ii).

1.2        Amendments to Credit Agreement.    From and after the Fourth Amendment Effective Date (as hereinafter defined), the Credit Agreement is amended pursuant to this Fourth Amendment and amendments to the Credit Agreement prior to the date hereof to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A to this Fourth Amendment.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1        Closing Conditions.    This Fourth Amendment shall become effective as of the day and year set forth above (the “Fourth Amendment Effective Date”) upon satisfaction (or waiver) of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)     Executed Fourth Amendment.     The Administrative Agent shall have received a copy of this Fourth Amendment duly executed by each of the Loan Parties, the Administrative Agent, the Term Loan Lenders and the other Lenders party hereto.

(b)     Fourth Amendment Replacement Term Loan Conditions.   The conditions set forth in Section 9.1(d) of the Credit Agreement shall have been satisfied.

(c)     Fees and Expenses.

            (i)        The Borrower shall have paid, or cause to be paid, or shall have arranged for such payment in a manner reasonably satisfactory to the Administrative Agent, all fees due and payable on the Fourth Amendment

2

Effective Date pursuant to the terms of the Credit Agreement, as amended by this Fourth Amendment.

            (ii)       The Administrative Agent shall have received from the Borrower such other fees and expenses that are due and payable in connection with the consummation of the transactions contemplated hereby and King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Fourth Amendment. Notwithstanding anything to the contrary contained in the Credit Agreement, each Term Lender agrees to waive its right to compensation for any amounts owing under Section 2.19 of the Credit Agreement.

(d)       Good Standings.   The Administrative Agent shall have received for each Loan Party customary “bring-down” certificates of good standing, existence or its equivalent with respect to such Loan Party in its state of incorporation or organization, as applicable.

(e)       Legal Opinion.   The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, the legal opinion of Cleary Gottlieb Steen & Hamilton LLP, New York counsel to Holdings, the Borrower and the Restricted Subsidiaries. Such legal opinion (A) shall cover such matters incident to the Transactions as the Administrative Agent may reasonably require to the extent such opinions are customary for transactions of the type contemplated by this Fourth Amendment and (B) shall be addressed to the Administrative Agent, the Issuing Bank and the Lenders.

(f)       Note.  Each Term Loan Lender requesting a Note shall receive a Note duly executed by the Borrower evidencing the Fourth Amendment Replacement Term Loans.

ARTICLE III

MISCELLANEOUS

3.1          Amended Terms.    On and after the Fourth Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Fourth Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2          Representations and Warranties of the Loan Parties.  The Loan Parties hereby represent and warrant that (a) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the Fourth Amendment Effective Date as if made on and as of such date, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case such representation and warranty was true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any

3

representation and warranty that is already qualified or modified by materiality in the text thereof, (b) no Default or Event of Default has occurred and is continuing on the Amendment Effective Date or after giving effect to this Amendment and (c) (i) the articles of incorporation, certificate of formation or other organizational documents, as applicable and (ii) the bylaws, operating agreements or partnership agreements, as applicable, of each Loan Party that were delivered to the Administrative Agent on the Closing Date (or later date or pursuant to a certified update, as applicable) have not been amended, restated, supplemented, modified or waived in any manner that would adversely impact the Lenders in any material respect.

3.3       Reaffirmation of Obligations.    Each Loan Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

3.4       Loan Document.    This Fourth Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5       Expenses.   The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Fourth Amendment, including without limitation the reasonable and documented fees and expenses of the Administrative Agent’s legal counsel.

3.6       Further Assurances.  The Loan Parties agree to promptly take such action, upon the reasonable request of the Administrative Agent, as is necessary to carry out the intent of this Fourth Amendment.

3.7       Entirety.   This Fourth Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8      Counterparts; Telecopy.    This Fourth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Fourth Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9      GOVERNING LAW.       THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.10     Successors and Assigns.   This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.11     Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.    The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.12 and 9.18 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Fourth Amendment to be duly executed on the date first above written.

BORROWER:	NEW MEDIA HOLDINGS II LLC

	By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer

GUARANTORS:	NEW MEDIA HOLDINGS I LLC

	By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer

LOCAL MEDIA GROUP HOLDINGS LLC
LOCAL MEDIA GROUP, INC.
SEACOAST NEWSPAPERS, INC.
LMG MASSACHUSETTS, INC.
LMG PENNSYLVANIA MANAGEMENT, INC.
THE INQUIRER AND MIRROR, INC.
LMG PENNSYLVANIA HOLDINGS, INC.
LMG PENNSYLVANIA, L.P., by its general partner,
LMG Pennsylvania Management, Inc.
THE MAIL TRIBUNE, INC.
LMG NATIONAL PUBLISHING, INC.
THE NICKEL OF MEDFORD, INC.
LMG STOCKTON, INC.

	By:	/s/ Kirk A. Davis
	Name:	Kirk A. Davis
	Title:	Chief Executive Officer & President

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

COPLEY OHIO NEWSPAPERS, INC.
ENHE ACQUISITION, LLC
ENTERPRISE NEWSMEDIA HOLDING, LLC
ENTERPRISE NEWSMEDIA, LLC
ENTERPRISE PUBLISHING COMPANY, LLC
GATEHOUSE MEDIA ARKANSAS HOLDINGS, INC.
GATEHOUSE MEDIA CALIFORNIA HOLDINGS, INC.
GATEHOUSE MEDIA COLORADO HOLDINGS, INC.
GATEHOUSE MEDIA CONNECTICUT HOLDINGS, INC.
GATEHOUSE MEDIA CORNING HOLDINGS, INC.
GATEHOUSE MEDIA DELAWARE HOLDINGS, INC.
GATEHOUSE MEDIA DIRECTORIES HOLDINGS, INC.
GATEHOUSE MEDIA FLORIDA HOLDINGS, INC.
GATEHOUSE MEDIA FREEPORT HOLDINGS, INC.
GATEHOUSE MEDIA HOLDCO, LLC
GATEHOUSE MEDIA ILLINOIS HOLDINGS II, INC.
GATEHOUSE MEDIA ILLINOIS HOLDINGS, INC.
GATEHOUSE MEDIA INTERMEDIATE HOLDCO, LLC
GATEHOUSE MEDIA IOWA HOLDINGS, INC.
GATEHOUSE MEDIA KANSAS HOLDINGS II, INC.
GATEHOUSE MEDIA KANSAS HOLDINGS, INC.
GATEHOUSE MEDIA LANSING PRINTING, INC.
GATEHOUSE MEDIA LOUISIANA HOLDINGS, INC.
GATEHOUSE MEDIA MANAGEMENT SERVICES, INC.
GATEHOUSE MEDIA MICHIGAN HOLDINGS II, INC.

GATEHOUSE MEDIA MICHIGAN HOLDINGS, INC.
GATEHOUSE MEDIA MINNESOTA HOLDINGS, INC.
GATEHOUSE MEDIA MISSOURI HOLDINGS II, INC.
GATEHOUSE MEDIA MISSOURI HOLDINGS, INC.
GATEHOUSE MEDIA MASSACHUSETTS I, INC.
GATEHOUSE MEDIA MASSACHUSETTS II, INC.
GATEHOUSE MEDIA NEBRASKA HOLDINGS, INC.
GATEHOUSE MEDIA VIRGINIA HOLDINGS, INC.
GATEHOUSE MEDIA NEW YORK HOLDINGS, INC.
GATEHOUSE MEDIA NORTH DAKOTA HOLDINGS, INC.
GATEHOUSE MEDIA OHIO HOLDINGS, INC.
GATEHOUSE MEDIA OKLAHOMA HOLDINGS, INC.
GATEHOUSE MEDIA OPERATING, LLC
GATEHOUSE MEDIA PENNSYLVANIA HOLDINGS, INC.
GATEHOUSE MEDIA SUBURBAN NEWSPAPERS, INC.
GATEHOUSE MEDIA TENNESSEE HOLDINGS, INC.
GATEHOUSE MEDIA TEXAS HOLDINGS, INC.
GATEHOUSE MEDIA VENTURES, INC.
GATEHOUSE MEDIA, LLC
GEORGE W. PRESCOTT PUBLISHING COMPANY, LLC
LIBERTY SMC, L.L.C.
LOW REALTY, LLC
LRT FOUR HUNDRED, LLC
MINERAL DAILY NEWS TRIBUNE, INC.
NEWS LEADER, INC.
SUREWEST DIRECTORIES
TERRY NEWSPAPERS, INC.
THE PEORIA JOURNAL STAR, INC.

By:	/s/ Kirk A. Davis
Name:	Kirk A. Davis
Title:	Chief Executive Officer & Chief Operating
Officer

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

GATEHOUSE MEDIA TEXAS HOLDINGS II, INC.
LMG RHODE ISLAND HOLDINGS, INC.
LMG MAINE HOLDINGS, INC.
CUMMINGS ACQUISITION, INC.

By:	/s/ Kirk A. Davis
Name:	Kirk A. Davis
Title:	Chief Executive Officer

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

CA DAYTONA HOLDINGS, INC.
CA ALABAMA HOLDINGS, INC.
CA FLORIDA HOLDINGS, INC.
CA SOUTH CAROLINA HOLDINGS, INC.
CA NORTH CAROLINA HOLDINGS, INC.
CA LOUISIANA HOLDINGS, INC.
CA MASSACHUSETTS HOLDINGS, INC.

By:	/s/ Mark Maring
Name:	Mark Maring
Title:	Treasurer

ADMINISTRATIVE AGENT:	CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent

	By:	/s/ Arthur D. Burns
	Name:	ARTHUR D. BURNS
	Title:	SR. VICE PRESIDENT

REVOLVING CREDIT
LENDERS:	CITIZENS BANK OF PENNSYLVANIA, as a Revolving
Credit Lender

	By:	/s/ Arthur D. Burns
	Name:	ARTHUR D. BURNS
	Title:	SR. VICE PRESIDENT

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	CITIZENS BANK OF PENNSYLVANIA, as a Term Loan
Lender

	By:	/s/ Arthur D. Burns
	Name:	ARTHUR D. BURNS
	Title:	SR. VICE PRESIDENT

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Franklin Mutual Quest Fund
By: Franklin Mutual Advisers, LLC, as a Term Loan Lender

	By:	/s/ Shawn Tumulty
	Name:	Shawn Tumulty
	Title	Vice President

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Halcyon Loan Advisors Funding 2012-1, Ltd.

as a Term Loan Lender

By: Halcyon Loan Advisors 2012-1 LLC as collateral manager

	By:	/s/ David Martino
Name: David Martino
Title: Controller

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Halcyon Loan Advisors Funding 2012-2, Ltd.

as a Term Loan Lender

BY: Halcyon Loan Advisors 2012-2 LLC as collateral manager

	By:	/s/ David Martino
Name: David Martino
Title: Controller

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Halcyon Loan Advisors Funding 2013-1 Ltd.

as a Term Loan Lender

	By:	/s/ David Martino
Name: David Martino
Title: Controller

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Halcyon Loan Advisors Funding 2013-2 LTD.

as a Term Loan Lender

	By:	/s/ David Martino
Name: David Martino
Title: Controller

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Halcyon Loan Advisors Funding 2014-1, Ltd.

as a Term Loan Lender

By: Halcyon Loan Advisors 2014-1 LLC as collateral manager

	By:	/s/ David Martino
Name: David Martino
Title: Controller

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Halcyon Loan Advisors Funding 2014-2 Ltd.

as a Term Loan Lender

By: Halcyon Loan Advisors 2014-2 LLC as collateral manager

	By:	/s/ David Martino
Name: David Martino
Title: Controller

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Halcyon Loan Advisors Funding 2014-3 Ltd

as a Term Loan Lender

BY: Halcyon Loan Advisors 2014-3 LLC as Collateral Manager

	By:	/s/ David Martino
Name: David Martino
Title: Controller

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Swiss Capital Pro Loan VI - HALCYON

as a Term Loan Lender

	By:	/s/ David Martino
Name: David Martino
Title: Controller

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	LBC III JC FUNDING, LLC, as a Term Loan Lender

	By:	/s/ Christopher J. Calabrese
	Name:	Christopher J. Calabrese
	Title	Executive Manager

LBC III WF FUNDING, LLC,
as a Term Loan Lender

	By:	/s/ Christopher J. Calabrese
	Name:	Christopher J. Calabrese
	Title	Executive Manager

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	MAIN STREET CAPITAL CORPORATION, as a Term Loan Lender

	By:	/s/ NICK MESERVE
Name: NICK MESERVE
Title: MANAGING DIRECTOR

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	HMS Funding I LLC, as a Term Loan Lender

	By:	HMS Income Fund, Inc.,
Its Designated Member

	By:	/s/ Alejandro Palomo
	Name:	Alejandro Palomo
	Title:	Director

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Credit Suisse Loan Funding LLC, as a Term Loan Lender

	By:	/s/ Michael Wotanowski
	Name:	Michael Wotanowski
	Title	Authorized Signatory

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Marathon CLO IV Ltd., as a Term Loan Lender

	By:	/s/ Jake Hyde
	Name:	Jake Hyde
	Title	Authorized Signatory

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Marathon CLO V Ltd., as a Term Loan Lender

	By:	/s/ Jake Hyde
	Name:	Jake Hyde
	Title	Authorized Signatory

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Marathon CLO VI Ltd., as a Term Loan Lender

	By:	/s/ Jake Hyde
	Name:	Jake Hyde
	Title	Authorized Signatory

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Marathon CLO VII Ltd., as a Term Loan Lender

	By:	/s/ Jake Hyde
	Name:	Jake Hyde
	Title	Authorized Signatory

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Peaks CLO 1, Ltd., as a Term Loan Lender

	By:	/s/ Sanjai Bhonsle
Name: Sanjai Bhonsle
Title: PM

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	Sierra Income Corporation, as a Term Loan Lender

	By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

TERM LOAN
LENDERS:	BDCA Funding I, LLC, as a Term Loan Lender

By: BDCA Adviser, LLC

	By:	/s/ Robert K. Grunewald
Name: Robert K. Grunewald
Title: President

NEW MEDIA HOLDINGS II LLC

FOURTH AMENDMENT TO CREDIT AGREEMENT

Annex A

Amended Credit Agreement

CUSIP NUMBER: 64704DAA4

$~~402,000,000~~352,000,000

CREDIT AGREEMENT

among

NEW MEDIA HOLDINGS I LLC,

as Holdings,

NEW MEDIA HOLDINGS II LLC,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

RBS CITIZENS, N.A.

and

CREDIT SUISSE SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Syndication Agent,

and

CITIZENS BANK OF PENNSYLVANIA,

as Administrative Agent

Dated as of June 4, 2014

As amended by that certain letter agreement dated as of July 17, 2014, that certain First

Amendment dated as of September 3, 2014, that certain Second Amendment dated as of

November 20, ~~2014 and~~2014, that certain Third Amendment dated as of January 9, 2015 and that certain Fourth Amendment dated as of February 13, 2015

TABLE OF CONTENTS

		Page

SECTION 1. DEFINITIONS		2
1.1	Defined Terms.	2
1.2	Other Definitional Provisions.	~~50~~51
1.3	Timing of Payment or Performance.	51
1.4	Guaranties of Hedging Obligations.	~~51~~52
1.5	Financial Information.	~~51~~52

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS		52
2.1	Term Loan Facility.	52
2.2	Revolving Credit Commitments.	~~54~~55
2.3	Swing Line Loans.	~~56~~57
2.4	Issuance of Letters of Credit and Purchase of Participations Therein.	~~58~~59
2.5	Repayment of Loans; Evidence of Debt.	~~65~~66
2.6	Evidence of Debt; Register; Lenders’ Books and Records; Notes.	66
2.7	Commitment Fees, etc.	67
2.8	Termination or Reduction of Revolving Credit Commitments.	~~68~~69
2.9	Optional Prepayments.	69
2.10	Mandatory Prepayments and Commitment Reductions.	70
2.11	Conversion and Continuation Options.	~~74~~73
2.12	Interest Rates and Payment Dates.	74
2.13	Computation of Interest and Fees.	75
2.14	Inability to Determine Interest Rate.	76
2.15	Pro Rata Treatment and Payments.	76
2.16	Ratable Sharing. ~~79~~ 78
2.17	Requirements of Law.	79
2.18	Taxes.	~~81~~80
2.19	Funding Losses.	~~83~~82
2.20	Illegality.	83
2.21	Change of Lending Office.	~~84~~83
2.22	Defaulting Lenders.	~~84~~83
2.23	Replacement of Lenders under Certain Circumstances.	~~87~~86
2.24	Incremental Facilities.	~~88~~87
2.25	Extensions of Loans.	91
2.26	Quarterly Excess Cash Flow Calculations	~~97~~95

2.27 Third Amendment Incremental Revolver Increase Conversion		96

SECTION 3. REPRESENTATIONS AND WARRANTIES		~~97~~96
3.1	Financial Condition.	~~97~~96
3.2	No Change.	97
3.3	Corporate Existence; Compliance with Law.	97

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		Page

3.4	Corporate Power; Authorization; Enforceable Obligations.	97
3.5	No Contravention.	~~98~~97
3.6	No Material Litigation.	98
3.7	No Default.	98
3.8	Ownership of Property; Liens.	98
3.9	Intellectual Property.	~~99~~98
3.10	Taxes.	~~99~~98
3.11	Federal Regulations.	99
3.12	Labor Matters.	99
3.13	ERISA.	99
3.14	Investment Company Act.	~~100~~99
3.15	Subsidiaries.	~~100~~99
3.16	Use of Proceeds.	100
3.17	Environmental Matters.	~~101~~100
3.18	Accuracy of Information, etc.	~~102~~101
3.19	Security Documents.	~~102~~101
3.20	Solvency.	102
3.21	USA PATRIOT Act and OFAC.	102
3.22	Regulation H.	~~103~~102
3.23	Subordination of Junior Financing.	103
3.24	Holdings as a Holding Company.	103
3.25	Insurance.	103
3.26	No Burdensome Restrictions.	103

SECTION 4. CONDITIONS PRECEDENT		~~104~~103
4.1	Conditions to Effectiveness.	~~104~~103
4.2	Conditions to Each Extension of Credit.	106

SECTION 5. AFFIRMATIVE COVENANTS		~~107~~106
5.1	Financial Statements.	~~107~~106
5.2	Certificates; Other Information.	107
5.3	Conduct of Business and Maintenance of Existence, Compliance.	109
5.4	Maintenance of Properties.	109
5.5	Payment of Taxes.	109
5.6	Insurance.	109
5.7	Inspection of Property; Books and Records; Discussions.	~~110~~109
5.8	Notices.	110
5.9	Environmental Laws.	~~111~~110
5.10	Use of Proceeds.	111
5.11	Subsidiaries.	111
5.12	Further Assurances.	~~113~~112
5.13	Post-Closing Covenants.	113

SECTION 6. NEGATIVE COVENANTS		~~114~~113
6.1	Financial Condition Covenant.	~~114~~113
6.2	Limitation on Indebtedness.	114

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		Page

6.3	Limitation on Liens.	~~118~~117
6.4	Limitation on Fundamental Changes.	121
6.5	Limitation on Disposition of Property.	122
6.6	Limitation on Restricted Payments.	~~125~~124
6.7	Limitation on Investments.	~~128~~127
6.8	Limitation on Modifications of Organizational Documents.	130
6.9	Limitation on Transactions with Affiliates.	130
6.10	Limitation on Sales and Leasebacks.	~~131~~130
6.11	Limitation on Changes in Fiscal Year.	131
6.12	Limitation on Negative Pledge Clauses.	131
6.13	Limitation on Restrictions on Subsidiary Distributions.	132
6.14	Limitation on Lines of Business.	~~133~~132
6.15	Modification of Terms of Junior Indebtedness.	~~133~~132
6.16	Limitation on Activities of Holdings.	133
6.17	Modification of Terms of Management Agreement.	133

SECTION 7. EVENTS OF DEFAULT		~~134~~133
7.1	Events of Default.	~~134~~133
7.2	Application of Proceeds.	~~138~~137
7.3	Cure Rights.	138

SECTION 8. THE AGENTS; LENDERS		139
8.1	Appointment.	139
8.2	Delegation of Duties.	~~140~~139
8.3	Exculpatory Provisions.	~~140~~139
8.4	Reliance by Agents.	140
8.5	Notice of Default.	~~141~~140
8.6	Non-Reliance on Agents and Other Lenders.	141
8.7	Indemnification.	141
8.8	Agent in Its Individual Capacity.	~~142~~141
8.9	Successor Administrative Agent.	142
8.10	Secured Cash Management Agreements and Specified Hedge Agreements.	~~143~~142
8.11	Authorization to Release Liens and Guarantees.	143
8.12	The Arrangers; the Syndication Agent.	143
8.13	Lenders as Qualified Persons.	143

SECTION 9. MISCELLANEOUS		143
9.1	Amendments and Waivers.	143
9.2	Notices.	147
9.3	No Waiver; Cumulative Remedies.	148
9.4	Survival of Representations and Warranties.	~~149~~148
9.5	Payment of Expenses.	~~149~~148
9.6	Successors and Assigns; Participations and Assignments.	150
9.7	Adjustments; Set-off.	~~158~~157
9.8	Counterparts.	158
9.9	Severability.	158

-iii-

		Page

9.10	Integration.	~~159~~158
9.11	GOVERNING LAW.	~~159~~158
9.12	Submission To Jurisdiction; Waivers.	159
9.13	Acknowledgments.	~~160~~159
9.14	Confidentiality.	160
9.15	Release of Collateral and Guarantee Obligations.	160
9.16	Accounting Changes.	161
9.17	USA PATRIOT Act. ~~162~~ 161
9.18	WAIVERS OF JURY TRIAL.	162

-iv-

SCHEDULES:
I	Material Subsidiaries
2.1	Term Commitments
2.2	Revolving Credit Commitment
3.15	Subsidiaries
3.19	UCC Filing Jurisdictions
5.13	Post-Closing Actions
6.2(d)	Existing Indebtedness
6.3(i)	Existing Liens
6.5(i)	Certain Asset Sales
6.7(r)	Existing Investments
6.9	Transactions with Affiliates
6.12	Existing Negative Pledges
6.13	Existing Subsidiary Distributions

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Collateral Agreement
C	Form of Compliance Certificate
D	Form of Guarantee
E	Form of Pledge Agreement
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
F-3	Form of Swing Line Note
G	Form of United States Tax Compliance Certificate
H-1	Form of Assignment and Acceptance
H-2	Form of Affiliated Lender Assignment and Assumption

CREDIT AGREEMENT, dated as of June 4, 2014 among New Media Holdings I LLC, a Delaware limited liability company (“Holdings”), New Media Holdings II LLC, a Delaware limited liability company (“the Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), RBS Citizens, N.A. and Credit Suisse Securities (USA) LLC, as joint lead arrangers (in such capacity, the “Arrangers”) and joint bookrunners, Credit Suisse AG, Cayman Islands Branch, as syndication agent (in such capacity, the “Syndication Agent”), and CITIZENS BANK OF PENNSYLVANIA, as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.9, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of (i) Initial Term Loans in an aggregate principal amount of $200,000,000, (ii) First Amendment Incremental Term Loans in an aggregate principal amount of $25,000,000, (iii) Third Amendment Incremental Term Loans in an aggregate principal amount as of the Third Amendment Effective Date of $~~102,000,000 and (iv~~102,000,000, (iv) Fourth Amendment Replacement Term Loans in an initial aggregate principal amount of $327,000,000 (with a current balance of $325,875,000) which Fourth Amendment Replacement Term Loans replace the Initial Term Loans, the First Amendment Incremental Term Loans and the Third Amendment Incremental Term Loans in accordance with the terms of Section 9.1(d) of this Agreement and (v) Revolving Credit Commitments in an initial aggregate principal amount of $25,000,000 (which may be used for the issuance of one or more Letters of Credit from time to time and one or more Swing Line Loans from time to time), which Revolving Credit Commitments shall be increased to $75,000,000 as of the Third Amendment Effective Date by an Incremental Revolving Credit Commitment of $50,000,000 (such increase, the “Third Amendment Incremental Revolver Increase” and the Revolving Credit Loans made thereunder, the “Third Amendment Incremental Revolving Credit Loans”) and which Third Amendment Incremental Revolving Credit Loans ~~may be converted to~~have been repaid prior to the Conversion Date and the Third Amendment Incremental ~~Term Loans~~Revolver Increase automatically terminated in accordance with ~~the terms of~~Section ~~2.27 hereof~~2.2(a)(ii);

WHEREAS, the proceeds of the Initial Term Loans extended by the Lenders hereunder on the Closing Date are to be used (i) to repay in full all amounts outstanding under, and termination of the commitments with respect to, the Existing Credit Facilities (the “Refinancing”), (ii) to pay the Transaction Expenses and (iii) for working capital and other general business purposes of the Borrower and its Subsidiaries;

WHEREAS, amounts available under the Revolving Credit Facility will be used (A) to provide for the ongoing working capital requirements of the Borrower and its Subsidiaries, (B) for capital expenditures, Permitted Acquisitions and permitted Investments, (C) for general corporate purposes and (D) for the issuance of (or to provide credit support for) letters of credit;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS

1.1        Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2014 Quarterly Excess Cash Flow” has the meaning set forth in Section 2.26(a).

“Account” means an account (as that term is defined in the UCC).

“Accounting Change” has the meaning set forth in Section 9.16.

“Acquisition” means, as to any Person, the acquisition by such Person of (a) a majority of the Capital Stock of any other Person or (b) all or a substantial portion of the Property of any other Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Revolving Credit Commitment or Incremental Loan in accordance with Section 2.25 or (b) Replacement Loans pursuant to Section 9.1; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that any such consent would be required from the Administrative Agent under Section 9.6(c) for an assignment of Loans to such Additional Lender, and in the case of Incremental Revolving Credit Commitments with respect to the Revolving Credit Facility, the Swing Line Lender and Issuing Bank, solely to the extent such consent would be required for any assignment to such Additional Lender.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding anything to the contrary set forth herein, neither the Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Loan Party solely by virtue of being a party hereto or complying with the terms and provisions of the Loan Documents.

“Affiliated Lender” means the Sponsor or any Affiliate of the Sponsor other than (a) Holdings, the Borrower or any Subsidiary of the Borrower, (b) any Debt Investment Affiliate and (c) any natural person.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 9.6(g)(v).

“Affiliated Lender Cap” has the meaning set forth in Section 9.6(g)(ii).

“Agents” means the collective reference to the Syndication Agent and the Administrative Agent.

“Aggregate Amounts Due” has the meaning set forth in Section 2.16.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate or Base Rate floor (solely with respect to Section 2.24, in the case of any Incremental Term Loan solely to the extent greater than 1.00% or 2.00%, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin under any Facility), or otherwise incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness or, if applicable, ticking fees accruing prior to the funding of such Indebtedness or consent fees for an amendment paid generally to consenting lenders.

“Amendment No. 2 Effective Date” means November 20, 2014.

“Annual Excess Cash Flow” has the meaning set forth in Section 2.10(c).

“Applicable Margin” means a percentage per annum equal to:

(a)        with respect to ~~Initial Term Loans, (x) 6.25% for Eurodollar Rate Loans and (y) 5.25% for Base Rate Loans;~~

~~(b)         with respect to First Amendment Incremental Term Loans, (x) 6.25% for Eurodollar Rate Loans and (y) 5.25% for Base Rate Loans; and~~

~~(c)         with respect to Third Amendment Incremental~~Fourth Amendment Replacement Term Loans, (x) 6.25% for Eurodollar Rate Loans and (y) 5.25% for Base Rate Loans; and

(b)         ~~(d)~~ with respect to Revolving Credit Loans and Letter of Credit fees (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 5.1, (x) 5.25% for Eurodollar Rate Loans and Letter of Credit fees and (y) 4.25% for Base Rate Loans, and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.2(a):

Pricing Level	Total Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate
1	≥ 1.75:1.00	5.25%	4.25%

Pricing Level	Total Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate
2	< 1.75:1.00	5.00%	4.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.2(a); provided that “Pricing Level 1” (as set forth above) shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). In the event that any Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall promptly (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based on the corrected Compliance Certificate, and (c) promptly and in any event, within 3 Business Days, pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. The Applicable Margin for any other Class of Loans shall be as set forth in the applicable Extension Amendment or Incremental Amendment.

“Arrangers” has the meaning set forth in the preamble hereto.

“Asset Sale” means any Disposition of Property or series of substantially related Dispositions of Property which yields gross proceeds to any NM Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000, other than (i) transfers to the Borrower or any Guarantor, or from a Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary that is not a Guarantor, (ii) inventory (or other assets) sold, leased or licensed in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued) and (iii) dispositions of Investments or other assets and dispositions or compromises of loans or other receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings.

“Asset Sale Threshold Amount” has the meaning set forth in Section 2.10(b).

“Assignee” has the meaning set forth in Section 9.6(c).

“Assignment and Acceptance” has the meaning set forth in Section 9.6(c).

“Assignor” has the meaning set forth in Section 9.6(c).

“Available Amount” means, on any date, an amount equal to:

(a) the sum of: (i) $15,000,000 plus (ii) the Available ECF Amount on such date, plus (iii) the cumulative proceeds from (A) any capital contribution to Holdings made on or prior to such date (but after the Closing Date) (other than (1) capital contributions utilized contemporaneously upon receipt thereof to finance capital expenditures or to make Restricted Payments pursuant to Section 6.6(h) and (2) in connection with any Cure Right) and designated as being applied to increase the Available Amount or (B) any public equity offerings of New Media (to the extent contributed to Holdings and other than (1) to the extent utilized contemporaneously upon receipt thereof to finance capital expenditures or to make Restricted Payments pursuant to Section 6.6(g) or Section 6.6(h) and (2) in connection with any Cure Right) made on or prior to such date (but after the Closing Date) and designated as being applied to increase the Available Amount; minus

(b) the aggregate amount of (i) Restricted Payments made prior to such date (but after the Closing Date) pursuant to Section 6.6(k) and (ii) Investments made prior to such date (but after the Closing Date) pursuant to Section 6.7(w).

“Available ECF Amount” means, on any date, an amount equal to (i) 100% minus the ECF Percentage multiplied by (ii) the 2014 Quarterly Excess Cash Flow, the Quarterly Excess Cash Flow or the Annual Excess Cash Flow, as the case may be; provided that such calculation shall not include any Excess Cash Flow accumulated prior to the Closing Date; provided further that (i) any unused Available ECF Amount in any fiscal quarter or fiscal year may be carried forward and utilized in the next three succeeding fiscal quarters (subject to a cap of $20,000,000 in the aggregate for any carry forward amounts for the fiscal quarters ended September 28, 2014 and December 28, 2014) and (ii) any Restricted Payments or Investments made during any such succeeding fiscal quarter pursuant to Section 6.6(k) and 6.7(w), respectively, shall be deemed to be made first with respect to the Available Amount available for such fiscal quarter or fiscal year and then with respect to any carry forward amount to the extent applicable.

“Available Incremental Amount” has the meaning set forth in Section 2.24(d)(ii).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for an Interest Period of one month; provided, however, that notwithstanding the foregoing, the Base Rate with respect to ~~Initial Term Loans, First~~Fourth Amendment ~~Incremental Term Loans and Third Amendment Incremental~~Replacement Term Loans shall at no time be less than 2.0% per annum. For purposes hereof: “Prime Rate” shall mean the prime lending rate as publicly announced by the Administrative Agent, as in effect from time to time; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” means Loans for which the applicable rate of interest is based on the Base Rate.

“Benefited Lender” has the meaning set forth in Section 9.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means, with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit A, delivered to the Administrative Agent.

“Business Day” means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Massachusetts or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided that if at any time an operating lease (or a lease or other arrangement to use property that would be an operating lease under GAAP as in effect on the Closing Date) is required to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease as a result of a change in GAAP after the Closing Date (including as a result of the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal), then for all purposes hereof such lease shall continue to be treated as an operating lease and not a Capital Lease.

“Capital Lease Obligations” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateral Account” has the definition set forth in Section 2.10(e).

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral (or, with respect to Letters of Credit outstanding at the time the aggregate Commitments are terminated and all other Obligations are paid in full (other than contingent obligations not yet due and payable), a backstop letter of credit reasonably acceptable to the Issuing Banks) in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of (x) the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000 as of the date of acquisition thereof; (c) commercial paper of an issuer rated (i) in the United States at least A-2 by S&P or P-2 by Moody’s as of the date of acquisition thereof or (ii) an equivalent thereof by any other nationally recognized rating agency as of the date of acquisition thereof, if both named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s as of the date of acquisition thereof; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest in assets substantially all of which satisfy the requirements of clauses (a) through (f) of this definition. With respect to any Investments made by any Foreign Subsidiary or any Investments made in a country outside of the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses (or reasonably equivalent ratings from comparable foreign rating agencies) and (ii) other short-term investments used by such Foreign Subsidiaries in accordance with normal investment practices for cash management in investments reasonably analogous to the foregoing investments described in clauses (a) through (g) above and in this sentence.

“Cash Management Bank” means any Person that is (a) a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender or (b) a Lender or an Affiliate of a Lender on the Closing Date and the Cash Management Services were provided on or prior to the Closing Date, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services.

“Cash Management Services” means operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearing house, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“CFC” means a controlled foreign corporation within in the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a)(i) any Person (other than a Permitted Holder), or (ii) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings Entity and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings Entity beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of any Holdings Entity (or a direct or indirect parent entity thereof) or otherwise control any Holdings Entity (or a direct or indirect parent entity thereof), directly or indirectly, by management, contract or otherwise (it being understood that the Management Agreement shall meet the foregoing control requirement), (b) New Media shall fail, directly or indirectly, to legally and beneficially own 100% of the Equity Interests of Holdings or (c) Holdings shall fail, directly or indirectly, to legally and beneficially own 100% of the Equity Interests of the Borrower.

“Class” means (a) when used with respect to Lenders, whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, whether such Commitments are Initial Term Commitments, Revolving Credit Commitments, Incremental Revolving Credit Commitments, Incremental Term Commitments, or Commitments in respect of any Class of Replacement Loans or a Class of Loans to be made pursuant to a given Extension Series not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Revolving Credit Loans under the Initial Revolving Credit Facility, Incremental Term Loans, Replacement Loans, Extended Term Loans or Loans made pursuant to Extended Revolving Credit Commitments, in each case, not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing Date” means ~~the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied.~~June 4, 2014.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, identified in the granting clause of any Security Documents, other than Excluded Assets.

“Collateral Agreement” means a collective reference to (i) the Security Agreement, dated as of the Closing Date, made by the Loan Parties creating a security interest in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form attached hereto as Exhibit B, together with any supplements or joinders thereto executed and delivered pursuant to Section 5.11 and (ii) any such other collateral or security agreement made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means, with respect to any Lender, a Revolving Credit Commitment, Incremental Revolving Credit Commitment, Initial Term Commitment, Incremental Term Commitment, Extended Revolving Credit Commitment of a given Extension Series,

Extended Term Loan Commitment of a given Extension Series, or any commitment in respect of Replacement Loans, as the context may require.

“Commitment Fee Rate” means 0.50% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings, the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings, the Borrower and its Restricted Subsidiaries; provided that Consolidated Capital Expenditures shall not include any (i) expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Cash Proceeds from Recovery Events invested pursuant to Section 2.10(b) or with Net Cash Proceeds from Asset Sales invested pursuant to Section 2.10(b), (ii) capital expenditures financed with the proceeds of equity contributions to Holdings solely to the extent such proceeds are utilized contemporaneously upon receipt thereof and are identified as such or (iii) Permitted Acquisitions.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA” means, with respect to Holdings, the Borrower, and its Restricted Subsidiaries during such period determined on a consolidated basis, Consolidated Net Income, plus, without duplication (to the extent deducted in calculating Consolidated Net Income):

(i)        Consolidated Interest Expense for such period;

(ii)       Consolidated Income Tax Expense for such period;

(iii)      depreciation and amortization expense for such period;

(iv)      deferred financing costs;

(v)        management fee incentive expense incurred and paid using common equity;

(vi)       (A) restructuring and integration costs that are determined by the Borrower in good faith to be non-recurring, including, without limitation, operational initiatives, severance costs, relocation costs, costs associated with discontinued operations and costs associated with curtailments or modifications to pension and post-retirement employee benefit and (B) amounts charged in respect of discontinued operations or restructuring activities and losses from discontinued operations; provided that the aggregate amount of add backs for cash expenses made pursuant to this clause (vi) shall not exceed 12.5% of Consolidated EBITDA for such fiscal period, unless agreed upon by the Administrative Agent;

(vii)      all other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period) including, without limitation, non-cash items arising from impairments of goodwill, intangibles and fixed assets, and changes in the values of the assets of any pension and post-retirement benefit plans;

(viii)     fees, costs and expenses in connection with the Transactions;

(ix)       fees, costs and expenses relating to contemplated or completed Acquisitions or Dispositions; provided that the aggregate amount of add backs for fees, costs and expenses made pursuant to this clause (ix) in connection with Acquisitions or Dispositions that are not actually consummated shall not exceed 5% of Consolidated EBITDA for such fiscal period;

(x)        pro forma “run rate” cost savings, operating expense reductions and synergies related to Acquisitions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after such Acquisition; provided that the aggregate amount of cost savings, operating expense reductions and synergies added pursuant to this clause (x) shall not exceed 10% of Consolidated EBITDA for such fiscal period, unless agreed upon by the Administrative Agent;

(xi)       any non-cash expenses relating to any management equity plan or stock option plan or any other management or employee benefit plan or agreement;

(xii)      out-of-pocket expenses or charges relating to any contemplated or completed offering of securities;

(xiii)     non-cash losses from early extinguishments of Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries;

(xiv)     any extraordinary, unusual or non-recurring losses on sales of assets; and

(xv)      non-cash losses from Hedge Agreements of Holdings; the Borrower or any of its Restricted Subsidiaries;

minus the sum of the following to the extent included in calculating Consolidated Net Income, without duplication:

(i)        any extraordinary, unusual or non-recurring gains on sales of assets;

(ii)       gains from early extinguishment of Indebtedness;

(iii)      non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period;

(iv)      non-cash gains from Hedge Agreements of Holdings or any of its Subsidiaries; and

(v)       any other non-recurring cash or non-cash gains during such period.

For the purposes of calculating Consolidated EBITDA under this Agreement for any period that includes the following fiscal quarters, (a) Consolidated EBITDA for the fiscal quarter ended March 30, 2014, shall be deemed to be $8,868,873, (b) Consolidated EBITDA for the fiscal quarter ended December 29, 2013, shall be deemed to be $34,051,000, (c) Consolidated EBITDA for the fiscal quarter ended September 29, 2013, shall be deemed to be $23,898,000, and (d) Consolidated EBITDA for the fiscal quarter ended June 30, 2013, shall be deemed to be $24,493,000.

“Consolidated Income Tax Expense” ~~shall mean~~means, for any period, the income tax expense of Holdings, the Borrower and its Restricted Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to GAAP), (iv) the interest component of Capital Lease Obligations, (v) net payments, if any, made (less net payments, if any, received), pursuant to obligations under interest rate Hedge Agreements with respect to Indebtedness, and excluding (vi) any prepayment premium or penalty, (vii) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document, (viii) costs associated with agreements in respect of obligations under Hedge Agreements and breakage costs in respect of agreements in respect of obligations under Hedge Agreements related to interest rates, (ix) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition (or purchase of assets), (x) penalties and interest relating to taxes and any other financing fees related to the Transactions or any acquisition (or purchase of assets) after the Closing Date, (xi) any “additional interest” or “liquidated damages” with respect to any debt securities for failure to timely comply with registration rights obligations, (xii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities (other than accretion of OID and payment-in-kind of interest), (xiii) any amortization or expensing of bridge, arranging, structuring, commitment and other financing fees and (xiv) any accretion of accrued interest on discounted liabilities (other than accretion of OID and payment-in-kind of interest); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of Holdings, the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of Holdings, the Borrower and the Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with an NM Group Member or that Person’s assets are acquired by an NM Group Member, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower or any Restricted Subsidiaries) in which any NM Group Member has an ownership interest, except to the extent that any such income is actually received by an NM Group Member in the form of dividends or similar distributions, (c) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan and (d) to the extent not included in clauses (a) through (c) above, any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, at any date, without duplication, the aggregate principal amount of all Funded Debt of the NM Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Holdings, the Borrower and its Restricted Subsidiaries over Consolidated Current Liabilities of Holdings, the Borrower and its Restricted Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, Mortgage, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound or to which it or any of its Property is subject.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Conversion Date” means the earlier of (i) the date which is five (5) Business Days following the Equity Contribution and (ii) January 30, 2015.

“Converted Term Loans” has the meaning set forth in Section 2.27.

“Corrective Extension Amendment” has the meaning set forth in Section 2.25(f).

“Cure Amount” has the meaning set forth in Section 7.3(a).

“Cure Right” has the meaning set forth in Section 7.3(a).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Declined Proceeds” has the meaning set forth in Section 2.10(f).

“Debt Investment Affiliate” means any Affiliate of the Sponsor that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and/or similar debt securities in the ordinary course of its business (but shall not include any natural person or Holdings, the Borrower or any of the Restricted Subsidiaries).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, composition, winding-up, dissolution, adjustment of debt, ad-ministration, judicial management, insolvency, reorganization, or similar debtor relief Laws of the United States or any state thereof or other applicable domestic or foreign jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.22(c), any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Borrower and/or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.5(f) that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower (other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available Amount.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, exchange or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institutions” means the financial institutions and competitors specifically identified in writing to the Administrative Agent prior to April 22, 2014 as “Disqualified Lenders” and competitors that were not competitors on such date identified in writing to the Administrative Agent from time to time as “Disqualified Lenders”.

“Disqualified Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the date that is six (6) months after the Latest Maturity Date.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia (other than any such Subsidiary that is treated as a disregarded entity for United States Federal income tax purposes and substantially all of whose assets consist (directly or indirectly through disregarded entities) of the Equity Interests and/or Indebtedness of one or more CFCs).

“ECF Percentage” means a percentage equal to (i) if at any time the Total Leverage Ratio, calculated on a Pro Forma Basis, is greater than 3.00:1.00, 100%, (ii) if at any time the Total Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 3.00:1.00 but greater than 2.75:1.00, 50%, (iii) if at any time the Total Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 2.75:1.00 but greater than 2.50:1.00, 25% and (iv) if at any time the Total Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 2.50:1.00, 0%.

“Environmental Action” ~~shall mean~~means any action, suit, notice, demand, demand letter, claim, lien, notice of noncompliance or violation or proceeding (“Claims”) relating in any way to any Environmental Law or any Environmental Permit including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party relating to the release, alleged release, or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to the environment, or to health or safety.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Holdings or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any Remedial Action, or any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Permits” has the meaning set forth in Section 3.17.

“Equity Contribution” has the meaning set forth in Section 2.2(a)(ii).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Rate Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, the offered rate for deposits of U.S. Dollars for a term coextensive with the designated Interest Period pertaining to a Eurodollar Rate Loan which the ICE Benchmark Administration (or any successor administrator of Eurodollar rates thereto if the ICE Benchmark Administration is no longer making a Eurodollar rate available) fixes as its Eurodollar rate as of 11:00 ~~a~~A.~~m~~ M. London time on the day which is two (2) London Banking Days prior to the beginning of such Interest Period pertaining to a Eurodollar Rate Loan as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time);

provided that the Eurodollar Rate with respect to Term Loans will be deemed not to be less than 1.00% per annum. If for any reason the Administrative Agent cannot determine such offered rate fixed by the then current administrator of Eurodollar rates, then the “Eurodollar Rate” for such Interest Period shall be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Borrowing being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 ~~a~~A. ~~m~~M. London time on the day that is two (2) London Banking Days prior to the beginning of such Interest Period.

“Eurodollar Reserve Requirements” means at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“Eurodollar Tranche” means with respect to any Facility, the collective reference to Eurodollar Rate Loans in the same currency under such Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” means any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means with respect to Holdings, the Borrower and its Restricted Subsidiaries:

(a)                  Consolidated EBITDA, minus

(b)                  the sum of, without duplication:

(i)  the cash portion of Consolidated Interest Expense paid during such period;

(ii) the cash portion of Consolidated Income Tax Expense paid during such period;

(iii) all scheduled principal payments made in respect of the Term Loans or Funded Debt (other than repayment of Revolving Credit Loans that do not result in a permanent reduction of the Revolving Credit Commitments) during such period;

(iv)  the cash portion of Consolidated Capital Expenditures (net of any proceeds reinvested in accordance with Section 2.10(b) and any proceeds of related financings with respect to such expenditures) made during such period;

(v) the excess, if any, of Consolidated Working Capital at the end of such period over Consolidated Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Consolidated Working Capital at the beginning of such period over Consolidated Working Capital at the end of such period);

(vi) all cash expenses, fees, charges and amounts to the extent added back to Consolidated EBITDA (or its component definitions);

(vii) any gain realized from a Disposition subject to the right to reinvest contained in Section 2.10(b) to the extent included in Excess Cash Flow for the applicable period;

(viii) cash payments under Capital Leases (excluding any interest expense portion thereof) or other long-term obligations (including pension obligations);

(ix)  cash expenditures in respect of obligations in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at Consolidated EBITDA (or its component definitions);

(x)  without duplication of amounts deducted from Excess Cash Flow pursuant to clause (xii) in prior periods, actual cash payments in respect of Permitted Acquisitions and Investments in joint ventures (except to the extent such Permitted Acquisitions or Investments were financed (1) with the proceeds of Funded Debt (including the Third Amendment Incremental Revolving Credit Loans to the extent such Loans have been prepaid pursuant to Section 2.2(a)(ii), but excluding any other ~~than any~~ Indebtedness under any revolving credit facility) of the Borrower or any Restricted Subsidiary, (2) with cash on the balance sheet of the Borrower as of the Closing Date and less, in each case, any amounts received in respect thereof as a return of capital or (3) contemporaneously with the proceeds of equity contributions to Holdings);

(xi)  any cash actually paid in respect of any non-cash losses or charges recorded in a prior period; and

(xii)  the amount of Restricted Payments paid in cash during such period pursuant to Sections 6.6(c), 6.6(d), 6.6(f), 6.6(e), 6.6(j), 6.6(k) or 6.6(l) in respect of prior periods, except to the extent such Restricted Payments were financed with (A) the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facility) of the Borrower or any Restricted Subsidiary or (B) cash on the balance sheet of the Borrower as of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any fee-owned real property with a fair market value of less than $2,500,000, any leasehold rights and interests in real property (including landlord waivers, estoppels, collateral access letters and ground lease interests with respect to locations with collateral values below $2,500,000) and any fixtures affixed to any real property not subject to a Mortgage in favor of the Administrative Agent, (ii) motor vehicles, aircraft and other assets subject to certificates of title or ownership to the extent that a security interest therein cannot be perfected solely by filing a UCC (or similar) financing statement, (iii) letters of credit and letter of credit rights, except (A) to the extent constituting supporting obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement) or (B) having a value greater than $1,000,000, (iv) commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $1,000,000, (v) any governmental licenses or state or local franchises, charters and authorizations to the extent that the Administrative Agent may not validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition, limitation or restriction is ineffective under the UCC or other applicable Laws, (vi) any lease, license, franchise, charter, authorization, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder (but not the cash proceeds thereof), if and to the extent the pledge thereof or the security interest therein (A) is prohibited by a term, provision or condition of any such lease, franchise, charter, authorization, contract or agreement or Organizational Document existing on the Closing Date (or at the time such Person becomes a Subsidiary (and not created in contemplation thereof)) or (B) is prohibited by any Requirement of Law (other than to the extent such prohibition is rendered ineffective under the UCC) or, in the case of either (A) or (B), would require consent, approval, license or authorization (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Laws) by any Governmental Authority or other third party or would give rise to a termination right pursuant to any “change of control” or other similar provision under such written agreement, license or lease (except to the extent such provision is overridden by the UCC or other applicable Laws) or (C) is prohibited by a term, provision or condition of any such license, (vii) Margin Stock, Equity Interests in any Person other than Material Subsidiaries, (viii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Laws, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Laws notwithstanding such prohibition, (ix) any (A) “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act, or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (B) Intellectual Property or licenses thereof if the grant of such security interest would constitute or result in the abandonment of, loss of, invalidation of, voiding or rendering unenforceable any of its right, title or interest therein (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Laws) and (C) any assets titled outside the U.S., including any intellectual property registered or applied for in any non-U.S. jurisdiction, with respect to which actions in any non-U.S. jurisdiction are needed or required by the laws of any non-U.S. jurisdiction to create or perfect any security interest therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (x) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent in consultation with the Borrower, the cost of creating, perfecting or maintaining such pledges or security interest in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets exceed the fair market value (as determined by the Administrative Agent in its reasonable judgment) thereof or the practical benefits to be obtained by the Lenders therefrom, (xi) voting Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary that is a CFC (but for the avoidance of doubt, 75% of any non-voting Equity Interests will not be Excluded Assets by reason of this clause (xi)), (xii) Equity Interests in any joint venture or any non-wholly owned Restricted Subsidiaries but only to the extent (x) the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s joint venture documents or Organizational Documents or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such Restricted Subsidiary, (xiii) Equity Interests or other assets that are held directly (or through entities that are treated as partnerships or disregarded entities for U.S. federal tax purposes) by a Foreign Subsidiary that is a CFC, (xiv) intercompany loans, Indebtedness or receivables owed by any CFC or any Foreign Subsidiary referred to in clause (xi) above and (xv) assets, if and to the extent that a security interest in such asset requires a consent of any Governmental Authority or any third party that has not been obtained, except to the extent such consent is rendered ineffective under the UCC; provided that (i) perfection by “control” shall not be required with respect to any Collateral (other than (x) in respect of certificated Collateral and (y) in respect of physical instruments with a face amount in excess of $1,000,000), (ii) control agreements shall not be required in respect of any deposit accounts, securities accounts, commodities accounts and other bank accounts with an average balance over 30 days below $2,000,000; provided, however, the aggregate average balance over any 30 day period for all such accounts shall not exceed $6,000,000 (with standard carve-outs for payroll accounts, benefits, withholding tax, escrow, customs or other zero balance accounts or other fiduciary accounts or for accounts which constitute Liens permitted pursuant to Section 6.3 securing Indebtedness permitted pursuant to Section 6.2), and (iii) no Loan Party shall be required to deliver landlord lien waivers, estoppels or collateral access letters with respect to locations with collateral values below $2,500,000.

“Excluded Contribution” means net cash proceeds or marketable securities received by the Borrower from contributions to its common equity capital designated as Excluded Contributions pursuant to an officers’ certificate on the date such capital contributions are made.

“Excluded Subsidiary” means (a) subject to the provisions of Section 5.11(e), any Non-Wholly Owned Subsidiary, (b) any Foreign Subsidiary (and any Subsidiary of such Foreign

Subsidiary that is disregarded thereof, or treated as a partnership, for U.S. federal tax purposes), (c) any Domestic Subsidiary that is a Subsidiary of a CFC, (d) any Subsidiary that is prohibited or restricted by (i) any Contractual Obligation (including pursuant to Organizational Documents but only to the extent existing prior to the Closing Date) or (ii) Requirement of Law from providing a guaranty or pledging its assets, or if such guarantee or pledge would require governmental (including regulatory) or third party consent, approval, license or authorization, (e) subject to the provisions of Section 5.11(e), any Subsidiary that is not a Material Subsidiary and (f) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing the guaranty shall outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to each Agent and each Lender, (a) any tax on such Agent or Lender’s net income or profits (or franchise tax in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of such Agent or Lender being organized or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to the Loan Documents), (b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any other jurisdiction described in clause (a), (c) any U.S. federal withholding tax that is imposed on amounts payable to a Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) (or where the Foreign Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Foreign Lender), except, in the case of a Foreign Lender that designates a new Lending Office or is an assignee, to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding tax pursuant to

Section 2.18, (d) any withholding tax attributable to a Lender’s failure to comply with Section 2.18(d), (e) any withholding tax imposed under FATCA, (f) any Taxes that are attributable to a Lender’s or Agent’s gross negligence or willful misconduct and (g) any interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (f) of this definition.

“Existing Credit Facilities” means, collectively, the (i) Revolving Credit, Term Loan and Security Agreement dated as of November 26, 2013, among GateHouse Media Intermediate Holdco, LLC, the additional borrowers named therein, the guarantors named therein, PNC Bank, National Association, as administrative agent, Crystal Financial LLC, as term loan B agent, and the lenders and other parties thereto, (ii) the Term Loan and Security Agreement dated as of November 26, 2013, among GateHouse Media Intermediate Holdco, LLC, the guarantors named therein and Mutual Quest Fund as lender and (iii) the Credit Agreement dated as of September 3, 2013, among Local Media Group, Inc., Local Media Group Holdings LLC, the subsidiary borrowers named therein, Capital One Business Credit Corp. as administrative agent and collateral agent, and the lenders and other parties thereto, as amended by Amendment No. 1 on October 17, 2013 and by Amendment No. 2 on February 28, 2014.

“Existing Revolving Credit Class” has the meaning specified in Section 2.25(b).

“Existing Term Loan Class” has the meaning specified in Section 2.25(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.25(b).

“Extended Term Loan” has the meaning specified in Section 2.25(a).

“Extending Lender” means an Extending Revolving Credit Lender or an Extending Term Lender, as the case may be.

“Extending Revolving Credit Lender” has the meaning specified in Section 2.25(c).

“Extending Term Lender” has the meaning specified in Section 2.25(c).

“Extension Amendment” has the meaning specified in Section 2.25(d).

“Extension Election” has the meaning specified in Section 2.25(c).

“Extension Request” means any Term Loan Extension Request or any Revolving Credit Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolving Credit Extension Series, as the case may be.

“Facility” means the Initial Term Loans, the Revolving Credit Facility, a given Extension Series of Extended Revolving Credit Commitments, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans, a given Class of Incremental Revolving Credit Commitments or a given Class of Replacement Loans (including the Fourth Amendment Replacement Term Loans), as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of September 3, 2014, by and among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means September 3, 2014.

“First Amendment Incremental Term Commitment” means, as to each Term Loan Lender, its obligation (if applicable) to make a First Amendment Incremental Term Loan to the Borrower pursuant to Section 2.1(a)(ii) in an aggregate amount not to exceed the amount specified opposite such Lender’s name on Schedule 2.1 under the caption “First Amendment Incremental Term Commitment” or in the Assignment and Acceptance (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.24 or Section 2.25). The aggregate amount of the First Amendment Incremental Term Commitments as of the First Amendment Effective Date is $25,000,000.

“First Amendment Incremental Term Loans” means the term loans made by the Lenders on the First Amendment Effective Date to the Borrower pursuant to Section 2.1(a)(ii); it being understood that except as set forth in the First Amendment and in this Agreement, the First Amendment Incremental Term Loans shall be of the same Class as the Initial Term Loans, shall have identical terms as the Initial Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Lenders, of this Agreement and the other Loan Documents.

“Foreign Asset Sale” has the meaning set forth in Section 2.10(g).

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Recovery Event” has the meaning set forth in Section 2.10(g).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated as of the Fourth Amendment Effective Date, by and among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Fourth Amendment Effective Date” means February 13, 2015.

“Fourth Amendment Refinanced Term Loans” means the Initial Term Loans, the First Amendment Incremental Term Loans and the Third Amendment Incremental Term Loans.

“Fourth Amendment Replacement Term Commitment” means, as to each Term Loan Lender, its obligation to make a Fourth Amendment Replacement Term Loan to the Borrower pursuant to Section 2.1(a)(iv) in an aggregate amount equal to such Term Loan Lender’s outstanding Fourth Amendment Refinanced Term Loans as of the Fourth Amendment Effective Date or in the Assignment and Acceptance (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.24 or Section 2.25). The initial aggregate principal amount of the Fourth Amendment Replacement Term Commitments as of the Fourth Amendment Effective Date is $327,000,000 (with a current balance of $325,875,000).

“Fourth Amendment Replacement Term Loans” means, the term loans made by the Lenders on the Fourth Amendment Effective Date to the Borrower pursuant to Section 2.1(a)(iv) which term loans shall replace the Fourth Amendment Refinanced Term Loans in accordance with Section 9.1(d) of this Agreement.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s pro rata share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is primarily engaged in marking, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person, (a) all Indebtedness of such Person of the types described in clauses (a), (c), (e) and (h) (solely with respect to Guarantee Obligations in respect of obligations of the kind referred to in clauses (a), (c) and (e) of the definition of “Indebtedness”) of the definition of “Indebtedness” that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date and (b) unreimbursed drawings under Letters of Credit, but excluding bank guarantees and similar instruments and revolving credit lines (including the Revolving Credit Facility), to the extent undrawn.

“Funding Office” means the office specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantor” means, collectively, Holdings, the Borrower and the Subsidiary Guarantors, together with any other Person that grants a Lien on any of its Property to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Guarantee Agreement” means collectively, (i) the Guarantee Agreement dated as of the Closing Date made by each of the signatories thereto, in favor of the Administrative Agent for the benefit of the Secured Parties and governed by the Laws of the State of New York, substantially in the form attached hereto as Exhibit D, together with any supplements or joinders thereto executed and delivered pursuant to Section 5.11 and (ii) any such other guarantee made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business, indemnification obligations incurred in the ordinary course of business or obligations in respect of indemnification, purchase price adjustments and earnouts incurred in connection with Permitted Acquisitions and Dispositions permitted under Section 6.5 and (ii) with respect to any Loan Party, Excluded Swap Obligations of such Loan Party. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors, together with any other Subsidiary of Holdings or the Borrower or any direct or indirect parent of Holdings added as a Guarantor at the election of the Borrower or pursuant to Section 5.11 (other than any Excluded Subsidiary).

“Guaranty” means the guaranty of each Guarantor pursuant to the Guarantee Agreements.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Historical Financial Statements” means (i) (A) the audited financial statements of New Media and its Subsidiaries for the immediately preceding fiscal year, consisting of balance sheets and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for such fiscal year, (B) the audited financial statements of GateHouse Media, LLC and its Subsidiaries for the fiscal year ended December 30, 2012, consisting of balance sheets and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for such fiscal year and (C) the audited financial statements of Dow Jones Local Media Group, Inc. and its Subsidiaries for the fiscal years ended June 30, 2013 and June 30, 2012, consisting of balance sheets and the related consolidated statements of operations, comprehensive income, equity and cash flows for such fiscal year and (ii) the unaudited financial statements of Holdings and its Subsidiaries as of the most recent fiscal quarter ended after the date of the most recent audited financial statements described in clause (i) of this definition, consisting of a balance sheet and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by a Responsible Officer that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” has the meaning set forth in the preamble.

“Holdings Entity” means any of the following Persons: Holdings and its direct Subsidiary, if any, on the Closing Date that is not the Borrower.

“Immaterial Subsidiaries” means the Restricted Subsidiaries of the Borrower that are not Material Subsidiaries.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning set forth in Section 2.24(f).

“Incremental Commitments” has the meaning set forth in Section 2.24(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.24(d).

“Incremental Lenders” has the meaning set forth in Section 2.24(c).

“Incremental Loan” has the meaning set forth in Section 2.24(b).

“Incremental Loan Request” has the meaning set forth in Section 2.24(a).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.24(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.24(c).

“Incremental Term Commitment” has the meaning set forth in Section 2.24(a) and shall include the First Amendment Incremental Term Loan Commitment and the Third Amendment Incremental Term Loan Commitment.

“Incremental Term Lender” has the meaning set forth in Section 2.24(c).

“Incremental Term Loans” has the meaning set forth in Section 2.24(b) and shall include the First Amendment Incremental Term Loans and the Third Amendment Incremental Term Loans.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) accounts payable and accrued expenses incurred in the ordinary course of such Person’s business, (ii) purchase price adjustment, earn-outs, holdbacks and contingent payment obligations to which the seller of such Property or services may become entitled; provided that, to the extent such payment is fixed and determinable and not otherwise contingent, the amount is paid within 90 days after the date such payment becomes fixed and determinable and not otherwise contingent and (iii) obligations incurred under ERISA or deferred employee or director compensation and accruals for employee expenses or obligations (including workers’ compensation and retiree medical care)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Stock of such Person; provided that, the obligations described in clauses (a) through (g) shall only constitute “Indebtedness” of a Person if and to the extent such obligations would constitute indebtedness or a liability on a balance sheet of such Person (or related footnotes) in accordance with GAAP, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that in no event shall obligations under any derivative transaction be deemed “Indebtedness” unless such obligations relate to a derivatives transaction which has been terminated. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 9.5.

“Indemnitee” has the meaning set forth in Section 9.5.

“Initial Revolving Credit Facility” means the Revolving Credit Facility as of the Closing Date.

“Initial Term Commitment” means, as to each Term Loan Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.1(a) in an aggregate amount not to exceed the amount specified opposite such Lender’s name under on Schedule 2.1 under the caption “Initial Term Commitment” or in the Assignment and Acceptance (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.24 or Section 2.25). The aggregate amount of the Initial Term Commitments is $200,000,000.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.1(a).

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, as to any Eurodollar Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Rate Loan and ending one, two, three or six months (or, if agreed by the relevant Revolving Credit Lenders or Term Loan Lenders, as applicable, 12 months or a shorter period) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months (or, if agreed by the relevant Revolving Credit Lenders or Term Loan Lenders, as applicable, 12 months or a shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M. (New York City time) on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto, provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)        any Interest Period that would otherwise extend beyond the Revolving Credit Maturity Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Maturity Date or such due date, as applicable;

(iii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv)       any Interest Period election with respect to the Fourth Amendment Refinanced Term Loans as in effect on the Fourth Amendment Effective Date shall apply to the ~~Initial Term Loans, the First Amendment Incremental Term Loans and the Third Amendment Incremental~~Fourth Amendment Replacement Term Loans.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Investment” means, as to any Person, (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment outstanding at any time shall be the original amount actually invested, reduced by any dividend, distribution, return of capital or repayment received by such Person in respect of the Investment, but otherwise without adjustment for subsequent increases or decreases in the value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(a)        securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)        debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and their Subsidiaries;

(c)        investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)        corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issuing Bank” means (a) Citizens Bank of Pennsylvania and (b) any Revolving Credit Lender from time to time designated by the Borrower as an Issuing Bank with the consent of such Revolving Credit Lender and the Administrative Agent or any successor issuer or Letters of Credit hereunder.

“Junior Indebtedness”    means Indebtedness of any Person so long as (i) such Indebtedness shall not require any amortization prior to the date that is six months following the Latest Maturity Date; (ii) the Weighted Average Life to Maturity of such Indebtedness shall be equal to or greater than the then remaining Weighted Average Life to Maturity of the outstanding Loans; (iii) the mandatory prepayment provisions, affirmative and negative covenants and financial covenants, if any, shall be no more restrictive than the corresponding provisions set forth in the Loan Documents other than those applicable only to periods after the Latest Maturity Date; (iv) such Indebtedness is either senior unsecured Indebtedness, Indebtedness subordinated on terms and conditions reasonably satisfactory to the Required Lenders or convertible notes; (v) if such Indebtedness is incurred by a Loan Party, such Indebtedness may be guaranteed by another Loan Party so long as (a) such Loan Party shall have also provided a guarantee of the Obligations substantially on the terms set forth in this Agreement and (b) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent; and (vi) if such Indebtedness is incurred by a Restricted Subsidiary of the Borrower that is not a Loan Party, such Indebtedness may be guaranteed by another Subsidiary of the Borrower that is not a Loan Party; provided that any Indebtedness which, by its terms, provides for amortization prior to the date that is six months after the Latest Maturity Date solely to the extent that such payment is permitted under Section 6.6 of this Agreement, shall be deemed Junior Indebtedness so long as the other conditions stated herein are satisfied.

“Junior Indebtedness Documentation” means any documentation governing any Junior Indebtedness.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.4(d).

“L/C Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Loan, any Replacement Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Law” means any law (including common law and the laws of equity), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, court decree or award of any Governmental Authority.

“Lenders” has the meaning set forth in the preamble hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letters of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Letter of Credit Expiration Date” has the meaning set forth in Section 2.4(a).

“Letter of Credit Fee” has the meaning set forth in Section 2.7(b).

“Letter of Credit Request” means a letter requesting the relevant Issuing Bank to issue a Letter of Credit, in a form acceptable to the Issuing Bank.

“Lien” means any mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, right of retention, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional or installment sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an Initial Term Loan, an Incremental Term Loan, a Replacement Loan, a Revolving Credit Loan and a Swing Line Loan, in each case, whether or not subject to an Extension.

“Loan Documents” means this Agreement, the Security Documents, the Guarantee Agreements, the Letter of Credit Requests, the Notes, any Incremental Amendment, any Extension Amendment and any amendment in respect of Replacement Loans.

“Loan Increase” means a Term Loan Increase or Incremental Revolving Credit Commitment.

“Loan Parties” means the collective reference to Holdings, the Borrower and each Guarantor; provided that if any direct or indirect parent of Holdings has been added as a Grantor at the request of the Borrower, “Loan Parties” shall include such direct or indirect parent of Holdings.

“Management Agreement”    means that certain Management and Advisory Agreement, dated as of the date hereof, among New Media and Holdings, as amended, supplemented or otherwise modified in accordance with Section 6.17.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect”  means (a) a material adverse effect on the business, assets, financial condition or results of operations of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Administrative Agent or the Lenders, taken as a whole, under the Loan Documents or on the Administrative Agent’s enforceability of Liens on the Collateral for the benefit of the Secured Parties or the priority of such Liens or (c) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document.

“Material Non-Public Information” means, with respect to the Borrower or any of the Restricted Subsidiaries, information that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive Material Non-Public Information with respect to the Borrower, any of the Restricted Subsidiaries or Affiliates) or has not otherwise been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Loans.

“Material Subsidiary” means, at any time, (i) each Restricted Subsidiary of the Borrower which represents (a) 5.0% or more of the Borrower’s Total Assets or (b) 5.0% or more of the Borrower’s Consolidated EBITDA, in each case as determined at the end of the most recent fiscal quarter of the Borrower based on the financial statements of the Borrower delivered pursuant to Section 5.1(a) and Section 5.1(b) or (ii) any Subsidiary of the Borrower designated by notice in writing given by the Borrower to the Administrative Agent to be a “Material Subsidiary” ; provided that any such Subsidiary so designated as a “Material Subsidiary” shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless otherwise agreed to by the Borrower and the Administrative Agent or unless such Material Subsidiary ceases to be a Subsidiary in a transaction not prohibited hereunder. Schedule I contains a list of all Material Subsidiaries as of the Closing Date.

“Maturity Date” means (i) with respect to the ~~Initial Term Loans, the First~~Fourth Amendment ~~Incremental Term Loans and the Third Amendment Incremental~~Replacement Term Loans, the sixth anniversary of the Closing Date; (ii) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”); (iii) with respect to any tranche of Extended Term Loans, Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders and (iv) with respect to any Incremental Loans ~~(other than the First Amendment Incremental Term Loans and the Third Amendment Incremental Term Loans)~~ or Incremental Revolving Credit Commitments ~~(other than the Third Amendment Incremental Revolver Increase)~~, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means collectively, each of the deeds of trust, trust deeds, hypothecs and mortgages, whether in the same or a separate agreement, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent taking into consideration the law of the jurisdiction in which such mortgage, deed of trust, trust deed or hypothec is to be recorded, registered or filed, to the extent applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Net Cash Proceeds” (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents actually received by any NM Group Member (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when such cash or Cash Equivalents is received) of such Asset Sale or Recovery Event, net of (1) attorneys’ fees, accountants’ fees and investment banking fees paid to third parties that are not NM Group Members, (2) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) or otherwise subject to mandatory prepayment as a result of such Asset Sale or Recovery Event, and all accrued interest, premiums and fees incurred and payable in connection with the repayment of such Indebtedness, (3) other customary fees paid to third parties that are not NM Group Members, (4) expenses actually incurred in connection therewith, including any and all costs incurred and payable in connection with the repair and/or restoration of any property in connection with any Recovery Event with respect to such property and (5) taxes paid or reasonably estimated to be payable, and any amounts that would be paid or would be payable to cover tax obligations of a parent company or Tax Group pursuant to Section 6.6(j)(C), as a result thereof and of any transactions (including any transactions deemed to occur as a result of such transactions) reasonably necessary to effectuate the relevant prepayment (after taking into account any available tax credits or deductions and any tax sharing arrangements) and the amount of any reserves established to fund indemnification payments (fixed or contingent) or other contingent liabilities (including purchase price adjustments, payments made in connection with non-compete agreements, retained liabilities (such as pension and other post-employment benefit liabilities and liabilities related to environmental matters)) reasonably estimated to be payable as a result thereof; and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds actually received from such issuance or incurrence, net of any reasonable acquisition or construction costs, attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith. Notwithstanding the foregoing, the amount of Net Cash Proceeds from any Asset Sale or Recovery Event, issuance or sale of debt securities or the incurrence of loans received by any NM Group Member that is not a Wholly-Owned Subsidiary shall be deemed to equal the amount received by the non-Wholly-Owned Subsidiary multiplied by the pro rata amount of Capital Stock of such non-Wholly-Owned Subsidiary beneficially owned by the NM Group Members; provided that, in the event that any Contractual Obligation of such non-Wholly-Owned Subsidiary or Requirement of Law prohibits a distribution of such Net Cash Proceeds, such Net Cash Proceeds shall be deemed to have been received by an NM Group Member upon the earlier of (x) the date of the actual receipt of such Net Cash Proceeds by the Borrower or a Wholly-Owned Subsidiary holding an ownership interest in such non-Wholly-Owned Subsidiary and (y) the date such Net Cash Proceeds are first permitted to be distributed by such non-Wholly-Owned Subsidiary to the Borrower or a Wholly-Owned Subsidiary holding an ownership interest in such non-Wholly-Owned Subsidiary.

“New Media” means New Media Investment Group Inc.

“NM Group Members”  means the Borrower, Holdings and each Restricted Subsidiary of the Borrower.

“Non-Consenting Lender” has the meaning specified in Section 2.23(a).

“Non-Defaulting Lender” has the meaning specified in Section 2.22(a)(iv).

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Wholly Owned Subsidiary” means any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Loan Party to the extent designated by notice in writing given by the Borrower to the Administrative Agent to be a “Non-Wholly Owned Subsidiary.”

“Note” means any promissory note evidencing any Loan.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party arising under any Specified Hedge Agreement, and (z) Cash

Management Obligations under each Secured Cash Management Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligations of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party in accordance with the terms of any Loan Document. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower, the Administrative Agent and any applicable Qualified Counterparty or Cash Management Bank, the obligations of Holdings, the Borrower or any Subsidiary of the Borrower under any Specified Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee Agreements only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Obligations under Specified Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” has the meaning set forth in Section  3.21. ~~3.21.~~

“OID” means original issue discount.

“Organizational Documents”  means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Indebtedness” has the meaning set forth in the definition of “Refinancing Indebtedness”.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding principal amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursement of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related

L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (excluding, in each case, amounts imposed on an assignment, a grant of a participation or other transfer of an interest in any Loan or Loan Document).

“Pari Passu Lien Obligations” means all Obligations other than the Priority Lien Obligations.

“Participant” has the meaning set forth in Section 9.6(b).

“Participant Register” has the meaning set forth in Section 9.6(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Payment Conditions” ~~shall mean~~means the satisfaction of each of the following conditions both before and after giving effect to such Restricted Payment on a Pro Forma Basis: (i) there shall be at least $10,000,000 of availability under the Revolving Credit Facility, (ii) the Total Leverage Ratio, calculated on a Pro Form Basis, does not exceed 3.00:1.00 for such fiscal quarter or the immediately preceding fiscal quarter and (iii) no Event of Default has occurred and is continuing.

“Payment Office”    means the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which any NM Group Member or any corporation, trade or business that is, along with such NM Group Member, a member of a Commonly Controlled Entity, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permit” means any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation of, by or from any Governmental Authority.

“Permitted Acquisition” means any acquisition of the assets or Equity Interests of another Person (the “target”) so long as: (a) evidence that no Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition, (b) evidence demonstrating that the target or property is in a similar business or business permitted under Section 6.14, (c) after giving effect to any pro forma adjustments reasonably acceptable to the Administrative Agent, the target shall have positive Consolidated EBITDA, (d) after giving effect to such acquisition on a Pro Forma Basis, the Total Leverage Ratio shall be equal to or lower than 3:00 to 1:00, (e) after giving effect to such acquisition, there shall be at least $10,000,000 of availability under the Revolving Credit Facility, (f) the Administrative Agent shall have received financial statements with respect to the target to the extent reasonably available, (g) with respect to any target the securities of which are listed on a national securities exchange, such acquisition shall be approved by the board of directors (or equivalent governing body) or the shareholders (or equivalent) of the target, (h) with respect to any acquisition of a target that would constitute at least 25% of Consolidated EBITDA after giving effect to such acquisition on a Pro Forma Basis, the Administrative Agent shall have received either (i) a quality of earnings report with respect to such target or (ii) audited financial statements of such target, in each case in form and substance reasonably acceptable to the Administrative Agent, and (i) if required pursuant to Section 5.11, the target shall (i) be added as a Guarantor and (ii) grant to the Administrative Agent a first priority security in all assets of such target, subject to documentation reasonably satisfactory to the Administrative Agent.

“Permitted Holders”    means any of (a) the Sponsor and (b) members of management of Holdings and its Subsidiaries.

“Permitted Ratio Debt” has the meaning set forth in Section 6.2(h).

“Person” means an individual, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, at a particular time, any employee benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.2.

“Pledge Agreement” means collectively, (i) the Pledge Agreement, dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form attached hereto as Exhibit E, together with any supplements or joinders thereto executed and delivered pursuant to Section 5.11 and (ii) any such other pledge agreement made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity” means, with respect to each Grantor, the shares of Capital Stock of any other Person in which such Grantor has granted a security interest to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement.

“Post-Closing Actions” has the meaning set forth in Section 5.13.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Priority Lien Obligations” means all Obligations owing to any Lender in its capacity as a Revolving Credit Lender, a Term Loan Lender, the Swing Line Lender acting in such capacity or any Issuing Bank in its capacity as the issuer of any Letter of Credit.

“Pro Forma Basis” means, for purposes of determining compliance with the financial covenant contained in Section 6.1 or for purposes of calculating the Total Leverage Ratio as of any date, compliance with the provisions of Section 6.1 or calculation of such financial ratio for the Test Period most recently ended for which financial statements have been delivered pursuant to Section 5.1, determined on a pro forma basis by giving pro forma effect to (A)(1) the Transactions, (2) all Permitted Acquisitions, (3) all Investments and Consolidated Capital Expenditures and (4) all Dispositions of any material assets outside of the ordinary course of business (and in each case, the incurrence or repayment of any Indebtedness in connection therewith) that have occurred during the Test Period most recently ended (or, if such calculation is being made for the purpose of determining whether (i) any proposed acquisition will constitute (or will be permitted as) a Permitted Acquisition or there is compliance with Section 2.24(d)(iv) or Section 6.2(h), (ii) any Indebtedness or Liens may be incurred or (iii) any Disposition or Restricted Payment made, (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made), (B) actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months after the end of such Test Period, in each case, as if they occurred on the first day of such Test Period and (C) all management fees, incentive fees and expenses triggered, implemented, incurred, increased or accrued as a result of any such transaction or actions, in each case as if such management fees, incentive fees and expenses were paid commencing on the first day of such Test Period and giving effect to the “run rate” thereof. Whenever pro forma effect is to be given to any such transaction or such action, the pro forma calculations shall be made in good faith by a Responsible Officer of Holdings and may include expected “run rate” cost savings, operating expense reductions and synergies projected by Holdings in good faith to result from such transactions or actions (without duplication of actual cost savings, operating expense reductions and synergies), as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period and as if such “run rate” cost savings, operating expense reductions and synergies were realized during the entirety of such Test Period, to the extent (x) Holdings in good faith believes that such “run rate” cost savings, operating expense reductions and synergies are reasonably identifiable, factually supportable, (y) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months after the end of such Test Period and (z) no amounts shall be added back as a pro forma adjustment hereunder to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated EBITDA.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Credit Commitment or Revolving Credit Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Credit Exposure of that Lender by (b) the aggregate Revolving Credit Exposure of all Lenders; and (iii) with respect to all payments, computations and other matters relating to the Commitments or Loans of any Lender under any other Class, the percentage obtained by dividing (a) the aggregate Commitments and, if applicable and without duplication, Loans of such Lender under such Class by (b) the aggregate Commitments and, if applicable and without duplication, Loans of all Lenders under such Class; provided that, if the Commitments under such Class have been terminated, then the Pro Rata Share of each Lender under such Class shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, the Revolving Credit Exposure and the aggregate Commitments and, if applicable and without duplication, Loans under each other Class of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure, the aggregate Revolving Credit Exposure and the aggregate Commitments and, if applicable and without duplication, Loans under each other Class of all Lenders.

“Projections” has the meaning set forth in Section 5.2(b).

“Property” means any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including, without limitation, Equity Interests.

“Public Lenders” has the meaning set forth in Section 5.2.

“Qualified Counterparty” means, with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent, including, without limitation, any Hedge Agreement entered into prior to the Closing Date by an Agent or an Affiliate of an Agent in connection with the Facilities; provided that, in the event a counterparty to a Hedge Agreement at the time such Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents; provided, further that, with respect to any Hedge Agreement entered into prior to the Closing Date, any counterparty thereto shall be a “Qualified Counterparty” if such counterparty was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent as of the Closing Date.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Person” means an institution that is both (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and (b) (i) a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, (ii) not formed for the purpose of acquiring an interest in this Agreement and (iii) if it is a trust, fund or other entity other than a bank or financial institution, the Loans constitute in the aggregate no more than 40% of its assets or capital.

“Quarterly Excess Cash Flow” has the meaning set forth in Section 2.26(b).

“Real Property” means any real property the fee interest in which is now owned or hereafter acquired by Holdings or its Subsidiaries and the improvements thereto.

“Recovery Event” means the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any NM Group Member in an amount in excess of $1,000,000.

“Refinanced Loans” has the meaning set forth in Section 9.1(d).

“Refinancing” has the meaning set forth in the recitals hereto.

“Refinancing Indebtedness” means with respect to any Indebtedness (the “Original Indebtedness”), modifications, refinancing, refundings, renewals, replacements or extensions of such Original Indebtedness, or Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such Original Indebtedness; provided that:

(i)          the principal amount (or accreted value, if applicable) plus unfunded commitments of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) plus unfunded commitments of the Original Indebtedness (plus any related fees and expenses and other amounts paid, unpaid accrued interest and premium thereon);

(ii)         the average life to maturity of such Refinancing Indebtedness is greater than or equal to (and the maturity of such Refinancing Indebtedness is no earlier than) that of the Original Indebtedness;

(iii)        the Refinancing Indebtedness shall not have different obligors than the obligors under the Loans or greater guarantees or security than the guarantees and security provided in respect of the Obligations;

(iv)        if the Original Indebtedness is subordinated in right of payment to the Obligations, such Refinancing Indebtedness shall be subordinated in right of payment on terms and conditions reasonably satisfactory to the Administrative Agent; and

(v)         to the extent the Liens securing such Original Indebtedness are subordinated to the Liens securing the Obligations, the Liens, if any, securing such Refinancing Indebtedness are subordinated to the Liens securing the Obligations pursuant to intercreditor arrangements reasonably acceptable to the Administrative Agent.

“Refunded Swing Line Loans” has the meaning set in Section 2.3(b)(iv).

“Register” has the meaning set forth in Section 9.6(d).

“Regulation H” means Regulation H of the Board as in effect from time to time.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reimbursement Date” with respect to any drawing under a Letter of Credit, the date on which such drawing is honored by the Issuing Bank (so long as the Borrower receives notice by 10:00 ~~a~~A.~~m~~M . (New York City time) on the date such drawing is honored, and otherwise, the first Business Day following receipt of such notice.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse each Issuing Bank pursuant to Section 2.4(d) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Rejection Notice” has the meaning set forth in Section 2.10(f).

“Related Fund” means, with respect to any Lender, any person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an affiliate of such Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Loans” has the meaning specified in Section 9.1.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived.

“Repricing Transaction” means (a) the prepayment, refinancing, substitution, replacement or conversion of all or a portion of the ~~Initial Term Loans, the First~~Fourth Amendment ~~Incremental Term Loans or the Third Amendment Incremental~~Replacement Term

Loans with the incurrence by the Borrower or any Subsidiary of any Indebtedness under any credit facilities that results in the reduction of the All-In Yield of such Indebtedness relative to the ~~Initial Term Loans, the First~~Fourth Amendment ~~Incremental Term Loans or the Third Amendment Incremental~~Replacement Term Loans so repaid, refinanced, substituted, replaced or converted and (b) any amendment to this Agreement that results in the reduction of the All-In Yield applicable to the ~~Initial Term Loans, the First~~Fourth Amendment ~~Incremental Term Loans or the Third Amendment Incremental~~Replacement Term Loans, excluding, in each case, for avoidance of doubt, any such reductions in connection with a Change of Control; provided, that, for the avoidance of doubt, a Repricing Transaction does not include any prepayment, repayment or refinancing, as the case may be, in connection with a Change of Control.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that (i) to the same extent specified in Section 9.6(h) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders and (ii) the Total Outstandings and unused Commitments of any Debt Investment Affiliates shall only be included to the same extent as for any calculation of the Required Lenders pursuant to Section 9.6(j).

“Required Lenders” means, at any time, the holders of more than 50% of the sum of (x) the aggregate unpaid principal amount of the Term Loans then outstanding and (y) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that (a) the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) if at any time there are (i) two (2) Lenders, Required Lenders shall include both Lenders and (ii) three (3) or more Lenders, Required Lenders shall include the lesser of all Lenders or at least three (3) unaffiliated Lenders.

“Requirement of Law” means, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary or assistant secretary, board member or manager (if an officer), treasurer or assistant treasurer, vice president or other similar officer or Person performing similar functions, of such Person; provided that, with respect to financial matters, the Responsible Officer shall be the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of Holdings; provided, further that if Holdings can provide financial information of a direct or indirect parent entity pursuant to Section 1.5, the Responsible Officer shall be the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such direct or indirect parent entity.

“Restricted Payments”  means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend (x) payable solely in shares of that class of stock to the holders of that class or (y) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Restricted Subsidiary, the applicable Loan Party or Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, or any payment (other than a payment constituting a Permitted Investment) (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Junior Indebtedness (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted), any preferred stock, and any Indebtedness convertible into any class of stock of the Borrower or any of its Restricted Subsidiaries.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary).

“Revolving Credit Borrowing”  means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.2(a).

“Revolving Credit Commitment” means as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.2, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Total Revolving Credit Commitments as of the ~~Third~~Fourth Amendment Effective Date is $~~75,000,000.~~25,000,000.

“Revolving Credit Commitment Period” means the period from the Business Day following the Closing Date to the Revolving Credit Maturity Date.

“Revolving Credit Exposure”  means, with respect to each Revolving Credit Lender, the sum of the outstanding amount of such Revolving Credit Lender’s Revolving Credit Loans and its pro rata share of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Extension Request” has the meaning set forth in Section 2.25(b).

“Revolving Credit Extension Series” has the meaning set forth in Section 2.25(b).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments ~~(including the Third Amendment Incremental Revolver Increase)~~ at such time.

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans” has the meaning set forth in Section 2.2 and includes Revolving Credit Loans under the Initial Revolving Credit Facility and Loans made pursuant to Incremental Revolving Credit Commitments and Extended Revolving Credit Commitments.

“Revolving Credit Maturity Date” has the meaning set forth in the definition of “Maturity Date”.

“Revolving Credit Note” has the meaning set forth in Section 2.6(d).

“Revolving Credit Percentage” means, as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

“Revolving Extensions of Credit” means, as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Cash Management Agreement”    means any Cash Management Agreement that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank; and designated in writing by the Cash Management Bank and the Borrower to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Parties” means the collective reference to the Administrative Agent, the Lenders (including any Issuing Bank in its capacity as Issuing Bank), the Swing Line Lender, any Qualified Counterparties and any Cash Management Banks.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Documents” means the collective reference to (i) the Pledge Agreements, (ii) the Collateral Agreements, (iii) the Mortgages and (iv) all other security documents now or hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan” means any Plan other than a Multiemployer Plan.

“Solvent” as of any date of determination, with respect to the NM Group Members viewed for all purposes of this definition on a consolidated basis, that (a) the sum of the debt (including contingent liabilities) of the NM Group Members does not exceed the present fair saleable value of the present assets of the NM Group Members; (b) the capital of the NM Group Members is not unreasonably small in relation to their business as contemplated on such date or with respect to any transaction contemplated to be undertaken after such date; and (c) the NM Group Members have not incurred, and do not intend to incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Hedge Agreement” means any Hedge Agreement (a) entered into prior to or after the Closing Date by (i) the Borrower and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement, provided, that any release of Collateral or Loan Parties effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Guarantee Agreement except as provided in Section 9.15.

“Specified Representations” means those representations and warranties made in Sections 3.3(a) (with respect to the organizational existence of the Loan Parties only), 3.4 (other than clause (c), 3.5(i), 3.11, 3.14, 3.19, 3.20 and solely to the extent it would be unlawful for the Lenders to extend the Loans, 3.21.

“Sponsor” means Fortress Investment Group LLC, or any one or more Affiliates managed exclusively by Fortress Investment Group, LLC.

“Subsidiary” means, as to any Person; (a) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned (i) by such Person, (ii) by such Person and one or more subsidiaries of such Person, or (iii) by one or more subsidiaries of such Person; or (b) any trust, partnership, joint venture or other entity as to which such Person, or one or more subsidiaries of such Person, owns more than 50% of the voting ownership, equity or similar interest, of such trust, partnership, joint venture or other entity, as the case may be.

“Subsidiary Guarantor” means each Subsidiary of the Borrower providing a guarantee of the Obligations pursuant to a Guarantee Agreement.

“Swap Obligation” has the definition set forth in the definition of “Excluded Swap Obligation.”

“Swing Line Lender” means Citizens Bank of Pennsylvania, in its capacity as the lender of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loans” has the meaning set forth in Section 2.3(a).

“Swing Line Note” has the meaning set forth in Section 2.6(d).

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means the lesser of (i) $5,000,000 and (ii) the aggregate unused amount of Revolving Credit Commitments then in effect.

“Syndication Agent” has the meaning set forth in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Group” has the meaning set forth in Section 6.6(j).

“Term Commitment” means, as to each Term Loan Lender, its Initial Term Commitment and/or Incremental Term Commitment or a Commitment with respect to Replacement Loans as the context may require.

“Term Loan” means any Initial Term Loan, Incremental Term Loan, Extended Term Loan or Replacement Loan (including the Fourth Amendment Replacement Term Loans), as the context may require.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided, at any time prior to the making of the Initial Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Initial Term Commitment.

“Term Loan Extension Request” has the meaning set forth in Section 2.25(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.25(a).

“Term Loan Facility” means any Facility consisting of Term Loans and/or the related Term Commitments.

“Term Loan Increase” has the meaning set forth in Section 2.24(a).

“Term Loan Lenders” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan Percentage” means, as to any Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Terminated Lender” has the meaning set forth in Section 2.23.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters (taken as one accounting period) of the NM Group Members most recently ended for which financial statements have been or are required to be delivered pursuant to Section 5.1 on or before the relevant date of determination.

“Third Amendment” means that certain Third Amendment to Credit Agreement dated as of the Third Amendment Effective Date, by and among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Third Amendment Effective Date” means January 9, 2015.

“Third Amendment Incremental Revolver Increase” has the meaning set forth in the recitals.

“Third Amendment Incremental Revolver Increase Availability Period” means the period from the Third Amendment Effective Date to the earlier of (i) the date on which the Borrower repays all outstanding principal and accrued interest with respect to the outstanding Third Amendment Incremental Revolving Credit Loans with the proceeds of the Equity Contribution and terminates the Incremental Revolving Credit Commitments corresponding thereto and (ii) the Conversion Date.

“Third Amendment Incremental Revolving Credit Loans” has the meaning set forth in the recitals.

“Third Amendment Incremental Term Commitment” means, as to each Term Loan Lender, its obligation (if applicable) to make a Third Amendment Incremental Term Loan to the Borrower pursuant to Section 2.1(a)(iii) in an aggregate amount not to exceed the amount specified opposite such Lender’s name on Schedule 2.1 under the caption “Third Amendment Incremental Term Commitment” or in the Assignment and Acceptance (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.24, Section 2.25 or Section 2.27). The aggregate amount of the Third Amendment Incremental Term Commitments as of the Third Amendment Effective Date is $102,000,000.

“Third Amendment Incremental Term Loans” means the term loans made by the Lenders on the Third Amendment Effective Date to the Borrower pursuant to Section 2.1(a)(iii)~~;~~, it being understood that except as set forth in the Third Amendment and in this Agreement, the Third Amendment Incremental Term Loans, shall have identical terms as the Initial Term Loans and the First Amendment Incremental Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Lenders, of this Agreement and the other Loan Documents.

“Total Assets” means, at any date of determination, the total assets of the NM Group Members (or such other Person as may be expressly stated), determined on a consolidated basis in accordance with GAAP, as shown on the most recently provided Historical Financial Statements or the most recent consolidated balance sheet of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b), as applicable.

“Total Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA of the NM Group Members for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Commitments” means, at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings and issuances or deemed issuances of Letters of Credit hereunder on the Closing Date, (b) the consummation of the Refinancing on the Closing Date and (c) the payment of the Transaction Expenses.

“Transferee” has the meaning set forth in Section 9.14.

“Type” means, as to any Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

“Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States Tax Compliance Certificate” has the meaning set forth in Section 2.18(d)(ii)(C).

“Unreimbursed Amount” has the meaning set forth in Section 2.4(e).

“U.S. Lender” means any Lender that is not a Foreign Lender.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Subsidiary” means, as to any NM Group Member, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by the NM Group Members directly and/or through other Wholly-Owned Subsidiaries.

    1.2      Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

    (b)      As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Borrower and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that if the Borrower notifies the Administrative Agent to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)      The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)      The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)      All calculations of financial ratios set forth herein shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f)      As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

(g)      A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

(h)      A reference to the Issuing Bank, unless otherwise specified, shall be deemed to refer to the applicable Issuing Bank or applicable Issuing Banks with respect to the Letter of Credit or Letters of Credit issued by such Issuing Bank or Issuing Banks.

1.3      Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in the definition of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.

1.4      Guaranties of Hedging Obligations.  Notwithstanding anything else to the contrary in any Loan Document, no Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Loan Document with respect to such Guarantor guaranteeing or providing security for the Obligations shall be deemed to be all Obligations other than the Excluded Swap Obligations.

1.5      Financial Information.  Notwithstanding anything to the contrary in this Agreement, Holdings may satisfy its obligations to deliver any financial information under Section 5.1 by furnishing financial information of a direct or indirect parent entity of Holdings to the extent there are no material differences as determined by the Administrative Agent in its reasonable discretion and which financial statements shall include unconsolidated information with respect to Holdings; provided that in the event the Administrative Agent determines that there are material differences, then upon request by the Administrative Agent and (x) within 45 days after the date of such request with respect to quarterly financial statements or (y) within 60 days after the date of such request with respect to annual financial statements, Holdings shall deliver (i) calculations made in good faith by a Responsible Officer of Holdings to eliminate the effect of such differences on a pro forma basis or (ii) separate such financial statements of Holdings and its consolidated Subsidiaries.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

 2.1        Term Loan Facility.

  (a)       Term Loans.Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make an initial term loan (the “Initial Term Loan”) denominated in Dollars to the Borrower on the Closing Date in an amount equal to the amount of the Initial Term Commitment of such Lender, provided that, there may only be one Borrowing Date for the Initial Term Loan and any remaining Initial Term Commitment that is not borrowed shall automatically expire on such Borrowing Date. The Initial Term Loans may from time to time be Eurodollar Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1 and 2.11; provided, however, that the Initial Term Loan made on the Closing Date may only consist of Base Rate Loans unless the Borrower delivers a funding indemnity letter, in form and substance reasonably acceptable to the Administrative Agent, not less than three (3) Business Days prior to the Closing Date. Subject to Sections 2.5, 2.9 and 2.10, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Maturity Date with respect thereto. Amounts repaid or prepaid on the Initial Term Loans may not be reborrowed.

(ii)         Subject to the terms and conditions hereof, the Term Loan Lenders with a First Amendment Incremental Term Commitment severally agree to make an Incremental Term Loan (the “First Amendment Incremental Term Loan”) denominated in Dollars to the Borrower on the First Amendment Effective Date in an amount equal to the amount of the First Amendment Incremental Term Commitment of such Lender, provided that, there may only be one Borrowing Date for the First Amendment Incremental Term Loan and any remaining First Amendment Incremental Term Commitment that is not borrowed shall automatically expire on such Borrowing Date. The First Amendment Incremental Term Loans may from time to time be Eurodollar Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1 and 2.11; provided, however, that the First Amendment Incremental Term Loan made on the First Amendment Effective Date may only consist of Base Rate Loans unless the Borrower delivers a funding indemnity letter, in form and substance reasonably acceptable to the Administrative Agent, not less than three (3) Business Days prior to the First Amendment Effective Date. Subject to Sections 2.5, 2.9 and 2.10, all amounts owed hereunder with respect to the First Amendment Incremental Term Loans shall be paid in full no later than the Maturity Date with respect thereto. Amounts repaid or prepaid on the First Amendment Incremental Term Loans may not be reborrowed.

(iii)        Subject to the terms and conditions hereof, the Term Loan Lenders with a Third Amendment Incremental Term Commitment severally agree to make a Third Amendment Incremental Term Loan denominated in Dollars to the Borrower on the Third Amendment Effective Date in an amount equal to the amount of the Third Amendment Incremental Term Commitment of such Lender, provided that, there may only be one Borrowing Date for the Third Amendment Incremental Term Loan and any remaining Third Amendment Incremental Term Commitment that is not borrowed shall automatically expire on such Borrowing Date. The Third Amendment Incremental Term Loans may from time to time be Eurodollar Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1 and 2.11; provided, however, that the Third Amendment Incremental Term Loan made on the Third Amendment Effective Date may only consist of Base Rate Loans unless the Borrower delivers a funding indemnity letter, in form and substance reasonably acceptable to the Administrative Agent, not less than one (1) Business Day prior to the Third Amendment Effective Date. Subject to Sections 2.5, 2.9 and 2.10, all amounts owed hereunder with respect to the Third Amendment Incremental Term Loans shall be paid in full no later than the Maturity Date with respect thereto. Amounts repaid or prepaid on the Third Amendment Incremental Term Loans may not be reborrowed.

(iv)         Subject to the terms and conditions hereof, the Term Loan Lenders with a Fourth Amendment Replacement Term Commitment severally agree to make a Fourth Amendment Replacement Term Loan denominated in Dollars to the Borrower on the Fourth Amendment Effective Date in an amount equal to the amount of the Fourth Amendment Replacement Term Commitment of such Lender, provided that, there may only be one Borrowing Date for the Fourth Amendment Replacement Term Loan and any remaining Fourth Amendment Replacement Term Commitment that is not borrowed shall automatically expire on such Borrowing Date. The Fourth Amendment Replacement Term Loans may from time to time be Eurodollar Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1 and 2.11; provided, however, that the Fourth Amendment Replacement Term Loan made on the Fourth Amendment Effective Date may only consist of Eurodollar Rate Loans and shall have the same Interest Period(s) as the Interest Period(s) applicable to the Fourth Amendment Refinanced Term Loans as of the Fourth Amendment Effective Date. Subject to Sections 2.5, 2.9 and 2.10, all amounts owed hereunder with respect to the Fourth Amendment Replacement Term Loans shall be paid in full no later than the Maturity Date with respect thereto. Amounts repaid or prepaid on the Fourth Amendment Replacement Term Loans may not be reborrowed.

  (b)       Procedure for Term Loan Borrowing.The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one (1) Business Day prior to the Closing Date) requesting that the Term Loan Lenders make the Initial Term Loans on the Closing Date. Upon receipt of such Borrowing Notice, which notice shall be irrevocable, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 10:00 A.M., New York City time, on the Closing Date, each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan to be made by such Lender. The Administrative Agent shall promptly make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in Dollars.

 (ii)       The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one (1) Business Day prior to the First Amendment Effective Date) requesting that the Term Loan Lenders with a First Amendment Incremental Term Commitment make the First Amendment Incremental Term Loans on the First Amendment Effective Date. Upon receipt of such Borrowing Notice, which notice shall be irrevocable, the Administrative Agent shall promptly notify each Term Loan Lender with a First Amendment Incremental Term Commitment thereof. Not later than 10:00 A.M., New York City time, on the First Amendment Effective Date, each Term Loan Lender with a First Amendment Incremental Term Commitment shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the First Amendment Incremental Term Loan to be made by such Lender. The Administrative Agent shall promptly make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in Dollars.

(iii)       The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one (1) Business Day prior to the Third Amendment Effective Date) requesting that the Term Loan Lenders with a Third Amendment Incremental Term Commitment make the Third Amendment Incremental Term Loans on the Third Amendment Effective Date. Upon receipt of such Borrowing Notice, which notice shall be irrevocable, the Administrative Agent shall promptly notify each Term Loan Lender with a Third Amendment Incremental Term Commitment thereof. Not later than 10:00 A.M., New York City time, on the Third Amendment Effective Date, each Term Loan Lender with a Third Amendment Incremental Term Commitment shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Third Amendment Incremental Term Loan to be made by such Lender. The Administrative Agent shall promptly make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in Dollars.

(iv)       The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one (1) Business Day prior to the Fourth Amendment Effective Date) requesting that the Term Loan Lenders with a Fourth Amendment Replacement Term Commitment make the Fourth Amendment Replacement Term Loans on the Fourth Amendment Effective Date. Upon receipt of such Borrowing Notice, which notice shall be irrevocable, the Administrative Agent shall promptly notify each Term Loan Lender with a Fourth Amendment Replacement Term Commitment thereof. It is acknowledged and agreed that, in accordance with the terms of Section 9.1(d) and notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Fourth Amendment Refinanced Term Loans shall be replaced on the Fourth Amendment Effective Date by the Fourth Amendment Replacement Term Loans through a “cashless roll” of such Fourth Amendment Refinanced Term Loans by converting the Fourth Amendment Refinanced Term Loans of the Term Loan Lenders with a Fourth Amendment Replacement Term Commitment into Fourth Amendment Replacement Term Loans and, for the avoidance of doubt, the Loan Parties shall have no further obligations with respect to the Fourth Amendment Refinanced Term Loans.

  2.2     Revolving Credit Commitments.  (a)  (i) During the Revolving Credit Commitment Period for such Class, subject to the terms and conditions hereof, each Lender severally agrees to make loans denominated in Dollars (each such loan, a “Revolving Credit Loan”) of any Class pursuant to this Section 2.2 to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Credit Commitment for such Class; provided, that after giving effect to the making of any Revolving Credit Loans in no event shall the Outstanding Amount of the Revolving Credit Loans, L/C Obligations and Swing Line Loans exceed the Revolving Credit Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Credit Commitment Period. Each Lender’s Revolving Credit Commitment of any Class shall expire on the Revolving Credit Maturity Date for such Class and all Revolving Credit Loans for such Class and all other amounts owed hereunder with respect to the Revolving Credit Loans for such Class and the Revolving Credit Commitments for such Class shall be paid in full no later than such date. Any Revolving Credit Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Base Rate Loans unless the Borrower delivers a funding indemnity letter, in form and substance reasonably acceptable to the Administrative Agent, not less than three (3) Business Days prior to the Closing Date.

(ii)           Notwithstanding anything in the foregoing to the contrary, Citizens Bank of Pennsylvania, in its capacity as a Revolving Credit Lender, will make a Third Amendment Incremental Revolving Credit Loan in an aggregate amount not to exceed $50,000,000 available to the Borrower on the Third Amendment Effective Date; provided that, (A) the Borrower shall have the right to repay Citizens Bank of Pennsylvania on a non-pro rata basis, prior to the Conversion Date, with the proceeds of an equity contribution, directly or indirectly, from New Media to the Borrower (the “Equity Contribution”), all or a portion of the outstanding principal and accrued interest with respect to such Third Amendment

Incremental Revolving Credit Loan and (B) on the Conversion Date, any outstanding principal amount of such Third Amendment Incremental Revolving Credit Loan that has not been repaid shall be converted into a Third Amendment Incremental Term Loan pursuant to Section 2.27; provided further, that the Revolving Credit Commitment with respect to any portion of the Third Amendment Incremental Revolving Credit Loan that is repaid shall be deemed automatically terminated in connection with such repayment.

  (b)       Borrowing Mechanics for Revolving Credit Loans.

  (i)       Except pursuant to Section 2.4(d), Revolving Credit Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Credit Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

 (ii)       Subject to Section 4.2(a), whenever the Borrower desires that Lenders make Revolving Credit Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Borrowing Notice, which notice shall be irrevocable, (x) in the case of Third Amendment Incremental Revolving Credit Loans that are Eurodollar Rate Loans, no later than 10:00 ~~a~~A.~~m~~M . (New York City time) at least one (1) Business Day prior to the Third Amendment Effective Date, (y) otherwise, no later than 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Borrowing Date in the case of a Eurodollar Rate Loan, and (z) no later than 12:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Borrowing Date in the case of a Revolving Credit Loan that is a Base Rate Loan.

(iii)       Notice of receipt of each Borrowing Notice in respect of Revolving Credit Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 2:00 p.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Notice from the Borrower.

(iv)       Each Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent not later than 10:00 ~~a~~A.~~m~~M . (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Funding Office of the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Credit Loans available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Credit Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Funding Office designated by the Administrative

Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.

      2.3      Swing Line Loans.

(a)         Swing Line Loans Commitments. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Outstanding Amount of the Revolving Credit Loans, L/C Obligations and Swing Line Loans exceed the Revolving Credit Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Credit Commitment Period. The Swing Line Lender’s Revolving Credit Commitment shall expire on the Revolving Credit Maturity Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Credit Commitments shall be paid in full no later than such date.

      (b)       Borrowing Mechanics for Swing Line Loans.

      (i)       Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount.

     (ii)       Subject to Section 4.2(a), whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Borrowing Notice, which notice shall be irrevocable, no later than 2:00 p.m. (New York City time) on the proposed Borrowing Date.

    (iii)       Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of any Swing Line Loan made by the Swing Line Lender available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the Administrative Agent’s Funding Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

    (iv)       With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.9, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Borrowing Date, a notice (which shall be deemed to be a Borrowing Notice given by the Borrower) requesting that each Lender holding a Revolving Credit Commitment make Revolving Credit Loans that are Base Rate Loans to the Borrower on such Borrowing Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Credit Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Credit Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Credit Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Credit Loans to the Borrower and shall be due under the Revolving Credit Note issued by the Borrower to the Swing Line Lender. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.16.

 (v)       If for any reason Revolving Credit Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Credit Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Credit Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Funding Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Credit Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Credit Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)       Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Credit Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

  2.4       Issuance of Letters of Credit and Purchase of Participations Therein.

(a)  Letters of Credit. During the period that is at least ten (10) Business Days prior to the end of the Revolving Credit Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall (x) the Outstanding Amount of the Revolving Credit Loans, L/C Obligations and Swing Line Loans exceed the Revolving Credit Commitments then in effect and (y) the Outstanding Amount of the L/C Obligations exceed the L/C Sublimit; and (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) ten (10) Business Days prior to the Revolving Credit Maturity Date (the “Letter of Credit Expiration Date”) (unless such Letter of Credit is Cash Collateralized) and (2) the date which is one year from the date of issuance of such standby Letter of Credit. Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not be required to extend any such Letter of Credit if it has received written notice from the Administrative Agent or any Loan Party that an Event of Default has occurred and is continuing at least seven (7) days prior to the time the Issuing Bank must elect to allow such extension; provided further, if any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless either (i) such Defaulting Lender’s participation in such Letter of Credit can be reallocated among the Non-Defaulting Lenders in accordance with their Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) as provided in Section 2.22(a)(iv) or (ii) the Borrower Cash Collateralizes the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) or the Issuing Bank has otherwise entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender.

(b)        Notice of Issuance. Subject to Section 4.2(a), whenever the Borrower desires the issuance or amendment (to either increase the amount available for drawings under any Revolving Credit Facility Letter of Credit or to extend the maturity date thereof) of a Letter of Credit, the Borrower shall deliver to the Administrative Agent and the Issuing Bank a Letter of Credit Request no later than 2:00 p.m. (New York City time) at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Such Letter of Credit Request shall be accompanied by any documentary or other evidence of the proposed beneficiary’s identity as may reasonably be requested by the Issuing Bank in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations. Upon satisfaction or waiver of the conditions set forth in Section 4.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance or cancellation of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly provide written or telephonic notice to the Administrative Agent, and the Administrative Agent shall promptly notify each Lender with a Revolving Credit Commitment of such issuance, amendment, modification or cancellation of a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e). Notwithstanding anything herein to the contrary, an Issuing Bank shall be under no obligation to issue, extend or amend any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator by its terms shall purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular.

(c)        Responsibility of the Issuing Bank with Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to accept the documents delivered under such Letter of Credit which appear on their face to be in accordance with the terms and conditions of such Letter of Credit without responsibility for further investigation regardless of any notice or information to the contrary. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence, bad faith or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)        Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on the Reimbursement Date in an amount in Dollars and in same day funds equal to the amount of such honored drawing. Anything contained herein to the contrary notwithstanding, unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 2:00 p.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Credit Loans, (i) the Borrower shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting Lenders with Revolving Credit Commitments to make Revolving Credit Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.2, Lenders with Revolving Credit Commitments shall, on the Reimbursement Date, make Revolving Credit Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Credit Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Credit Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Credit Commitment from its obligation to make Revolving Credit Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Credit Loans under this Section 2.4(d).

(e)        Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Credit Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase (regardless of whether the conditions set forth in Section 4.2 have been satisfied), from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Credit Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.4(d), the Issuing Bank shall promptly notify each Lender with a Revolving Credit Commitment of the unreimbursed amount (the “Unreimbursed Amount”) of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Credit Commitments. Each Lender with a Revolving Credit Commitment shall pay to the Administrative Agent, for the account of the Issuing Bank, an amount in Dollars equal to its respective participation and in same day funds, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender with a Revolving Credit Commitment fails to make available to the Administrative Agent, for the account of the Issuing Bank, on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Credit Commitment to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.4(e) in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to the Administrative Agent, for distribution to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing, such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address as set forth in its administrative questionnaire or at such other address as such Lender may request.

(f)        Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Credit Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any amendment or waiver of or any consent to departure from all or any of the provisions of the Loan Documents or Letter of Credit; (vi) any other act or omission to act or delay of any kind by the Administrative Agent, any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.4(f), constitute a legal or equitable discharge of the Borrower’s obligations hereunder (other than payment or performance in full); (vii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (viii) any breach hereof or any other Loan Document by any party thereto; (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (x) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence, bad faith or willful misconduct of the Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g)        Indemnification. Without duplication of any obligation of the Borrower under Section 9.5, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence, bad faith or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

(h)        Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders (or Affiliates thereof) to act as an Issuing Bank under the terms of this Agreement (and such designation shall be effective with respect to Letters of Credit, unless otherwise agreed by the Borrower and such Lender). From and after the effective date of such designation, any Lender designated as an Issuing Bank pursuant to this Section 2.4(h) shall have the rights and obligations of an Issuing Bank under this Agreement. Any Lender that becomes an Issuing Bank shall not cease to be an Issuing Bank hereunder if it later ceases to be a Lender hereunder.

(i)        Resignation and Replacement of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that such resignation shall be effective only upon the effective date of the replacement of such Issuing Bank with a successor Issuing Bank in accordance with the provisions of this Section 2.4(i); provided further that such resignation shall become effective notwithstanding the failure to appoint a successor Issuing Bank if an Event of Default has occurred and is continuing (and such resignation shall be effective with respect to the Revolving Credit Facility, unless otherwise agreed by the Borrower and such Lender). An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(j)        Cash Collateral. If any Event of Default shall occur and be continuing, within five (5) Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to the Letters of Credit; provided that the obligation to so Cash Collateralize the Letters of Credit will become effective immediately, without demand or notice of any kind, upon the occurrence of any Event of Default described in clauses (i) or (ii) of Section 7.1(f).

    (i)        Grant of Security Interest.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Obligations in respect of the Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

   (ii)        Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.4(j) in respect of Letters of Credit shall first be applied to reimburse the Issuing Bank for unreimbursed drawings in respect of such Letters of Credit, second be held for the satisfaction of the Obligations in respect of the Letters of Credit, and third if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations.

  (iii)       Termination of Requirement.  Without limiting the requirement to Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to any Defaulting Lender pursuant to 2.22(b), Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure with respect to Letters of Credit shall no longer be required to be held as Cash Collateral pursuant to this Section 2.4(j) and such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after the date that (i) such Fronting Exposure with respect to Letters of Credit has been eliminated, (ii) the Administrative Agent and the Issuing Bank have determined that there exists excess Cash Collateral or (iii) all Events of Default have been cured or waived.

(k)       Provisions Related to Extended Revolving Credit Commitments.  If the Letter of Credit Expiration Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Issuing Bank that issued such Letter of Credit, if one or more other Classes of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.4(d) and 2.4(e) under (and ratably participated in by Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or to the extent that the Borrower are unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit reasonably satisfactory to the applicable Issuing Bank, the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.4(j).

 2.5      Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Loan Lender (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of ~~September 30, 2014,~~March 31, 2015, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all ~~Initial~~Fourth Amendment Refinanced Term Loans outstanding on the ~~Closing~~Fourth Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.9 and Section 2.10) and (ii) on the Maturity Date for the ~~Initial~~Fourth Amendment Refinanced Term Loans, the aggregate principal amount of all ~~Initial~~Fourth Amendment Refinanced Term Loans outstanding on such date (or on such earlier date on which the Loans become due and payable pursuant to Section 7). With respect to any Replacement Loans, Incremental Term Loans or Extended Term Loans, such Loans shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment or Extension Amendment, as applicable.

(b)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.

~~(c)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Loan Lender with a First Amendment Incremental Term Loan Commitment (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September 30, 2014, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all First Amendment Incremental Term Loans outstanding on the First Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.9 and Section 2.10) and (ii) on the Maturity Date for the First Amendment Incremental Term Loans, the aggregate principal amount of all First Amendment Incremental Term Loans outstanding on such date (or on such earlier date on which the Loans become due and payable pursuant to Section 7).~~

~~(d)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Loan Lender with a Third Amendment Incremental Term Loan Commitment (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of March 31, 2015, an aggregate principal amount equal to 0.25% of (x) the aggregate principal amount of all Third Amendment Incremental Term Loans outstanding on the Third Amendment Effective Date and (y) the aggregate principal amount of all Third Amendment Incremental Term Loans that are converted from Third Amendment Incremental Revolving Credit Loans in accordance with the terms of Section 2.27 and are outstanding on the Conversion Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.9 and Section 2.10) and (ii) on the Maturity Date for the Third Amendment Incremental Term Loans, the aggregate principal amount of all Third Amendment Incremental Term Loans outstanding on such date (or on such earlier date on which the Loans become due and payable pursuant to Section 7).~~

 2.6       Evidence of Debt; Register; Lenders’ Books and Records; Notes.

 (a)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)      The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)      The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

(d)      The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1, F-2 or F-3 respectively (a “Term Note”, “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans or issuance of Letters of Credit on the Closing Date.

 2.7       Commitment Fees, etc.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the applicable Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Credit Commitment for the applicable Revolving Credit Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans (for the avoidance of doubt, excluding any Swing Line Loans) for such Revolving Credit Facility and (B) the Outstanding Amount of L/C Obligations for such Revolving Credit Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender under such Revolving Credit Facility during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments under any Revolving Credit Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the applicable Revolving Credit Facility, including at any time during which one or more of the conditions in Section 4.2 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the last Business Day of September 30, 2014, and on the Maturity Date for such Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears.

(b)       The Borrower agrees to pay (i) directly to the Issuing Bank, for its own account, the following fees: (A) a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination) and (B) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be and (ii) to the Administrative Agent for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin set forth in the “Eurodollar Rate and Letter of Credit Fees” column of the chart in the definition of “Applicable Margin” per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration, which Letter of Credit Fee shall be quarterly in arrears on the last Business Day of each calendar quarter.

(c)       All fees referred to in Section 2.7(a) and 2.7(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Credit Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date.

(d)       The Borrower agrees to pay to the Administrative Agent (i) for the account of each Lender party to this Agreement as a Lender on the Closing Date, or with respect to the Initial Term Loans, to such Lender out of the proceeds of the Initial Term Loan made by such Lender on the Closing Date, as fee compensation for the funding of such Lender’s Initial Term Loan a closing fee in an amount equal to 2.00% of the stated principal amount of such Lender’s Initial Term Loan payable to such Lender from the proceeds of its Term Loan as and when funded on the Closing Date, (ii) for the account of each Lender with a First Amendment Incremental Term Loan Commitment on the First Amendment Effective Date, to such Lender out of the proceeds of the First Amendment Incremental Term Loan made by such Lender on the First Amendment Effective Date, as fee compensation for the funding of such Lender’s First Amendment Incremental Term Loan a closing fee in an amount equal to 2.00% of the stated principal amount of such Lender’s First Amendment Incremental Term Loan payable to such Lender from the proceeds of its First Amendment Incremental Term Loan as and when funded on the First Amendment Effective Date, (iii) for the account of each Lender with a Third Amendment Incremental Term Loan Commitment on the Third Amendment Effective Date, to such Lender out of the proceeds of the Third Amendment Incremental Term Loan made by such Lender on the Third Amendment Effective Date, as fee compensation for the funding of such Lender’s Third Amendment Incremental Term Loan a closing fee in an amount equal to 1.00% of the stated principal amount of such Lender’s Third Amendment Incremental Term Loan payable to such Lender from the proceeds of its Third Amendment Incremental Term Loan as and when funded on the Third Amendment Effective Date and (iv) for the account of each Lender with an Incremental Revolving Credit Commitment with respect to the Third Amendment Incremental Revolver Increase on the Third Amendment Effective Date, to such Lender out of the proceeds of the Third Amendment Incremental Revolving Credit Loan made by such Lender on the Third Amendment Effective Date, as fee compensation for the funding of such Lender’s Third Amendment Incremental Revolving Credit Loan a closing fee in an amount equal to 1.00% of the stated principal amount of such Lender’s Third Amendment

Incremental Revolving Credit Loan payable to such Lender from the proceeds of its Third Amendment Incremental Revolving Credit Loan as and when funded on the Third Amendment Effective Date. Such closing fee will be in all respects fully earned, due and payable on (i) with respect to the Initial Term Loan, the Closing Date, (ii) with respect to the First Amendment Incremental Term Loan, the First Amendment Effective Date and (iii) with respect to the Third Amendment Incremental Term Loan and the Third Amendment Incremental Revolver Increase, the Third Amendment Effective Date, and in each case will be non-refundable and non-creditable thereafter.

(e)       The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.8       Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments without premium or penalty; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. The foregoing requirements of this Section 2.8 shall not apply to the termination of the Incremental Revolving Credit Commitments corresponding to the Third Amendment Incremental Revolver Increase so long as such Revolving Credit Commitments are terminated in accordance with the terms of Section 2.2(a)(ii) or Section 2.27. If, after giving effect to any reduction of the Revolving Credit Commitments, the L/C Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Revolving Credit Commitment reduction shall not be applied to the L/C Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Credit Commitments shall be effective on the date specified in the Borrower’s notice and, with the exception of the termination of the Incremental Revolving Credit Commitments corresponding to the Third Amendment Incremental Revolver Increase in accordance with the terms of Section 2.2(a)(ii) or Section 2.27, shall reduce the Revolving Credit Commitment of each Lender proportionately to its Pro Rata Share thereof; provided that a notice of termination or partial reduction of the Revolving Credit Commitments may state that such notice is conditional upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger or acquisition transaction, in which case such notice of termination or partial reduction may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness.

2.9       Optional Prepayments.  (a)  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M. (New York City time) three (3) Business Days prior thereto in the case of Eurodollar Rate Loans and no later than 11:00 A.M. (New York City time) one (1) Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Rate Loans or Base Rate Loans; provided, that (i) if a Eurodollar Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19 and (ii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger or acquisition transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Any prepayments of the Term Loan Facility pursuant to this Section shall be applied to the remaining scheduled installments of principal under the Term Loan Facility as directed by the Borrower (or absent such direction, on a pro rata basis thereof).

(b)                Loan Repricing Protection. In the event that, on or prior to the six month anniversary of the ~~Closing~~Fourth Amendment Effective Date, the Borrower (a) makes any prepayment of the ~~Initial Term Loans or First~~Fourth Amendment ~~Incremental~~Refinanced Term Loans in connection with any Repricing Transaction or (b) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to the ~~Initial Term Loans or First~~Fourth Amendment ~~Incremental~~Refinanced Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of clause (a), a prepayment premium not to exceed 1.00% of the aggregate principal amount of the ~~Initial Term Loans or First~~Fourth Amendment ~~Incremental~~Refinanced Term Loans being prepaid and (ii) in the case of clause (b), a payment not to exceed 1.00% of the aggregate principal amount of the applicable ~~Initial Term Loans or First~~Fourth Amendment ~~Incremental~~Refinanced Term Loans outstanding immediately prior to such amendment that is subject to such Repricing Transaction (it being understood that if a Non-Consenting Lender is removed pursuant to Section 2.23 in connection with a Repricing Transaction, such fee shall be paid to the Non-Consenting Lender and not to the replacement Lender pursuant to Section 2.23). ~~In the event that on or prior to the date which is six months after the Third Amendment Effective Date, the Borrower (A) makes any prepayment of the Third Amendment Incremental Term Loans in connection with any Repricing Transaction or (B) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to the Third Amendment Incremental Term Loan, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of clause (A), a prepayment premium not to exceed 1.00% of the aggregate principal amount of the Third Amendment Incremental Term~~

~~Loans being prepaid and (ii) in the case of clause (B), a prepayment premium not to exceed 1.00% of the aggregate principal amount of the applicable Third Amendment Incremental Term Loans outstanding immediately prior to such amendment that is subject to such Repricing Transaction (it being understood that if a Non-Consenting Lender is removed pursuant to Section 2.23 in connection with a Repricing Transaction, such fee shall be paid to the Non-Consenting Lender and not to the replacement Lender pursuant to Section 2.23).~~

2.10     Mandatory Prepayments and Commitment Reductions.  (a)  Issuance of Debt. Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be incurred by any NM Group Member (excluding any Indebtedness incurred in accordance with Sections 6.2), then the Term Loans and the Revolving Credit Loans shall be prepaid, and/or the outstanding Letters of Credit shall be Cash Collateralized, by an amount equal to 100% of the amount of Net Cash Proceeds received therefrom on or prior to the date which is ten (10) Business Days after the receipt of such Net Cash Proceeds, as set forth in Section 2.10(d).

(b)       Asset Sales and Recovery Events.  Unless the Required Lenders shall otherwise agree, if any NM Group Member shall receive Net Cash Proceeds from any Asset Sale (excluding any such Disposition permitted by clause (a), (b) (except in reference to Section 6.4(c), unless such Disposition is to the Borrower or any Restricted Subsidiary), (c), (d), (e), (f), (h), (j) (to the extent constituting a Disposition to the Borrower or a Restricted Subsidiary that is a Guarantor), (k), (l), (n), (o), (p), (q), (r), (s), (t) or (u) of Section 6.5)) during any fiscal year or Recovery Event, then, no later than ten (10) Business Days following the date of receipt by such NM Group Member of such Net Cash Proceeds, the Term Loans and Revolving Credit Loans shall be repaid, and/or the outstanding Letters of Credit shall be Cash Collateralized, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.10(d); provided, that notwithstanding the foregoing, at the option of the Borrower, any NM Group Member may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business other than printing paper, ink, Inventory (as defined in the UCC) or raw materials (or to use such Net Cash Proceeds to replace assets Disposed of in such Asset Sale) within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if such NM Group Member enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within one hundred eighty (180) days after the end of such twelve-month period; provided further, that if any Net Cash Proceeds that are not so reinvested, such Net Cash Proceeds less any amount previously expended to acquire, refurbish, improve and/or repair such assets shall be applied at the end of such reinvestment period; provided, however, that no such Net Cash Proceeds received in connection with any Asset Sale and not reinvested pursuant to the first or second proviso above shall be required to be used to prepay the Term Loans until the aggregate amount of all such Net Cash Proceeds received and not reinvested during the term of this Agreement shall exceed $1,000,000 (the “Asset Sale Threshold Amount”) (and thereafter, only Net Cash Proceeds received and not reinvested in excess of such Asset Sale Threshold Amount shall be required to be used to prepay the Term Loans as set forth in Section 2.10(d)).

(c)       Excess Cash Flow.  After the end of the fourth fiscal quarter in any fiscal year (beginning with the fiscal year started December 30, 2013), the Borrower shall deliver, pursuant to Section 5.2(d)(ii), the Borrower’s calculation of the Excess Cash Flow for such fiscal year (the “Annual Excess Cash Flow”). Within 10 Business Days of delivery thereof, the

Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.10(d) in an amount equal to (i) the ECF Percentage multiplied by the Annual Excess Cash Flow for such fiscal year, minus (ii) the sum of (A) all voluntary prepayments of Term Loans (other than voluntary prepayments made with proceeds of Revolving Credit Loans or loans under any other revolving facility) made pursuant to Section 2.9(a) and (B) all voluntary prepayments of Revolving Credit Loans (other than the prepayment of the Third Amendment Incremental Revolving Credit Loans pursuant to Section 2.2(a)(ii)) or loans under any other revolving facility that is secured, in whole or in part, by a first priority lien (in each case, to the extent accompanied by a permanent reduction in the corresponding Revolving Credit Commitments or other revolving commitments), in the case of each of the immediately preceding clauses (A) and (B), made during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 2.10(c) for any prior fiscal quarter or fiscal year) or after such fiscal year-end and prior to the time such prepayment pursuant to this Section 2.10(c) is due and to the extent such prepayments are not funded with the proceeds of long-term indebtedness. Notwithstanding anything to the contrary contained herein, for purposes of calculating the Annual Excess Cash Flow for the fiscal year started December 30, 2013, such calculation shall only include Excess Cash Flow accumulated during the fiscal quarters ending September 28, 2014 and December 29, 2014.

(d)       Except as otherwise set forth in any Extension Amendment or Incremental Amendment, (i) amounts to be applied in connection with prepayments made pursuant to Section 2.10(e) shall be applied, first to the outstanding Swing Line Loans, second to the outstanding Revolving Credit Loans and third to Cash Collateralize the L/C Obligations and (ii) amounts to be applied in connection with prepayments made pursuant to Sections 2.10(a) through 2.10(c) shall be applied, first, to the prepayment of the Classes of Term Loans outstanding based upon the then outstanding principal amounts of the respective Classes of Term Loans, pro rata, and applied to the remaining scheduled installments of principal under each such Class of the Term Loan Facility on a pro rata basis, second, to the prepayment of the Revolving Credit Loans (without a corresponding reduction of the Revolving Credit Commitments) and, third, to replace outstanding Letters of Credit and/or deposit an amount in cash in a Cash Collateral Account established with the Administrative Agent for the benefit of the Secured Parties to Cash Collateralize Letters of Credit on terms and conditions satisfactory to the Administrative Agent.

(e)       If for any reason the Total Revolving Extensions of Credit exceeds the Total Revolving Credit Commitments, the Borrower shall promptly repay such of the outstanding Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate principal amount such that, after giving effect thereto, the Total Revolving Extensions of Credit do not exceed the Total Revolving Credit Commitments, together with interest accrued to the date of such payment or prepayment on the principal so prepaid if required hereby and any amounts payable under Section 2.19 in connection therewith; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.10(e) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount of L/C Obligations exceeds the aggregate Revolving Credit Commitments then in effect. Any prepayment of Revolving Credit Loans shall first be applied to prepay any outstanding Swing Line Loans. To the extent that after giving effect to any prepayment of Loans required by this paragraph, the Total Revolving Extensions of Credit at such time exceed the Total Revolving Credit Commitments at such time, the Borrower shall, within three (3) Business Days of notice from the Administrative Agent deposit in a Cash Collateral Account upon terms reasonably satisfactory to the Administrative Agent an amount equal to the amount by which Total Revolving Extensions of Credit exceed the Total Revolving Credit Commitments. The Administrative Agent shall apply any cash deposited in the Cash Collateral Account (to the extent thereof) to pay any Reimbursement Obligations which are or become due thereafter at the end of the Interest Periods therefor, provided that, (x) the Administrative Agent shall release to the Borrower from time to time such portion of the amount on deposit in the Cash Collateral Account to the extent such amount is not required to be so deposited in order for the Borrower to be in compliance with this paragraph and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default. “Cash Collateral Account” means an account specifically established by the Borrower for purposes of this Section 2.10 and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.10.

(f)       The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment required to be made pursuant to clauses (a) and (b) of this Section 2.10 at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each appropriate Lender of the contents of the Borrower’s prepayment notice or Excess Cash Flow calculation, as applicable, and of such appropriate Lender’s pro rata share of the prepayment or other applicable share provided for under this Agreement. Each Term Loan Lender may reject all or a portion of its pro rata share, or other applicable share provided for under Section 2.10 (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Loan Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Lender’s Term Loans. Any Declined Proceeds remaining shall be retained by the Borrower.

(g)       Notwithstanding any other provisions of this Section 2.10, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.10(b) (a “Foreign Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow attributable to a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.10 to the extent otherwise provided herein and (ii) to the extent that the Borrower, in consultation with the Administrative Agent, has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale, any Foreign Recovery Event or Excess Cash Flow attributable to a Foreign Subsidiary would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

(h)       Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.19.

2.11     Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Rate Loans to Base Rate Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Rate Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Rate Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Rate Loan after the date that is 14 days prior to the final scheduled termination or maturity date of such Facility then in effect, after giving effect to any request to extend the applicable Maturity Date then in effect delivered in accordance with Section 2.25. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)       The Borrower may elect to continue any Eurodollar Rate Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Rate Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is 14 days prior to the final scheduled termination or maturity date of such Facility then in effect, after giving effect to any request to extend the applicable Maturity Date then in effect delivered in accordance with Section 2.25, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.12     Interest Rates and Payment Dates.  (a)  Each Eurodollar Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b)       Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)       Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Credit Loans.

(d)       Upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) (including as a result of an Event of Default with respect to the Borrower under Section 7.1(f)), the overdue principal amount of all Loans outstanding shall bear interest payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans, or, in the case of any overdue fees or other amounts owed hereunder and, to the extent permitted by applicable law, any overdue interest payments on the Loans (including post-petition interest in any proceeding under Debtor Relief Laws), at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Credit Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.12 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(e)       Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Rate Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.

(f)       The Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to, for the period from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower, the rate of interest otherwise payable hereunder with respect to Revolving Credit Loans that are Base Rate Loans; provided, however, that upon notice to the Borrower from the Administrative Agent at the direction of the Required Lenders, the rate of interest for the period from the applicable Reimbursement Date to but excluding the date such amount is reimbursed by or on behalf of the Borrower shall be 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Credit Loans that are Base Rate Loans.

(g)       Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

2.13     Computation of Interest and Fees.  (a)  Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Fees and commissions payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurodollar Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the closing date and the amount of each such change in interest rate.

(b)       Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

(c)       It is the intention of the parties to comply with Requirements of Law relating to usury now or hereafter enacted.

2.14     Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)       the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)       the Administrative Agent shall have received notice from the Required Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent (in the case of clause (b), acting upon the request of the Required Lenders) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Borrowing Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be converted to a Base Rate Borrowing on the last day of the then current Interest Period applicable thereto and if any Borrowing Notice requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

2.15     Pro Rata Treatment and Payments.  (a)  Except for the borrowing of the Third Amendment Incremental Revolving Credit Loans which shall be borrowed pursuant to Section 2.2(a)(ii), each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Subject to clause (i) below with respect to Revolving Credit Loans, each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. Subject to clause (i) below with respect to Revolving Credit Loans, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the Revolving Credit Percentages of the Revolving Credit Lenders.

(b)       Each payment (including each prepayment) by the Borrower on account of principal of the Term Loans shall be allocated among the Term Loan Facilities pro rata according to the respective outstanding principal amounts of Term Loans under such Facilities. Each payment (including each prepayment) on account of principal of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)       Subject to clause (i) below, each payment (including each prepayment) by the Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Bank that issued such Letter of Credit.

(d)       The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Rate Loans under such Facility. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e)       All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon (New York City time) on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in the relevant currency and in immediately available funds. Any payment made by the Borrower after 12:00 Noon (New York City time) on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f)       Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Borrowing Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Borrowing Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Borrowing Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Borrowing Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Borrowing Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.15(f) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(g)       Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(h)          Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

(i)           Notwithstanding anything in this Agreement to the contrary, on or prior to the earlier of (x) the Conversion Date and (y) the date on which all outstanding Third Amendment Incremental Revolving Credit Loans have been repaid, (i) each payment of interest in respect of Third Amendment Incremental Revolving Credit Loans and each payment in respect of fees payable hereunder with respect thereto shall be applied solely to the amounts of such obligations owing to Citizens Bank of Pennsylvania and the Revolving Credit Lenders agree to such application on a non-pro rata basis, (ii) each payment by the Borrower on account of any commitment fee payable in connection with the Third Amendment Incremental Revolving Credit Loans and any reduction of the Incremental Revolving Credit Commitments corresponding to the Third Amendment Incremental Revolving Credit Loans shall be made solely to Citizens Bank of Pennsylvania and the Revolving Credit Lenders agree to such application on a non-pro rata basis and (iii) the payment (including each prepayment) by the Borrower on account of principal of the Third Amendment Incremental Revolving Credit Loans shall be made solely to Citizens Bank of Pennsylvania and the Revolving Credit Lenders agree to such application on a non-pro rata basis.

2.16        Ratable Sharing.

~~2.16        Ratable Sharing.~~ The Lenders hereby agree among themselves that if, other than as expressly provided elsewhere herein, any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under any Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than its ratable share (or other share contemplated hereunder) thereof, then the Lender receiving such proportionately greater payment shall immediately (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may, to the fullest extent permitted by applicable Law, exercise any rights of payment (including the right of setoff but subject to Section 9.7) owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.17     Requirements of Law.  (a)  If any Change in Law shall:

  (i)        shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder;

 (ii)        subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 2.18 and any Excluded Taxes); or

(iii)       shall impose on such Lender any other condition (other than related to Taxes);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 2.17(a) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances and from similarly situated borrowers under comparable provisions of other financing agreements. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.17(a), it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)       If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 2.17(b) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances and from similarly situated borrowers under comparable provisions of other financing agreements.

(c)       A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18     Taxes.  (a)  Except as required by applicable Law, all payments made by any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.

(b)       If any Loan Party is required by applicable Law to make any deduction or withholding on account of any Taxes from or in respect of any sum paid or payable to any Lender or Agent under any Loan Document: (i) the applicable Loan Party shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, and (ii) if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by the Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 2.18), the Lender or the Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iii) within thirty days after the due date of payment of any Tax which the Loan Party is required by clause (i) above to pay, the Loan Party shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c)       In addition (and without duplication), the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Loan Parties shall jointly and severally indemnify each Lender and Agent, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender

(with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)       Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.18(d)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent). Without limiting the foregoing:

 (i)      Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)      Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent) whichever of the following is applicable:

(A)       two properly completed and duly signed copies of the applicable Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code.

(B)       two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms).

(C)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit G (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms).

(D)       to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, applicable

W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.18 if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(E)       two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii)       If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

2.19    Funding Losses.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Rate Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any)

over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20       Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

2.21       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18(a) (other than the operation of Section 2.18(a)(ii) or (iii)) or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.17, 2.18(a) or 2.20.

2.22       Defaulting Lenders.  (a)  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)  Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or to the Swing Line Lender

hereunder; third, if so determined by the Administrative Agent or requested by an Issuing Bank or the Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, that Defaulting Lender, until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)  Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.7 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in 2.7(b)(i).

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.3 or Section 2.4, the “Pro Rata Share” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender minus (2) the Revolving Credit Exposure of such Non-Defaulting Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Cash Collateral. If the reallocation described in Section 2.22(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or at law, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swing Line Lender, fully Cash Collateralize the Issuing Bank’s and Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest-bearing deposit accounts at Citizens Bank of Pennsylvania. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such cash collateral may be applied pursuant to this paragraph. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such cash collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender (as applicable) will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency. Cash collateral provided under any of this Section 2.22 or any other provision of this Agreement shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein. Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess cash collateral; provided, however, that cash collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.22(b) may be otherwise applied as required by the Loan Documents).

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and each Issuing Bank agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their pro rata shares (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.23     Replacement of Lenders under Certain Circumstances.  If any Lender (a) requests reimbursement for amounts owing pursuant to Sections 2.14, 2.17 or 2.18 or gives a notice of illegality pursuant to Section 2.20, (b) becomes a Defaulting Lender or (c) does not agree to an amendment, modification, termination, waiver or consent in the event where there is a proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1, which requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and where the consent of the Required Lenders (or the requisite percentage of Lenders under Section 9.1) shall have been obtained (any such Lender, a “Non-Consenting Lender”), then the Borrower may, by giving written notice to the Administrative Agent and any such Lender of its election to do so, elect to cause such Lender (a “Terminated Lender”) (and such Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Credit Commitments, if any, in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement pursuant to clause (a) or (b), such Terminated Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.14, 2.17 or 2.18 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.20, (iii) such Terminated Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.19 and, in the case of a Repricing Transaction, any “prepayment premium” pursuant to Section 2.9(b) that would otherwise be owed in connection therewith) from the assignee (to the extent of such outstanding principal) or the Borrower (in the case of accrued interest, fees and all other amounts) and (iv) the Borrower shall be liable to such Terminated Lender under Section 2.19 (as though Section 2.19 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto; provided, the Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or Cash Collateralized with respect to such Letter of Credit or the Issuing Bank has otherwise entered into arrangements satisfactory to it and the Borrower with respect to such Letter of Credit. Upon the prepayment of all amounts owing to any such Terminated Lender and the termination of such Terminated Lender’s Revolving Credit Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each party hereto agrees that an assignment required pursuant to this Section 2.23 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Terminated Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

2.24     Incremental Facilities.

(a) Incremental Loan Request.  The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of the Revolving Credit Commitments (an “Incremental Revolving Credit Commitment” and, together with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders. Each Incremental Loan Request from the Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Incremental Term Commitments or Incremental Revolving Credit Commitments.

(b) Incremental Loans.  Any Incremental Term Loans effected through the establishment of one or more new term loans made on an Incremental Facility Closing Date (other than a Loan Increase) shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.24, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan” or “Incremental Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c) Incremental Lenders.    Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment (or Incremental

Loan), nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment (or Incremental Loan)) or by any Additional Lender (each such existing Lender or Additional Lender providing such Loan or Commitment, an “Incremental Term Lender” or “Incremental Revolving Credit Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 9.6(h) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans.

(d) Effectiveness of Incremental Amendment.    The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

 (i)           no Default or Event of Default under shall exist immediately before or after giving effect to such Incremental Commitments (except in connection with any Permitted Acquisition, in which case this condition shall be limited to an Event of Default under Section 7.1(a) or (f));

(ii)           each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $500,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in clause (iii) below) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $500,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in clause (iii) below);

(iii)      the aggregate principal amount of Incremental Term Loans and Incremental Revolving Credit Commitments after the Amendment No. 2 Effective Date shall not exceed $225,000,000 in the aggregate ( the “Available Incremental Amount”); and

(iv)      the Total Leverage Ratio after giving effect to such Incremental Commitment shall be equal to or less than 3:00 to 1.00 recomputed on a Pro Forma Basis as of the end of the four fiscal quarter period most recently ended for which financial statements were delivered pursuant to Section 5.1.

  (e) Required Terms.    The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Credit Commitments, as the case may be, of any Class and any Loan Increase shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Term Loans or Revolving Credit Commitments, as applicable, existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to the Administrative Agent; provided that in the case of a Term Loan Increase, the terms, provisions and documentation of such Term Loan Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Loan Increase transaction, the interest rate margins and rate floors may be increased and additional upfront or similar fees may be payable to the lenders providing the Loan Increase) to the applicable Term Loans being increased, in each case, as existing on the Incremental Facility Closing Date. In any event:

(i)            the Incremental Term Loans:

  (A)      shall rank equal in priority in right of payment and of security with the Initial Term Loans and the Revolving Credit Loans under the Initial Revolving Credit Facility,

  (B)      shall not mature earlier than the Maturity Date of the Term Loans as of the time of incurrence of such Incremental Term Loans,

  (C)      shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Incremental Term Loans, except (1) by virtue of amortization or prepayment of Term Loans prior to the time of such incurrence or (2) to the extent the remaining Weighted Average Life to Maturity of the Initial Term Loans (and any previous Incremental Term Loans) is shortened to match or be shorter than the Weighted Average Life to Maturity of the Incremental Term Loans pursuant to the Incremental Amendment executed by the Borrower, each Incremental Lender and the Administrative Agent with respect to such Incremental Term Loans,

  (D)      shall have an Applicable Margin, subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(ii) below, determined by the Borrower and the applicable Incremental Term Lenders,

  (E)      shall have an amortization schedule applicable to any Incremental Term Loans on the same terms as for the Initial Term Loans, unless the amortization schedule for the Initial Term Loans (and any previous Incremental Term Loans) is increased to match (on a percentage basis of the applicable initial term loan amount) the amortization schedule applicable to such Incremental Term Loans pursuant to the Incremental Amendment executed by the Borrower, each Incremental Lender and the Administrative Agent with respect to such Incremental Term Loans, and

  (F)      may participate on a non-pro rata basis in any mandatory prepayments of Term Loans under Section 2.10(a) or Section 2.10(c)), as specified in the applicable Incremental Amendment, but not on greater than a pro rata basis than the Initial Term Loans.

(ii)       the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, the All-In Yield applicable to such Incremental Term Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to any

Term Loan plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurodollar or Base Rate floor) with respect to such Term Loan is increased so as to cause the then applicable All-In Yield under this Agreement on such Loan to equal the All-In Yield then applicable to the Incremental Term Loans minus 50 basis points; provided that any increase in All-In Yield to such Term Loan due to the application of a Eurodollar or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurodollar or Base Rate floor applicable to such Term Loan.

(iii)        the Incremental Revolving Credit Commitments:

  (A)       shall rank equal in priority in right of payment and of security with the Initial Term Loans and the Revolving Credit Loans under the Initial Revolving Credit Facility;

  (B)       shall not mature earlier than the Revolving Credit Maturity Date as of the time of incurrence of such Incremental Revolving Credit Commitments, and

  (C)       shall be subject to the same terms and conditions as the Revolving Credit Facility (and be deemed added to, and made part of, the Revolving Credit Facility).

(f) Incremental Amendment.  Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become Commitments or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24. For the avoidance of doubt, unless otherwise required by the Incremental Lenders, if the primary purpose of the proceeds from such Incremental Loans is to finance a Permitted Acquisition, the effectiveness of any Incremental Amendment shall not be subject to the bring-down of the representations and warranties of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document on and as of the date of such Borrowing of Incremental Loans other than the Specified Representations; provided that such requirement may be waived with the consent of the Required Lenders. In connection with any Incremental Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents. The Borrower will use the proceeds of the Incremental Loans solely for the purposes permitted pursuant to Section 5.10. No

Lender shall be obligated to provide any Incremental Commitments or Incremental Loans unless it so agrees.

(g) This Section 2.24 shall supersede any provisions in Section 2.5, 2.15 or 9.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.24 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Incremental Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 9.1, unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment.

2.25     Extensions of Loans. Extension of Term Loans.  The Borrower may, at any time, and from time to time, request that all or a portion of the Term Loans of any Class (each, an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.25. Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical in all material respects to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (i) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization, if any, of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in the Extension Amendment, the Incremental Amendment or any other amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.25(c) below), (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts and OID with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (iv) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not greater than a pro rata basis) in any mandatory prepayments under Section 2.10(a) or Section 2.10(c), in each case as specified in the respective Term Loan Extension Request, and (v) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date in respect of Term Loans that is in effect immediately prior to the establishment of such Extended Term Loans. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans extended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of

Extended Term Loans for all purposes of this Agreement and shall constitute a separate Class of Loans from the Existing Term Loan Class from which they were extended; provided that any Extended Term Loans amended from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Class.

(b) Extension of Revolving Credit Commitments.  The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class (each, an “Existing Revolving Credit Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any portion of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.25. Prior to entering into any Extension Amendment with respect to any Extended Revolving Credit Commitments, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolving Credit Class, with such request offered equally to all such Lenders of such Existing Revolving Credit Class) (each, a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical in all material respects to the Revolving Credit Commitments of the Existing Revolving Credit Class from which they are to be extended except that (i) the scheduled final maturity date shall be extended to a later date than the scheduled final maturity date of the Revolving Credit Commitments of such Existing Revolving Credit Class; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than three (3) different Maturity Dates (unless otherwise consented to by the Administrative Agent), (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors and upfront fees with respect to the Extended Revolving Credit Commitments may be different than those for the Revolving Credit Commitments of such Existing Revolving Credit Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolving Credit Class and the Extended Revolving Credit Commitments of the applicable Revolving Credit Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstanding Revolving Credit Loans), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (III) repayment made in connection with a permanent repayment and termination of Commitments), and (iv) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date that is in effect immediately prior to the establishment of such Extended Revolving Credit Commitments. No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Commitments pursuant to any Revolving Credit Extension Request. Any Extended Revolving Credit Commitments extended pursuant to any Revolving Credit Extension Request shall be designated a series (each, a “Revolving Credit Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement and shall constitute a separate Class of Revolving Credit Commitments from the Existing Revolving Credit Class from which they were extended; provided that any Extended Revolving Credit Commitments amended from an Existing Revolving Credit Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolving Credit Extension Series with respect to such Existing Revolving Credit Class.

(c) Extension Request.    The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Term Loan Class or Existing Revolving Credit Class, as applicable, are requested to respond. Any Lender holding a Term Loan under an Existing Term Loan Class (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans of an Existing Term Loan Class or Existing Term Loan Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Term Loans, and any Revolving Credit Lender with a Revolving Credit Commitment under an Existing Revolving Credit Class (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments of an Existing Revolving Credit Class or Existing Revolving Credit Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Credit Commitments, as applicable, which it has elected to convert or exchange into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate principal amount of Term Loans and/or Revolving Credit Commitments, as applicable, subject to Extension Elections exceeds the amount of Extended Term Loans and/or Extended Revolving Credit Commitments, respectively, requested pursuant to the Extension Request, Term Loans and/or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted or exchanged into Extended Term Loans and/or Revolving Credit Commitments, respectively, on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(d) Extension Amendment.  Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.25(d) and notwithstanding anything to the contrary set forth in Section 9.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans and/or Extended Revolving Credit Commitments established thereby, as the case may be) executed by the Borrower, the Administrative Agent and the Extending Lenders. Each request for an Extension Series of Extended Term Loans or Extended Revolving Credit Commitments proposed to be incurred under this Section 2.25 shall be in an aggregate principal amount that is not less than $20,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount). In addition to any terms and changes required or permitted by Sections 2.25(a) and (b), each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (i) in respect of each Extension Amendment in respect of Extended Term Loans, amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Incremental Amendment, Extension Amendment or other amendment, as the case may be, with respect to the Existing Term Loan Class from which the Extended Term Loans were exchanged to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof); (ii) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto; (iii) modify the prepayments set forth in Section 2.5 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.25, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. In connection with any Extension Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans and/or Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents.

(e) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class and/or Existing Revolving Credit Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraphs (a) and (b) of this Section 2.25, in the case of the existing Term Loans or Revolving Credit Commitments, as applicable, of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans and/or Extended Revolving Credit Commitments, respectively, so converted or exchanged by such Lender on such date, and the Extended Term Loans and/or Extended Revolving Credit Commitments shall be established as a separate Class of Loans (together with, in the case of Extended Term Loans, any other Extended Term Loans or, in the case of Extended Revolving Credit Commitments, any other Extended Revolving Credit Commitments, in each case, so established on such date), except as otherwise provided under Sections 2.25(a) and (b). Subject to the provisions of Section 2.4(k) in connection with Letters of Credit which expire after a Maturity Date at any time Extended Revolving Credit Commitments with a later Maturity Date are outstanding, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by each Lender with a Revolving Credit Commitment in accordance with its percentage of the Revolving Credit Commitments existing on the date of the Extension of such Extended Revolving Credit Commitments (and except as provided in Section 2.4(k), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit and Swing Line Loans theretofore incurred or issued).

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans and/or Extended Revolving Credit Commitments of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective

Extension Amendment”) within 30 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class, or of Revolving Credit Commitments under the Existing Revolving Credit Class, in either case, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments, as applicable, of the applicable Extension Series into which such other Term Loans or Revolving Credit Commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.25(d).

(g) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.25 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h) This Section 2.25 shall supersede any provisions in Section 2.5, 2.15 or 9.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.25 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Extension Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 9.1, unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment.

2.26     Quarterly Excess Cash Flow Calculations

(a)        Fiscal Quarters Ended September 28, 2014 and December 28, 2014. After the end of each of the fiscal quarters ended September 28, 2014 and December 28, 2014, the Borrower shall, at its option, be entitled to deliver, pursuant to Section 5.2(d)(i), the Borrower’s calculation of Excess Cash Flow for such quarter (the “2014 Quarterly Excess Cash Flow”).

(b)        First Three Fiscal Quarters in Any Fiscal Year.  After the end of each of the first three fiscal quarters in any fiscal year (beginning with the fiscal quarter ended March 31, 2015), the Borrower shall, at its option, be entitled to deliver, pursuant to Section 5.2(d)(i), the Borrower’s calculation of Excess Cash Flow for the applicable fiscal quarter (the “Quarterly Excess Cash Flow”).

2.27      Third Amendment Incremental Revolver Increase Conversion

To the extent any portion of the Incremental Revolving Credit Commitments corresponding to the Third Amendment Incremental Revolver Increase have not been permanently reduced in accordance with Sections 2.2(a)(ii) and 2.8 of this Agreement on or prior to the Conversion Date, (i) any outstanding Third Amendment Incremental Revolving Credit Loans shall be converted into Term Loans in accordance with this Section 2.27 and shall be deemed to be Third Amendment Incremental Term Loans (the “Converted Term Loans”) and (ii) any remaining

Incremental Revolving Credit Commitments corresponding to the Third Amendment Incremental Revolver Increase shall be automatically terminated. The Converted Term Loans shall be allocated to Citizens Bank of Pennsylvania, and Citizens Bank of Pennsylvania shall be deemed to be a Term Loan Lender with a Third Amendment Incremental Term Commitment in an amount equal to the amount of the Converted Term Loans.

SECTION 3.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby represent and warrant to each Agent and each Lender that:

3.1        Financial Condition.  The audited consolidated balance sheets of (i) New Media and subsidiaries (formerly known as GateHouse Media, Inc.) as of December 29, 2013 (Successor) and December 30, 2012 (Predecessor), and the related consolidated statements of operations, stockholders’ equity and of cash flows for the period from November 7, 2013 to December 29, 2013 (Successor), the period from December 31, 2012 through November 6, 2013 (Predecessor), and for each of the two years in the period ended December 30, 2012 (Predecessor) and (ii) Dow Jones Local Media Group, Inc. at June 30, 2013 and 2012, and the related consolidated statements of operations, income, equity and of cash flow in each case, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects as at the dates of such financial statements, the consolidated financial condition of New Media or Dow Jones, as applicable, as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended, except as otherwise expressly noted therein. The unaudited consolidated balance sheet of New Media as at March 30, 2014, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of New Media as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and absence of footnotes), except as otherwise expressly noted therein. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as expressly noted therein).

3.2        No Change.  Since December 31, 2013, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3        Corporate Existence; Compliance with Law.    Each NM Group Member (a) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, (b) has the organizational power and authority to own and operate its Property, to lease the Property it leases as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clause (a) with respect to any NM Group Member other than the Loan Parties and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4        Corporate Power; Authorization; Enforceable Obligations.  (a) Each Loan Party has the requisite organizational power and authority to make, deliver and perform the Loan Documents to which it is a party, (b) each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, (c) no material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (i) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings, registrations and other actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (including those referred to in Section 3.19) and (iii) those consents, authorizations, filings, notices or other acts, the failure of which to obtain or make would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto and (e) this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and principles of good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law).

3.5        No Contravention.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (i) contravene the terms of any of such Person’s Organizational Documents, (ii) violate in any material respect any Requirement of Law (except that this shall not apply to tax, employee benefit or environmental matters, which are covered exclusively by Sections 3.10, 3.13 and 3.17, respectively) or any Contractual Obligation of any NM Group Member except to the extent such violation would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted under Section 6.3).

3.6        No Material Litigation.  No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, overtly threatened in writing by or against Holdings, the Borrower or any of the Restricted Subsidiaries or against any of their respective properties or revenues that would reasonably be expected to have a Material Adverse Effect.

3.7        No Default.  No Default or Event of Default has occurred and is continuing.

3.8        Ownership of Property; Liens.  Each of the NM Group Members has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, all its real property necessary in the ordinary conduct of business, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary in the ordinary conduct of business, in each case, except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect and none of such Property is subject to any Lien except as permitted by Section 6.3.

3.9        Intellectual Property.  To the knowledge of Holdings and the Borrower, each of the NM Group Members owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent such failure would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person and is pending against any of the NM Group Members challenging the use of any material Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, in each case, except to the extent that any such claim, if adversely determined, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and the Borrower, the use of Intellectual Property by the NM Group Members does not infringe on the Intellectual Property of any Person in any material respect, except for such infringements which would not reasonably be expected to have a Material Adverse Effect.

3.10      Taxes.  Each of the NM Group Members has filed or caused to be filed all federal and other material tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns (other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant NM Group Member or (ii) where the failure to make such filing, payment, deduction, withholding, collection or remittance would not reasonably be expected to have a Material Adverse Effect); and no tax Lien has been filed (except to the extent permitted by Section 6.3 hereof or those which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant NM Group Member), and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any material Tax, fee or other charge except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

3.11      Federal Regulations.  No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

3.12      Labor Matters.  There are no strikes or other labor disputes against any NM Group Member pending or, to the knowledge of Holdings or the Borrower, overtly threatened in writing that would reasonably be expected to have a Material Adverse Effect. All payments due from the NM Group Members on account of employee health and welfare insurance that would reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant NM Group Member.

3.13      ERISA.  Other than exceptions to any of the following that would not reasonably be expected to result in a Material Adverse Effect: (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, (iv) neither any Loan Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan and (v) no such Multiemployer Plan is in Reorganization or, to the knowledge of the Borrower, Insolvent, if such status would reasonably be expected to result in a material liability to the Borrower.

3.14      Investment Company Act.  No Loan Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.15      Subsidiaries.  (a)  The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of Holdings and the Borrower as of the Closing Date. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of incorporation or organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of ownership interest owned by the applicable Loan Party.

(b)      As of the Closing Date, except as set forth on Schedule 3.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments granted to any Person other than Holdings, the Borrower or any Subsidiary of the Borrower (other than stock options granted to employees or directors and directors’ qualifying shares or other similar shares required pursuant to applicable Law) of any nature relating to any Equity Interests of Holdings or the Borrower or any Equity Interests of any Subsidiary owned directly or indirectly by the Borrower; provided that, with respect to any non-Wholly-Owned Subsidiary, its Equity Interests may be subject to customary rights of first refusal, tag-along, drag-along and other similar rights.

3.16      Use of Proceeds.  The proceeds of the Initial Term Loans made on the Closing Date shall be applied by the Borrower to fund the uses specified in the recitals hereto and for funding any upfront fees and other fees, costs and expense related to the Facilities; provided that the Revolving Credit Facility shall be undrawn on the Closing Date. The proceeds of the Revolving Credit Loans, the Swing Line Loans and the Letters of Credit, made after the Closing Date shall be applied by the Borrower for general corporate purposes, including, without limitation, to finance acquisitions permitted under this Agreement and the working capital needs of the Borrower and its Subsidiaries in the ordinary course of business. The proceeds of the First Amendment Incremental Term Loan made on the First Amendment Effective Date shall be used to finance the acquisition of all or substantially all of the assets of The Providence Journal Company, including to pay the consideration for such acquisition and fees, costs and expenses incurred in connection with such acquisition. The proceeds of the Third Amendment Incremental Term Loans and the Third Amendment Incremental Revolving Credit Loans made on the Third Amendment Effective Date shall be used to finance a portion of the acquisition of certain assets of Halifax Media Group, including to pay the consideration for such acquisition and expenses incurred in connection with such acquisition. The proceeds of the Fourth Amendment Replacement Term Loans made on the Fourth Amendment Effective Date shall be used to refinance and replace the Term Loans outstanding immediately prior to the Fourth Amendment Effective Date. The proceeds of each other Class of Loans made after the Closing Date shall be used for the purposes specified in the applicable Incremental Amendment.

3.17     Environmental Matters.  Other than exceptions to any of the following that would not reasonably be expected to result in a Material Adverse Effect:

(a) Each Loan Party, their Subsidiaries and their respective businesses, operations and Real Property are and have at all times during the Loan Parties’ or their Subsidiaries’ ownership, lease or operation thereof been in compliance with applicable Environmental Laws.

(b) (i) each Loan Party and its Subsidiaries have obtained all permits, licenses, certificates or authorizations required under Environmental Law (“Environmental Permits”) for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property; (ii) each Loan Party and its Subsidiaries are in compliance with the terms and conditions of such Environmental Permits; and (iii) all such Environmental Permits are valid and in good standing and there are no actions are pending, or to Borrower’s knowledge, threatened to revoke, cancel, limit, terminate, modify, appeal or otherwise challenge any such Environmental Permits maintained by each Loan Party and its Subsidiaries.

(c) There has been no release or threatened release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property presently or formerly owned, leased or operated by any of the Loan Parties, or their Subsidiaries or, to the knowledge of the Borrower, any of their respective predecessors in interest that has resulted in, or is reasonably likely to result in any Environmental Action against or in any Environmental Liability to, any Loan Party or its Subsidiaries under Environmental Law.

(d) There is no Environmental Action pending or, to the knowledge of the Borrower, threatened against any Loan Party or its Subsidiaries, or relating to the Real Property currently or, to the knowledge of the Borrower, formerly owned, leased or operated by any Loan Party or its Subsidiaries, or relating to the operations of any Loan Party or its Subsidiaries, and there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Action.

(e) To the knowledge of the Borrower, no Person with an indemnity, contribution or other obligation to any Loan Party or its Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation.

(f) No Real Property owned, leased or operated by to any Loan Party or its Subsidiaries and, to the knowledge of the Borrower, no Real Property or facility formerly owned, leased or operated by any Loan Party or its Subsidiaries is (i) listed or proposed for listing on the

National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any governmental or regulatory authority that indicates that any Loan Party or its Subsidiaries has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws.

(g)  No Environmental Lien has been recorded or, to the knowledge of the Borrower, is threatened under any Environmental Law with respect to any Real Property owned by any Loan Party or its Subsidiaries.

    3.18     Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, (as modified or supplemented by other information furnished by or on behalf of any Loan Party to any Agent or any Lender), when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact (known to any Loan Party, in the case of any document not furnished by any of them) necessary to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

    3.19     Security Documents.  Each of the Security Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. (i) In the case of any Pledged Equity which is in certificated form, when any certificates representing such Pledged Equity are delivered to, and in the possession of, the Administrative Agent and (ii) in the case of the other Collateral described in the Security Documents in which a security interest may be perfected by filing a financing statement under the UCC or filings with the United States Patent and Trademark Office or United States Copyright Office, when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3.19, the security interest created in favor of the Administrative Agent for the benefit of the Secured Parties, in such Pledged Equity and other Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity and other Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Documents), in each case prior and superior in right to any other Person (other than any Liens permitted under Section 6.3).

    3.20     Solvency.  On the Closing Date and after giving effect to the Transactions, the Borrower and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

    3.21     USA PATRIOT Act and OFAC.

(a)        ~~.     (a)~~   To the extent applicable, Holdings, the Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the PATRIOT Act and

(ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. None of Holdings, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any Restricted Subsidiary, is subject as of the Closing Date to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or a person on the list of “Specially Designated Nationals and Blocked Persons.” The proceeds of the Loans or any Letters of Credit will not, to the knowledge of the Borrower, be made available to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

  (b)         No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.22       Regulation H.

~~3.22      Regulation H.~~  No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any real property that is the subject of such Mortgage as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

3.23      Subordination of Junior Financing.  The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “”Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Indebtedness Documentation.

3.24      Holdings as a Holding Company.  Holdings is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of Borrower) or engage in any operations or business (other than the ownership of Borrower and its Subsidiaries).

3.25      Insurance.  The Borrower maintains, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons; provided that, notwithstanding the foregoing, in no event shall the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice.

3.26      No Burdensome Restrictions.  None of the Loan Parties or their Restricted Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which would reasonably be expected to have a Material Adverse Effect.

SECTION 4.   CONDITIONS PRECEDENT

4.1        Conditions to Effectiveness.  The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(a)         Loan Documents.  The Administrative Agent shall have received copies of (i) this Agreement, executed and delivered by a duly authorized officer or signatory of Holdings and the Borrower, (ii) the Guarantee Agreement, executed and delivered by a duly authorized representative of the Borrower and each Guarantor, (iii) the Pledge Agreement, executed and delivered by a duly authorized representative of the Borrower and each Grantor and (iv) the Collateral Agreement, executed and delivered by a duly authorized representative of the Borrower and each Grantor.

(b)       Financial Statements.  The Lenders shall have received (i) unaudited interim consolidated financial statements of New Media for each quarterly period ended subsequent to the date of the latest audited financial statements available, (ii) a balance sheet of Holdings and its Subsidiaries as of the Closing Date giving pro forma effect to this Agreement and (iii) a statement of profits and losses of Holdings and its Subsidiaries as of the end of the most recent fiscal quarter ended prior to the Closing Date.

(c)       Fees.  The Borrower shall have paid (or the initial Lenders and/or the Administrative Agent shall withhold from the proceeds of the Term Loans on the Closing Date), or shall have arranged for such payment in a manner reasonably satisfactory to the Administrative Agent, all fees due and payable as of the Closing Date to the Lenders and the Administrative Agent, and all expenses duly incurred and evidenced for which reasonably detailed invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents) at least three (3) Business Days prior to the Closing Date shall have been paid to the Lenders and the Administrative Agent.

(d)       Solvency Certificate.  The Lenders shall have received a satisfactory solvency certificate by a Responsible Officer of Holdings certifying as to the financial condition, solvency and related matters of the Loan Parties and their Subsidiaries, taken as a whole, after giving effect to the Transactions and the initial borrowings under this Agreement and the other Loan Documents

(e)       Lien Searches.  The Lenders shall have received the results of a recent Uniform Commercial Code, tax and judgment lien search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.

(f)         Intellectual Property Searches.  The Lenders shall have received such patent/trademark/copyright filings as reasonably requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Collateral.

(g)         Closing Certificate.  The Administrative Agent shall have received a certificate for each Loan Party attaching (i) certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect, (ii) original certified articles of incorporation or other charter documents, as applicable, of each Loan Party certified (x) by a Responsible Officer of such Loan Party as of the Closing Date to be true and correct and in force and effect as of such date, and (y) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable, (iii) copies of resolutions of the board of directors or comparable managing body of each Loan Party approving and adopting the Loan Documents, the Transactions and authorizing execution and delivery thereof, certified by a Responsible Officer of such Loan Party as of the Closing Date to be true and correct and in force and effect as of such date, (iv) a copy of the bylaws or comparable operating agreement of each Loan Party certified by a Responsible Officer of such Loan Party as of the Closing Date to be true and correct and in force and effect as of such date and (v) an incumbency certificate of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date.

(h)         Legal Opinions.  The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, the legal opinion of (x) Cleary Gottlieb Steen & Hamilton LLP, counsel to Holdings, the Borrower and the Restricted Subsidiaries and (y) local counsel in each jurisdiction of formation or organization of a Loan Party. Such legal opinions (x) shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require to the extent such opinions are customary for transactions of the type contemplated by this Agreement and (y) shall be addressed to the Administrative Agent, the Issuing Bank and the Lenders.

(i)         Pledged Equity; Stock Powers; Promissory Notes.  The Administrative Agent shall have received (i) the certificates, if any, representing the shares or membership or partnership units of Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof and (ii) each promissory note pledged as Collateral endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor(s) thereof.

(j)         Filings, Registrations and Recordings.  To the extent not delivered prior to the Closing Date, each document (including, without limitation, any Uniform Commercial Code financing statement) required as of the Closing Date by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(k)          PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Closing Date, to the extent requested sufficiently in advance thereof, all documentation and other information with respect to Holdings and the Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(l)          Termination of Existing Indebtedness.   The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that (i) the Existing Credit Facilities shall be simultaneously terminated and all amounts thereunder shall be simultaneously paid in full (other than any letters of credit issued pursuant to the Existing Credit Facilities, for which substitute payment assurances acceptable to the issuer thereof have been made or which shall be Existing Letters of Credit hereunder) and arrangements reasonably satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith and (ii) all other existing Indebtedness of the Loan Parties and their Restricted Subsidiaries (other than Indebtedness permitted pursuant to Section 6.2) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(m)         Borrower and Holdings.  Prior to the Closing Date, the Borrower and Holdings shall become wholly-owned direct or indirect subsidiaries of New Media.

(n)           Closing Compliance Certificate.  The Lenders shall have received a certificate by a Responsible Officer of Holdings demonstrating (i) pro forma compliance with the financial covenant in Section 6.1 (including supporting calculations), (ii) that Holdings and its Subsidiaries have unrestricted cash on their balance sheet as of the Closing Date in an aggregate amount of not less than $17,500,000.

  4.2        Conditions to Each Extension of Credit.  The obligation of each Lender to make any Loan or the Issuing Bank to issue any Letter of Credit, on any date (including the Closing Date) is subject to the satisfaction or waiver in accordance with Section 9.1 of the following conditions precedent:

(a)           Notice.  The Administrative Agent shall have received a fully executed and delivered Borrowing Notice or Letter of Credit Request, as the case may be.

(b)           Representations and Warranties.    Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that any such representation and warranty specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided further that the condition set forth in this clause (b) shall be limited in connection with the incurrence of

Incremental Term Loans as specified in Section 2.24(f).No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

SECTION 5.    AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent such Letters of Credit are fully cash collateralized in accordance with this Agreement) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (x) obligations under Specified Hedge Agreements and Cash Management Obligations and (y) Unasserted Contingent Obligations), each of Holdings and the Borrower shall and shall cause each of the Restricted Subsidiaries to:

  5.1       Financial Statements.  In the case of Holdings, furnish to the Administrative Agent for delivery to each Lender:

(a)          within 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 28, 2014, (i) a copy of the audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, audited by Ernst & Young LLP or any other independent certified public accountants of nationally recognized standing and (ii) a comparison of such financial statements to the budget prepared for such fiscal year;

(b)          not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, commencing June 29, 2014, the unaudited consolidated balance sheet of Holdings as at the end of such quarter and the related unaudited consolidated statement of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form (i) the budget prepared for such fiscal period and (ii) the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) and including management discussion and analysis of operating results inclusive of operating metrics in comparative form.

  5.2       Certificates; Other Information.  In the case of Holdings, furnish to the Administrative Agent for delivery to each Lender:

(a)          No later than 5 days after the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information, calculations and supporting schedules necessary for determining compliance by Holdings, the Borrower and the Restricted Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of

Holdings, as the case may be and if such Compliance Certificate demonstrates an Event of Default in respect of any covenant set forth in Section 6.1, Holdings may deliver within ten Business Days of the delivery of such Compliance Certificate notice of its intent to cure such Event of Default pursuant to Section 7.3 and (y) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

    (b)                   no later than 45 days after the end of each fiscal year of Holdings (beginning with the fiscal year ending December 28, 2014 of Holdings), a consolidated budget for the following fiscal year as customarily prepared by management of Holdings for its internal use (the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material;

(c)            promptly after the same are filed, copies of all financial statements and reports that Holdings sends to the holders of any class of its debt securities or public equity securities by filing with the SEC or any national securities exchange and, promptly after the same are filed, copies of all financial statements and reports that Holdings may make to, or file with, the SEC;

(d)            (i) within five (5) Business Days after the delivery of financial statements pursuant to Section 5.1(b) with respect to any fiscal quarter in which the Borrower exercises its option pursuant to Section 2.26(a) or Section 2.26(b), a certificate of a Responsible Officer of Holdings certifying a calculation of the 2014 Quarterly Excess Cash Flow or the Quarterly Excess Cash Flow, as the case may be, and the basis for the determination thereof in reasonable detail and (ii) within five (5) Business Days after the delivery of any financial statements pursuant to Section 5.1(a) (beginning with the fiscal year started January 1, 2015), a certificate of a Responsible Officer of Holdings certifying a calculation of the Annual Excess Cash Flow for such fiscal year and the basis for the determination thereof in reasonable detail; and

(e)            promptly, such additional financial and other information as the Administrative Agent on behalf of any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 5.1(a) or 5.1(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including by furnishing Holdings (or a direct or indirect parent entity)’s Form 10-K or 10-Q, as applicable, filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Holdings (or a direct or indirect parent entity)’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website); provided that Holdings shall notify the Administrative Agent (by telecopier, facsimile or electronic mail) of the posting of any such documents and shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies.

The Loan Parties and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive Material Non-Public Information with respect to the Loan Parties or their securities) (“Public Lenders”) and, if documents or notices required to be delivered pursuant to Sections 5.1 and 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Loan Parties which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Sections 5.1 and 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Material Non-Public Information with respect to the Loan Parties and their respective securities. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.

5.3       Conduct of Business and Maintenance of Existence, Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or 6.5 or to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (except this shall not apply to tax or environmental matters, which in this respect are covered exclusively in Sections 5.3 and 5.9, respectively), except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Section 6.5.

5.4       Maintenance of Properties.  Except to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

5.5       Payment of Taxes.  Pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its material obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such material Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP.

5.6       Insurance.  In the case of the Borrower, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons; provided that, notwithstanding the foregoing, in no event shall the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice.

5.7       Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which entries which are full, true and correct, in all material respects, in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent or its representatives on behalf of the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but, the Administrative Agent on behalf of the Lenders may not have more than one visit per any twelve month period (except during the occurrence and continuance of an Event of Default)), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Restricted Subsidiaries with officers and employees of Holdings, the Borrower and its Restricted Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants). Any such inspection shall be at the Lenders’ sole cost and expense unless an Event of Default has occurred and is continuing at the time of such inspection, in which event the Borrower shall reimburse the Administrative Agent on behalf of the Lenders for its reasonable, actual out-of-pocket costs and expenses. Notwithstanding anything to the contrary in this Section 5.7, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product

5.8       Notices.  In the case of any Loan Party, promptly after obtaining knowledge of the same, give notice to the Administrative Agent of:

(a)        the occurrence of any Default or Event of Default;

(b)        any litigation or proceeding affecting Holdings, the Borrower or any of the Restricted Subsidiaries or relating to any Loan Document which if adversely determined would reasonably be expected to have a Material Adverse Effect;

    (c)                the following events, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable

Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to pay money; and

(d)            any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Restricted Subsidiary has taken or proposes to take with respect thereto.

  5.9       Environmental Laws.  Promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any environmental claim against the Borrower or any of the Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have a Material Adverse Effect.

  5.10     Use of Proceeds.  The proceeds of the Initial Term Loans and the Revolving Credit Loans, if any, made on the Closing Date shall be applied by the Borrower to fund the uses specified in the recitals hereto and for funding any upfront fees and other fees, costs and expense related to the Facilities. The proceeds of the Revolving Credit Loans, the Swing Line Loans and the Letters of Credit, made after the Closing Date shall be applied by the Borrower for general corporate purposes, including, without limitation, to finance Permitted Acquisitions under this Agreement and the working capital needs of the Borrower and its Subsidiaries in the ordinary course of business. The proceeds of the First Amendment Incremental Term Loan made on the First Amendment Effective Date shall be used to finance the acquisition of all or substantially all of the assets of The Providence Journal Company, including to pay the consideration for such acquisition and fees, costs and expenses incurred in connection with such acquisition. The proceeds of the Third Amendment Incremental Term Loan and the Third Amendment Incremental Revolving Increase incurred on the Third Amendment Effective Date shall be used to finance a portion of the acquisition of certain assets of Halifax Media Group, including to pay the consideration for such acquisition and fees, costs and expenses incurred in connection with such acquisition. The proceeds of the Fourth Amendment Replacement Term Loan incurred on the Fourth Amendment Effective Date shall be used to refinance and replace the Term Loans outstanding immediately prior to the Fourth Amendment Effective Date.    The proceeds of each other Class of Loans made after the Closing Date shall be used for the purposes specified in the applicable Incremental Amendment.

  5.11     Subsidiaries.(a)  Upon (i) the formation or acquisition of any new direct or indirect wholly owned Material Subsidiary by any Loan Party, (ii) any Person becoming a wholly owned Material Subsidiary of the Borrower (and is not otherwise an Excluded Subsidiary), (iii) the designation of any direct or indirect wholly owned Material Subsidiary as a Guarantor (in the case of clauses (i) to (iii), other than an Excluded Subsidiary or a Subsidiary owned by an Excluded Subsidiary) or (iv) any Excluded Subsidiary ceasing to be an Excluded Subsidiary, after the date hereof, within forty-five (45) days, cause such Subsidiary to (A) become a party to the Guarantee Agreement and, if any assets of such Person (other than any Excluded Assets) shall become Collateral, a Grantor by becoming a party to the appropriate Security Documents other than the Mortgages (or enter into amendments to the Guarantee Agreement or any existing Security Document as the Administrative Agent deems necessary or advisable) and (B) to take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties a perfected first priority (subject to Liens permitted pursuant to Section 6.3) security interest in the Collateral described in the relevant Security Document with respect to such new Material Subsidiary, including, without limitation, (x) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent (y) deliver to the Administrative Agent the certificates representing such Equity Interests, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party and (z) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b)        With respect to any fee interest or absolute right of ownership in any real or immoveable property having a fair market value (together with improvements thereof) of at least $2,500,000 (as determined in good faith by a Responsible Officer) acquired after the Closing Date by any Loan Party (in each case, other than any such real property subject to any Contractual Obligation that includes negative pledge clauses permitted by Section 5.13, any Lien permitted pursuant to Section 6.3(j), Section 6.3(k) or Section 6.3(m) or any Requirement of Law that prohibits or restricts compliance with the terms and conditions of this Section 5.11) (which, for the purposes of this paragraph, shall include any owned real property of any Loan Party that ceases to be subject to the foregoing restrictions), take the actions referred to in Section 5.13(a) within the time periods set forth therein.

(c)        Notwithstanding anything to the contrary herein, the Borrower shall be permitted at any time and from time to time to add any of its Subsidiaries as an additional Loan Party in accordance with this Section.

(d)        To the extent opened after the Closing Date, each Loan Party shall deliver to the Administrative Agent deposit account control agreements, security account control agreements and commodity account control agreements, as applicable and, in each case, in form and substance reasonably satisfactory to the Administrative Agent, with respect to all of its deposit accounts, securities accounts and commodities accounts, other than: (i) deposit accounts, securities accounts, commodities accounts and other bank accounts having an average balance over 30 days below $2,000,000; provided, however, the aggregate average balance over 30 days for all such accounts excluded pursuant to this clause (i) shall not exceed $6,000,000 or (ii) deposit accounts, securities accounts, commodities accounts and other bank accounts established solely as payroll, benefits, withholding tax, escrow, customs or other zero balance accounts or other fiduciary accounts or for accounts which constitute Liens permitted pursuant to Section 6.3 securing Indebtedness permitted pursuant to Section 6.2.

(e)        Notwithstanding anything to the contrary contained herein, to the extent Immaterial Subsidiaries and Non-Wholly Owned Subsidiaries comprise in the aggregate more than (x) 7.5% of the Borrower’s Total Assets or (y) 7.5% of the Borrower’s Consolidated EBITDA, in each case as determined at the end of the most recent fiscal quarter of the Borrower based on the financial statements of the Borrower delivered pursuant to this Agreement, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Immaterial Subsidiaries and Non-Wholly Owned Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 5.11 applicable to such Subsidiaries.

     5.12    Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party (other than Excluded Assets) which are required to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be reasonably required to obtain from the Borrower or any Loan Party for such governmental consent, approval, recording, qualification or authorization.

     5.13    Post-Closing Covenants.  (a) The Borrower shall, and shall cause its Subsidiaries to, take the actions set forth on Schedule 5.13 (the “Post-Closing Actions”) within the time periods specified therein; provided that the failure to complete any Post-Closing Action by the applicable date specified in Schedule 5.13 shall not constitute a Default or an Event of Default under this Agreement so long as the Borrower is diligently pursuing the completion of such Post-Closing Action.

(b) Within forty-five (45) days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent), the Loan Parties shall use their commercially reasonable efforts to obtain and deliver to the Administrative Agent lien waivers executed in favor of the Administrative Agent by a Person who owns or occupies any leased properties, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, with respect to such leased properties at which any Collateral with a value in excess of $2,500,000 may be located from time to time; provided that if such lien waivers are not obtained and delivered at the end of such forty-five (45) day period, then (x) for the period until 90 days after the Closing Date, the Loan

Parties shall continue to use their commercially reasonable efforts to obtain and deliver such lien waivers and (y) thereafter, the Loan Parties shall no further obligations to obtain such lien waivers.

SECTION 6.   NEGATIVE COVENANTS

Holdings and the Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent such Letters of Credit are fully cash collateralized in accordance with this Agreement) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (x) obligations under Specified Hedge Agreements and Cash Management Obligations and (y) Unasserted Contingent Obligations), ~~each of~~neither Holdings ~~and~~nor the Borrower ~~shall and shall cause each~~will, nor will they permit any of the Restricted Subsidiaries to:

  6.1        Financial Condition Covenant.  Permit the Total Leverage Ratio, calculated on a Pro Form Basis, as of the last day of the most recently ended Test Period, beginning with the Test Period ending June 30, 2014, to be greater than 3.25 to 1.00 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.1(a) and 5.1(b) for such Test Period).

  6.2        Limitation on Indebtedness.  Create, incur or assume any Indebtedness, except:

(a)          Indebtedness of any Loan Party pursuant to (i) any Loan Document (including any Extension Amendment), (ii) any Replacement Loans, (iii) any Incremental Commitments incurred in accordance with Section 2.24, (iv) any Refinancing Indebtedness with respect to any of the foregoing Facilities or Classes of Loans;

  (b)                   Indebtedness of Holdings or the Borrower to a Restricted Subsidiary or of a Restricted Subsidiary to Holdings, the Borrower or another Restricted Subsidiary; provided that all such Indebtedness of any Loan Party owned to any non-Loan Party shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders (it being understood and agreed that any Indebtedness permitted under this clause (b) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is ninety (90) days after the Closing Date), (ii) any such Indebtedness that is owed by a non-Loan Party to a Loan Party is permitted as an Investment under Section 6.7(i) and (iii) any Indebtedness of any NM Group Member to any other NM Group Member existing as of the Closing Date shall be permitted to be maintained, modified and/or refinanced among the same NM Group Members (or their successor entities) as long as, if the obligor with respect thereto is Holdings, the Borrower or a Subsidiary Guarantor and the payee with respect thereto is a Restricted Subsidiary that is not a Loan Party, the same continues to be or is made subject to an intercompany subordination agreement reasonably acceptable to the Administrative Agent, and the outstanding principal amount thereof is not increased;

(c)          Indebtedness (including Capital Leases and purchase money indebtedness) incurred or issued by the Borrower or any Restricted Subsidiary to finance or reimburse the acquisition, purchase, construction, repair, replacement, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in the business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained), together with any Refinancing Indebtedness in respect thereof pursuant to this clause (c), the greater of (A) $15,000,000 and (B) 1.50% of Total Assets, and any Refinancing Indebtedness thereof (and any further Refinancing Indebtedness in respect thereof);

(d)            Indebtedness described in Schedule 6.2(d) (or future advances or Indebtedness contemplated by the existing documentation evidencing such Indebtedness (including any commitment with respect thereto)) and any Refinancing Indebtedness incurred, issued or otherwise obtained to refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(e)            Indebtedness incurred or assumed by the Borrower or any Subsidiary in connection with any Acquisition permitted under Section 6.7, and any Refinancing Indebtedness thereof; provided that (i) such Indebtedness existed at the time of such Acquisition and was not created in connection therewith or in contemplation thereof, (ii) such Indebtedness is either unsecured or secured only by the assets or business acquired in such Acquisition (including any acquired Capital Stock) and (iii) the aggregate principal amount of such Indebtedness outstanding at any one time does not exceed $15,000,000;

(f)            any guaranty (i) by the Borrower of obligations of any Loan Party permitted hereunder, (ii) by any Loan Party of obligations of the Borrower or any other Loan Party permitted hereunder, (iii) by any Restricted Subsidiary (other than a Loan Party) of obligations of any Restricted Subsidiary (other than a Loan Party) permitted hereunder, (iv) by the Borrower or any of the Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary permitted by this Section 6.2 and (v) by a Restricted Subsidiary of Indebtedness of the Borrower or a Restricted Subsidiary permitted by this Section 6.2;

(g)            Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and otherwise in connection with deposit accounts, credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guaranties thereof;

(h)            other unsecured Indebtedness of a Loan Party; provided that, (i) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness as of the last day of the fiscal quarter most recently ended for which financial statements are available, the Total Leverage Ratio is less than 3.00 to 1.00 (“Permitted Ratio Debt”), (ii) such Indebtedness shall not require any amortization prior to the date that is six months following the Latest Maturity Date, (iii) the Weighted Average Life to Maturity of such Indebtedness shall be equal to or greater than the then remaining Weighted Average Life to Maturity of the outstanding Loans, (iv) if such Indebtedness is incurred by a Loan Party, such Indebtedness may be guaranteed by another Loan Party so long as (x) such Loan Party shall have also provided a guarantee of the Obligations substantially on the terms set forth in this Agreement and (y) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and (v) if such Indebtedness is incurred by a Restricted Subsidiary of the Borrower that is not a Loan Party, such Indebtedness may be guaranteed by another Subsidiary of the Borrower that is not a Loan Party; provided further that the mandatory prepayments, covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness, are not more restrictive on Holdings, the Borrower and the Restricted Subsidiaries, or materially less favorable to the Lenders, than the terms of this Agreement (as in effect on the date such Indebtedness is incurred); provided, however, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the management of the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(i)            Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price (including earn-outs), non-compete or similar obligations, in each case incurred or assumed in connection with the dispositions or acquisition of the assets or Equity Interests of another Person permitted hereunder; provided that (i) such Indebtedness (other than guarantees of such Indebtedness or for indemnification) shall be included in the total consideration for purposes of all determinations relating to such disposition or purchase hereunder and (ii) the aggregate principal amount of such Indebtedness shall not exceed the greater of (x) 1.5% of Total Assets and (y) $15,000,000;

(j)            other Indebtedness of the Borrower or a Loan Party in an aggregate principal amount not to exceed the greater of (x) 1.5% of Total Assets and (y) $15,000,000;

(k)            (i) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements with employees incurred by such Person in connection with any Permitted Acquisition or any other Investment or other acquisition permitted hereunder;

(l)            unsecured Indebtedness of Holdings owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with (A) relocation costs or (B) the repurchase by Holdings of the Equity Interests of Holdings that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) solely with respect to clause (B), such Indebtedness is subordinated in full to the Obligations;

(m)           Indebtedness (i) owing to any insurance company consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business and (ii) owing to any Person providing property, casualty, liability, or other insurance to Holdings or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(n)            Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(o)            obligations in respect of workers’ compensation claims and self-insurance and obligations in respect of performance, bid, appeal, statutory and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(p)            Indebtedness comprising Investments permitted pursuant to Section 6.7;

(q)            Indebtedness for any amounts owing by the Loan Parties under the Management Agreement solely to the extent such amounts are permitted under Section 6.9;

(r)            [Reserved];

(s)            endorsement of instruments or other payment items for deposit; and

(t)            the incurrence by Holdings or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

  6.3        Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)            Liens for taxes that are not overdue for a period of more than thirty (30) days, Liens for taxes not required to be discharged pursuant to Section 5.5 or Liens with respect to taxes, assessments or other governmental charges or levies that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or the Restricted Subsidiaries, as the case may be, to the extent required by GAAP and Liens for property taxes on property that the Borrower or any of its Subsidiaries has determined to abandon (so long as such abandonment is not prohibited by this Agreement or any of the other Loan Documents), if the sole recourse for such tax is to such property;

(b)            judgment Liens so long as the related judgment does not constitute an Event of Default;

(c)            statutory or common law Liens of landlords, banks and securities intermediaries (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)            restrictions, covenants, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, servicing agreements in favor of any Governmental Authority, easements, rights-of-way, encroachments, servitudes and other minor defects or irregularities in title or other similar rights in or with respect to real property (including open space and conservation easements, restrictions or similar agreements and rights of way and servitudes for railways, water, sewer, drainage, gas and oil pipelines, electricity, light, power, telephone, telegraph, internet or cable television services and utilities) granted to or reserved by other persons or properties, incurred in the ordinary course of business, which in the aggregate do not materially impair the use of or the operation of the business of such person or the property subject thereto;

(e)            (i) the right reserved to or vested in any Governmental Authority, by the terms of any Permit acquired by such Person or by any Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof, (ii) any security given to a public authority or other service provider or any other Governmental Authority when required by such utility or other Governmental Authority in connection with the operations of such person in the ordinary course of its business and (iii) the reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority;

(f)            Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(g)            Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(h)            any agreement to lease (including operating leases), option to lease, license, sub-lease or other right of occupancy assumed or entered by or on behalf of any NM Group Member in the ordinary course of its business or interests of lessors under operating leases and non-exclusive licensors under license agreements;

(i)           Liens described on Schedule 6.3(i);

(j)           Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 6.2(c) to finance the acquisition of fixed or capital assets in an aggregate amount not to exceed (as of the date any such Lien is incurred) the greater of (x) $15,000,000 and (y) 1.50% of Total Assets at any time outstanding, provided that such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender

(k)           Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary, securing obligations in an aggregate amount (together with any Indebtedness that is secured pursuant to clause (m)) not to exceed (as of the date any such Lien is incurred) $15,000,000; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than after-acquired property that is (i) affixed or incorporated into the property covered by such Lien and (ii) the proceeds and products thereof);

(l)            (i) Liens created pursuant to the Loan Documents, (ii) Liens securing any Replacement Loans, (iii) Liens securing any Incremental Commitments incurred in accordance with Section 2.24, (iv) Liens securing any Extended Term Loans or Extended Revolving Credit Commitments, (v) Liens securing any Refinancing Indebtedness with respect to the foregoing and (vi) Liens on cash collateral to Cash Collateralize the Letters of Credit or any other Obligation; provided that, in each case, such Liens are no greater than pari passu with the Liens under this Agreement and on the Collateral;

(m)          Liens securing Indebtedness of any NM Group Member incurred pursuant to Section 6.2(e) in an aggregate amount (together with any obligations that are secured pursuant to clause (k)) not to exceed (as of the date any such Lien is incurred) $10,000,000; provided that, such Liens do not at any time encumber any Property other than the Property (including Capital Stock of any entity acquired and any of the Restricted Subsidiaries) acquired in such Acquisition;

(n)            any right of set-off, refund or charge-back available to any bank or other financial institution or any other Lien arising in connection therewith or relating to purchase orders and other agreements entered into with customers of Holdings or any of its Subsidiaries in the ordinary course of business and Liens of a collection bank arising under Sections 4-208 and 4-210 of the UCC on the items in the course of collection;

(o)            any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(p)            Liens arising solely from precautionary UCC financing statements or similar filings;

(q)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(r)            other Liens on assets securing obligations in an aggregate amount not to exceed (as of the date any such Lien is incurred) the greater of (x) $15,000,000 and (y) 1.50% of Total Assets at any time outstanding;

(s)            assignments of past due receivables solely for the purpose of collection;

(t)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)            Liens securing obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.2;

(v)            Liens in favor of any Loan Party;

(w)            [Reserved];

(x)            [Reserved];

(y)            Liens on Property subject to an agreement to Dispose of such Property permitted under Section 6.5;

(z)            Liens on amounts deposited to secure Holdings’ and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;

(aa)          Liens on amounts deposited to secure Holdings’ and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(bb)         licenses of content or non-exclusive licenses of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business;

(cc)         Liens that are extensions, replacements or renewals of Liens permitted under this Section 6.3 (or successive extensions, renewals or replacements) to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the Liens so extended, renewed or replaced only encumber those assets that secured the original Indebtedness (plus improvements on such property);

(dd)         restrictions on transfers of securities imposed by applicable securities laws or agreement (other than Capital Stock pledged pursuant to the Security Documents);

(ee)         assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) in the ordinary course of business and pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(ff)          licenses (with respect to intellectual property and other property), leases or subleases granted to third parties to the extent permitted by the applicable terms of the Security Documents and not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or resulting in a material diminution in the value of the collateral so licensed, leased or subleased;

(gg)         Liens arising out of conditional sale, title retention, consignment or similar arrangement for sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(hh)         Liens consisting of reasonable customary initial deposits and margin deposit and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes; and

(ii)           ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located.

  6.4        Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (other than the granting of any Lien permitted by Section 6.3) all or substantially all of its Property or business, except that:

(a)           any Person (including without limitation, any Restricted Subsidiary of the Borrower) may be merged, amalgamated or consolidated (i) with or into the Borrower (provided that, in the case of a merger or a consolidation, the Borrower shall be the continuing or surviving entity), (ii) with or into any Loan Party (other than the Borrower) (provided that, (x) in the case of a merger or consolidation, such Loan Party shall be the continuing or surviving entity or (y) after giving effect to such transaction the continuing or surviving entity shall be a Loan Party and simultaneously with, or promptly after the consummation of, such transaction, the continuing or surviving entity shall become a Loan

Party); or (iii) unless such Person is the Borrower or a Subsidiary Guarantor, with or into any Subsidiary of the Borrower (other than a Loan Party) (provided that after giving effect to such transaction the continuing or surviving entity shall be a Restricted Subsidiary of the Borrower);

(b)            (i) any of the Borrower or any Guarantor may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party (or to a Restricted Subsidiary that becomes a Loan Party simultaneously with, or promptly after the consummation of, such transaction), (ii) any non-operating Subsidiaries of Holdings (other than the Borrower) with nominal assets and nominal liabilities may liquidate, wind up or dissolve itself and (iii) any Restricted Subsidiary (other than a Loan Party) of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(c)            any single purpose Restricted Subsidiary (other than a Loan Party) or Restricted Subsidiary that is not a Material Subsidiary may Dispose of all or any portion of its assets in the ordinary course of business and any Subsidiary that is not a Guarantor or immaterial Restricted Subsidiary may otherwise liquidate, wind up or be dissolved;

(d)            any Restricted Subsidiary may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person in order to effect an Investment in accordance with Section 6.7 or otherwise permitted by Section 6.6; and

(e)            in connection with any Disposition permitted by Section 6.5.

  6.5        Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)            Dispositions of obsolete, worn out or surplus property (including real property), whether now owned or hereafter acquired and Dispositions of property (including real property) no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b)            To the extent constituting Dispositions, transactions permitted by 6.4 (other than Section 6.4(e)), Investments made in accordance with Section 6.7 or otherwise permitted by Section 6.6, and Liens permitted by Section 6.3;

(c)            the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Guarantor;

(d)            the sale or issuance of any Capital Stock of a Restricted Subsidiary (other than a Loan Party) to any other Restricted Subsidiary;

(e)            any Recovery Event, provided, that the requirements of Section 2.10(b), if applicable, are complied with in connection therewith;

(f)            sales or other dispositions of assets that do not constitute Asset Sales;

(g)            Dispositions of property not otherwise permitted under this 6.5 in an aggregate amount not to exceed $20,000,000 in any fiscal year; provided that (i) at the time of such Disposition and after giving effect thereto (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default existed after giving effect thereto), no Default or Event of Default shall exist or would result from such Disposition; and (ii) with respect to any Disposition pursuant to this clause 6.5(f) for a purchase price in excess of $5,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 1.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(h)            dispositions of cash, Cash Equivalents or Investment Grade Securities in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(i)            Asset Sales set forth on Schedule 6.5(i);

(j)            Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party: (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 6.7;

(k)            dispositions of Accounts that are past due by more than 120 days;

(l)            the unwinding of any Hedge Agreements;

(m)          sale or disposition of Investments under Sections 6.7(k) and 6.7(j);

(n)            the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business or the licensing of content or the licensing or sub-licensing of intellectual property or other general intangibles that is no longer material to the business of such NM Group Member;

(o)            any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(p)            the leasing or subleasing of assets of Holdings or its Subsidiaries in the ordinary course of business;

(q)            the sale or issuance of stock (other than Disqualified Stock) of Holdings;

(r)            the lapse or abandonment of registered patents, trademarks and other intellectual property of Holdings and its Subsidiaries to the extent (i) expired pursuant to any applicable laws or (ii) not economically desirable in the conduct of their business and so long as such lapse or abandonment would not reasonably be expected to have a Material Adverse Effect;

(s)            in order to resolve disputes that occur in the ordinary course of business, the discounting of or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(t)            transfers of property subject to casualty events in an aggregate amount not to exceed $500,000 upon receipt of the Net Cash Proceeds of such casualty event; and

(u)            the sale, lease or transfer of any property or assets acquired pursuant to a Permitted Acquisition and disposed of contemporaneously with the consummation of such Permitted Acquisition, so long as it is upon prior written notice thereof to the Arrangers.

Upon the request of the Borrower, the Administrative Agent shall, at the sole expense of the Borrower, promptly execute and deliver to the Borrower any and all documents or instruments necessary to release any Lien encumbering any items of Collateral that are subject to a conveyance, sale, lease, exchange, transfer or other disposition pursuant to this Section 6.5 or otherwise permitted pursuant to this Agreement.

  6.6            Limitation on Restricted Payments.  Through any manner or means, declare, pay or make any Restricted Payment, except that the provisions of this Section 6.6 will not prohibit:

(a)            (i) Restricted Payments by any Restricted Subsidiary to Holdings, the Borrower or any other Restricted Subsidiary (so long as, with respect to any Restricted Payment made to a Restricted Subsidiary that is not a Loan Party, such Restricted Payment is ultimately made to and received by a Loan Party) and (ii) any Restricted Subsidiary (other than a Loan Party) may make Restricted Payments to any other Restricted Subsidiary (other than a Loan Party);

(b)            Restricted Payments by Holdings in the form of Equity Interests (other than Disqualified Stock) of Holdings and Restricted Payments payable solely in the shares of Equity Interests of such Person (except Disqualified Stock);

(c)            the payment of any dividend or other distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of any other subsection of this Section 6.6;

(d)            (i) distributions to former employees, officers, or directors of Holdings (or any spouses, ex-spouses, or estates of any of the foregoing) (x) on account of redemptions of Capital Stock of Holdings held by such Persons or (y) solely in the form of forgiveness of Indebtedness of such Persons owing to Holdings on account of repurchases of the Capital Stock of Holdings held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Capital Stock of Holdings and (ii) payments by the Borrower to permit the Borrower to purchase common stock or common stock options of the Borrower from present or former officers, directors or employees of the Borrower (or their respective estates, spouses or former spouses) or any of the Restricted Subsidiaries upon the death, disability or termination of employment of such officer or employee, provided, however, that the aggregate amount of all such distributions or payments made during the term of this Agreement pursuant to this clause (d) does not exceed $2,500,000 in any fiscal year;

(e)            payments made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower or any of its Subsidiaries and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(f)            to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions permitted by any provision of Section 6.2, 6.3, 6.4 or 6.9 (other than Section 6.9(f));

(g)            Restricted Payments in an amount equal to up to 6.0% per annum of the net cash proceeds received by New Media in or from any public equity offering, other than public offerings with respect to New Media common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution, to the extent such net cash proceeds are distributed to Holdings; provided, that the amount of such proceeds received shall not increase the Available Amount;

(h)            Restricted Payments that are made with Excluded Contributions, to the extent such Excluded Contributions are excluded from the calculation of the Available Amount;

(i)          any non-wholly owned Restricted Subsidiary of Holdings may declare and pay cash dividends to its equity holders generally so long as Holdings or its respective Subsidiary which owns the Equity Interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the Equity Interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of Equity Interest of such Restricted Subsidiary);

(j)        the declaration and payment of dividends or distributions by the Borrower or any Restricted Subsidiary to, or the making of loans or advances to, the Borrower or Holdings (or any direct or indirect parent of Holdings) in amounts required for Holdings (or any direct or indirect parent of Holdings) to pay, in each case without duplication:

(A) franchise, excise and similar taxes, and other fees and expenses, required to maintain their corporate or other legal existence;

(B) general corporate operating, administrative, compliance and overhead costs and expenses of Holdings (or any direct or indirect parent entity of Holdings), including, if applicable, the Borrower’s proportionate share of such amounts relating to Holdings (or such direct or indirect parent of Holdings) being a public company;

(C) for any taxable period (A) in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (a “Tax Group”) of which Holdings or any other direct or indirect parent of Holdings is the common parent or (B) in which the Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, U.S. federal, state and local and foreign taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Borrower and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such taxes that the Borrower and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Borrower as the corporate common parent of such stand-alone Tax Group;

(D) to finance Investments that would otherwise be permitted to be made pursuant to this Section 6.6 if made by the Borrower; provided that (w) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (x) Holdings (or such direct or indirect parent of Holdings) shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or a Restricted Subsidiary or (2) the merger, consolidation, amalgamation or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (to the extent not prohibited by Section 6.4) in order to consummate such Investment, (y) Holdings (or such direct or indirect parent of Holdings) and its Affiliates (other than the Borrower or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a

Restricted Subsidiary could have given such consideration or made such payment in compliance with this Section 6.6 and (z) any property received by the Borrower shall not increase the Available Amount;

(E) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers and managers of Holdings (or any direct or indirect parent of Holdings), and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including, if applicable, the Borrower’s proportionate share of such amounts relating to Holdings (or such direct or indirect parents of Holdings) being a public company;

(F) fees and expenses of the Borrower related to any successful or unsuccessful equity or debt offering of Holdings (or any direct or indirect parent of Holdings);

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings (or any direct or indirect parent of Holdings); and

(H) amounts that would be permitted to be paid by the Borrower under clauses (b) and (c) of Section 6.9; provided that the amount of any dividend or distribution under this clause (H) to permit such payment shall reduce Consolidated Net Income of the Borrower to the extent, if any, that such payment would have reduced Consolidated Net Income of the Borrower if such payment had been made directly by the Borrower and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) Consolidated EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (H) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) Consolidated EBITDA if such payment had been made directly by the Borrower, in each case, in the period such payment is made.

(k)           subject to (i) the delivery of the applicable Excess Cash Flow calculation pursuant to Section 5.2(d) and (ii) compliance with the Payment Conditions, the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount as of such date;

(l)            any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case, with respect to any Restricted Payment made to an Affiliate, to the extent permitted by Section 6.9; and

(m)          Restricted Payments by Holdings to New Media to pay amounts pursuant to the Management Agreement, subject to Section 6.9.

6.7          Limitation on Investments.  Make any Investment, except:

(a)            extensions of trade credit (or notes receivable arising from such grant) and deposits, advances, prepayments and other credits to suppliers or in connection with purchases of goods and services made in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, or other disputes with, suppliers and customers, and other credits to suppliers in the ordinary course of business;

(b)            Investments in cash and Cash Equivalents or Investment Grade Securities (at the time of making such Investment);

(c)            Investments arising in connection with the incurrence of Indebtedness, Liens, fundamental changes, Dispositions, Restricted Payments and sale/leaseback transactions permitted by Sections 6.2, 6.3, 6.4, 6.5, 6.6 and 6.10, respectively;

(d)            Investments in assets useful in the Borrower’s and the Restricted Subsidiaries’ business (including, without limitation, Acquisitions) made by the Borrower or any of the Restricted Subsidiaries with the Net Cash Proceeds of any Asset Sale or Recovery Event reinvested pursuant to Section 2.10;

(e)            Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.7(c)) by (i) any NM Group Member in the Borrower or any Person that, at the time of, or prior to, or as a result of, such Investment, is a Guarantor and (ii) any Restricted Subsidiary (other than a Guarantor) in any other Restricted Subsidiary (other than a Guarantor);

(f)             equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower and any Guarantor;

(g)            Permitted Acquisitions;

(h)            Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (i) received upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries and (iii) comprised of deposits, prepayments and other credits to suppliers made in the ordinary course of business of the Borrower and the Restricted Subsidiaries;

(i)             intercompany loans to the extent permitted under Section 6.2(b) and other Investments in Restricted Subsidiaries of the Borrower which are not Loan Parties; provided that such Investments (including through intercompany loans and any acquisitions permitted under this Section 6.7) in Subsidiaries of the Borrower other than the Loan Parties shall not exceed at any time an aggregate amount $5,000,000;

(j)             Specified Hedge Agreements and other Hedge Agreements (including Interest Rate Agreements or Currency Agreements), in each case which constitute Investments;

(k)            Investments, taken together with all other Investments made pursuant to this clause (k) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $15,000,000 and (b) 1.50% of Total Assets;

(l)             Investments (not constituting an Acquisition) held by a Subsidiary after the Closing Date or by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment (i) such Person becomes a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or a business line or unit or a division of such Person, to, or is liquidated into, the Borrower or a Guarantor;

(m)           any Investment in securities or other assets not constituting Cash Equivalents, promissory notes and other non-cash consideration and received in connection with a Disposition permitted by this Agreement;

(n)            guarantees of Indebtedness of the Borrower or a Restricted Subsidiary permitted under Section 6.2, performance guarantees and contingent obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 6.3;

(o)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(p)            advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any Restricted Subsidiary and any leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(q)            any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.9 (except transactions described in clause (f) of Section 6.9);

(r)            (i) Investments described in Schedule 6.7(r) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by any NM Group Member in any NM Group Member and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 6.7(r) is not increased from the amount of such Investment on the Closing Date except (A) by capitalized amounts related to unpaid accrued interest and premium, (B) pursuant to the terms of such Investment as of the Closing Date or (C) as otherwise permitted by this Section 6.7;

(s)            Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(t)            deposits of cash made in the ordinary course of business to secure performance of operating leases,

(u)            non-cash loans to employees, officers, and directors of Holdings or any of its Subsidiaries for the purpose of purchasing Stock in Holdings so long as the proceeds of such loans are used in their entirety to purchase such stock in Holdings,

(v)                   advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and advances in the ordinary course of business that would be recorded as accounts receivable of such Person in accordance with GAAP, in an aggregate amount not to exceed $500,000 at any time outstanding; and

(w)                  subject to (i) the delivery of the applicable Excess Cash Flow calculation pursuant to Section 5.2(d) and (ii) compliance with the Payment Conditions, the Borrower may make Investments in an aggregate amount not to exceed the Available Amount as of such date.

6.8        Limitation on Modifications of Organizational Documents. Agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of the Organizational Documents of the Borrower or any Guarantor after the Closing Date that would materially adversely impact the Lenders unless (i) required by any Requirement of Law or (ii) the Administrative Agent (acting at the direction of the Required Lenders) has consented to such amendment, restatement, supplement or other modification or waiver.

6.9        Limitation   on   Transactions    with   Affiliates.      Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any other Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction), unless such transaction is upon terms no less favorable to Holdings, the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to: (a) any transaction otherwise permitted by this Section 6 between the Borrower and any one or more Restricted Subsidiaries of the Borrower or among Restricted Subsidiaries of the Borrower; (b) reasonable and customary fees and out-of-pocket costs paid to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees and consultants (including those with respect of New Media) of Holdings and its Subsidiaries; (c) compensation and severance arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements; (d) transactions described in Schedule 6.9; (e) the payment of management, incentive or other fees and expenses set forth in the Management Agreement; (f) Restricted Payments permitted by Section 6.6, Investments permitted by Section 6.7 and transactions permitted by Section 6.4, (g) payments made by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to any tax sharing agreements with New Media or any other direct or indirect parent of Holdings to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries and (h) digital media services provided to operating Subsidiaries controlled by the Sponsor.

6.10      Limitation on Sales and Leasebacks. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property

(whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings, the Borrower or any of the Restricted Subsidiaries), (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Borrower or any of the Restricted Subsidiaries) in connection with such lease or (c) is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, other than transactions where any related sale of assets is permitted under Section 6.5, any related Indebtedness is permitted to be incurred under Section 6.2 and any Lien in connection therewith is permitted to be granted under Section 6.3.

6.11        Limitation on Changes in Fiscal Year.   Permit the fiscal year of Holdings or the Borrower to end on a day other than December 31 or change such Person’s method of determining fiscal quarters; provided, however, that, upon written notice to the Administrative Agent, such Person may change its fiscal year ending date or method of determining fiscal quarters to another date or method, in which case, such Person and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

6.12        Limitation on Negative Pledge Clauses.   Enter into any agreement that prohibits or limits the ability of any NM Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under any Guarantee Agreement, other than this Agreement and the other Loan Documents and except to the extent that any such agreement (a) is set forth on Schedule 6.12 (or is a modification, amendment, restatement, replacement, refinancing, renewal or extension thereof), (b) is assumed by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any Acquisition permitted in Section 6.7 or is binding on any Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary (provided that such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary), (c) is an agreement governing Indebtedness permitted by Section 6.2(c) or, solely to the extent that such restrictions are no more restrictive than the terms of any Loan Document, which are in favor of any holder of Indebtedness permitted to be incurred under Section 6.2 or any customary provisions in leases, subleases, licenses, sublicenses, contracts for management or development of Property, asset sale agreements, merger agreements, stock purchase agreements and other contracts restricting the same, (d) is an agreement governing any joint venture or non-Wholly-Owned Subsidiary that is a Restricted Subsidiary or a Contractual Obligation of any joint venture or non-Wholly-Owned Subsidiary that is a Restricted Subsidiary, (e) relates to cash or other deposits (including escrowed funds) received by Holdings, the Borrower or any of its Subsidiaries, (f) relates to assets subject to Liens permitted by Section 6.3; provided that, (i) to the extent any such agreement is entered into after the Closing Date, such prohibition or limitation shall only be effective against the Property or Person (and its Subsidiaries) acquired in such Acquisition, financed by such Indebtedness or that is the subject of such other leases, subleases, licenses, sublicenses, agreements or contracts and (ii) solely with respect to any non-Wholly-Owned Subsidiary, such prohibition or limitation shall only be effective against the Property or revenues of such non-Wholly-Owned Subsidiary that is a Restricted Subsidiary and (g) restrictions that arise in connection with (including any Indebtedness and other agreements entered into in connection therewith) any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition.

6.13        Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary, (iii) any agreement existing as of the Closing Date set forth on Schedule 6.13 (or a modification, replacement, renewal or extension thereof that is no more restrictive in any material respect than such agreement as it exists on the Closing Date) or that is assumed by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any Acquisition permitted in Section 6.7 or is binding on any Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary (provided that such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary), or that is an agreement governing Indebtedness permitted by Section 6.2, or any customary provisions in leases, subleases, licenses, sublicenses, joint venture agreements, contracts for management or development of Property, asset sale agreements, merger agreements, stock purchase agreements and other contracts restricting the same or any similar agreements; provided that, (x) to the extent any such agreement is entered into after the Closing Date, such encumbrance or restriction shall only be effective against (A) the Property or Person (and its Subsidiaries) acquired in such Acquisition, securing such Indebtedness or that is the subject of such Disposition or other leases, subleases, licenses, sublicenses, agreements or contracts, and (B) the distributions of any Subsidiary of the Borrower (provided that such Subsidiary shall not have any assets other than such assets to be Disposed of or acquired or financed) and (y) solely with respect to any non-Wholly-Owned Subsidiary or joint venture, such encumbrance or restriction shall only be effective against such non-Wholly-Owned Subsidiary or joint venture, (iv) which are in favor of any holder of Indebtedness permitted to be incurred under Section 6.2 but solely to the extent that such restrictions are no more restrictive than the terms of any Loan Document, (v) customary net worth provisions contained in leases and other agreements that do not evidence Indebtedness entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business, (vi) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property not otherwise prohibited under this Agreement or (vii) described on Schedule 6.13.

6.14        Limitation on Lines of Business.   Enter into any material business, either directly or through any Subsidiary, except for those businesses in which the NM Group Members are engaged on the date of this Agreement or that are reasonably related, complementary or ancillary thereto.

6.15        Modification of Terms of Junior Indebtedness.   Amend, modify or change in any manner that would cause the terms of such Junior Indebtedness from satisfying the requirements of clauses (i) through (vi) of the definition of “Junior Indebtedness”; provided, however, that no amendment, modification or change of any term or condition of any Junior

Indebtedness Documentation permitted by any intercreditor or subordination agreement in respect thereof shall be deemed to be materially adverse to the interests of the Lenders.

6.16      Limitation on Activities of Holdings.    In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) directly conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations other than those incidental to its ownership of interests in the Borrower, in connection with its rights and obligations under the Loan Documents and activities incidental to the consummation of the Transactions, the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), the filing of tax returns and payment of taxes, and the preparation of reports to Governmental Authorities and its shareholders or partners, (ii) incur, create, assume or suffer to exist any Indebtedness or financial obligations other than in connection with the activities described in clause (i), except (w) Indebtedness permitted by Section 6.2, (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Equity Interests, or (iii) directly own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower and Subsidiary Guarantors in accordance with Section 6.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of interests in the Borrower and in connection with the activities described in clause (i) and (ii); provided it is understood that Holdings may (x) make any Restricted Payments permitted by Section 6.6 and (y) engage in any transaction permitted by Section 6.4(a)(v).

6.17      Modification of Terms of Management Agreement.  Amend, modify or change in any manner the terms of the Management Agreement that would (a) increase the aggregate amount of management, consulting, advisory or other fees payable thereunder or (b) when taken together with all modifications, amendments and supplements to the Management Agreement since the Closing Date, adversely impact the Lenders in any material respect (as reasonably determined by the Administrative Agent) unless approved by the Administrative Agent in its reasonable discretion.

SECTION 7.   EVENTS OF DEFAULT

7.1        Events of Default.  If any of the following events shall occur and be continuing:

(a)              (i) the Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; (ii) the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days; or (iii) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (ii)); or

(b)         any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)            (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.3(a), Section 5.8(a), Section 5.13 or Section 6; provided that the Borrower’s failure to comply with the financial covenant contained in Section 6.1 is subject to the Cure Right in Section 7.3; or

(d)            any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of to occur of (i) the date on which a Responsible Officer of a Loan Party having become aware of such default or (ii) the date on which the Borrower has received written notice of such default from the Administrative Agent, or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of 30 days, such additional period of time as may be reasonably necessary to cure same; provided that the applicable Loan Party commences such cure within such 30 day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed 60 days; or

(e)            any NM Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation or Hedge Agreement (other than a Specified Hedge Agreement), but excluding the Loans) on the scheduled due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (A) the voluntary sale or transfer of any asset securing such Indebtedness, (B) a refinancing of such Indebtedness permitted to be incurred pursuant to Section 6.2, (C) a drawing by a beneficiary under a letter of credit that gives rise to a reimbursement obligation in respect thereof in accordance with the terms of such Indebtedness, (D) an issuance of capital stock, incurrence of other Indebtedness or sale or other disposition of any assets, in each case that gives rise to mandatory prepayment with the net cash proceeds thereof, so long as such event shall not have otherwise resulted in an event of default with respect to such Indebtedness, (E) any redemption, conversion or settlement of any such Indebtedness that is convertible into Capital Stock and/or cash pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder and (F) with respect to Indebtedness consisting of obligations under Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreement and not as a result of any default thereunder by any Loan Party), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that (i) such failure is unremedied or is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans and (ii) this clause (iii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness or any Hedge Agreement (other than a Specified Hedge Agreement), with respect to any individual transaction, the outstanding principal amount of which is not in excess of $7,500,000 and such default shall not have been cured or waived within any applicable grace period; or

(f)            (i) New Media, Holdings, the Borrower, any other Loan Party or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, except as permitted under Section 6.4(c) or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been paid, vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any Material Subsidiary shall consent to, approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any Material Subsidiary shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any other Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, an of its Subsidiaries or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)            one or more judgments or decrees shall be entered against any NM Group Member involving for the NM Group Members taken as a whole a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $7,500,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.4 or Section 6.5) or the satisfaction in full of all the Obligations (other than (i) Obligations in respect of any Specified Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements, (iii) any contingent obligations not then due and (iv) the Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than (i) Obligations in respect of any Specified Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements, (iii) any contingent obligations not then due and (iv) the Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank)), or purports in writing to revoke or rescind any Loan Document; or

(j)            any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15, as expressly permitted thereunder, as a result of a transaction not prohibited by this Agreement or by result of acts or omissions by the Administrative Agent or any Lender), to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease for any reason (other than by reason of the express release thereof pursuant to Section 9.15, as expressly permitted thereunder, as a result of a transaction not prohibited by this Agreement or by result of acts or omissions by the Administrative Agent or any Lender) to be enforceable and of the same effect and priority purported to be created thereby; or

(k)            any material guarantee contained in Section 2.1 of the Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15, as expressly permitted thereunder, as a result of a transaction not prohibited by this Agreement or by result of acts or omissions by the Administrative Agent or any Lender), to be in full force and effect or any Loan Party shall so assert in writing; or

(l)             any Change of Control shall occur; or

(m)           any Loan Party shall default under any Junior Indebtedness Documentation, which default shall not have been cured or waived within any applicable grace period; or

(n)            the Obligations shall fail to constitute “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Indebtedness Documentation.

If any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Loan Party, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

7.2        Application of Proceeds.        All proceeds collected by the Administrative Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including without limitation any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:

first, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

second, to the payment in full of all Priority Lien Obligations (including, without limitation, the Cash Collateralization of any undrawn Letters of Credit) (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Priority Lien Obligations owed to them on the date of any such distribution) and

Obligations under Specified Hedge Agreements and Secured Cash Management Agreements;

third, to the payment in full of all other Pari Passu Lien Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Pari Passu Lien Obligations owed to them on the date of any such distribution);

fourth, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Administrative Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Administrative Agent; provided that the Administrative Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution. The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

7.3        Cure Rights.  (a) Notwithstanding anything to the contrary contained in Section 7.1 or 7.2, in the event that Holdings and the Borrower fail or may fail to comply with the covenant set forth in Section 6.1 for any Test Period, at any time on or before the tenth Business Day after the date that the financial statements with respect to the fiscal quarter or fiscal year, as applicable, ending on the last day of such Test Period are required to be delivered pursuant to Section 5.1, New Media shall have the right (the “Cure Right”), exercisable no more than five times during the term of this Agreement (and in each Test Period for which a Cure Right is exercised, there shall be at least two fiscal quarters in which no Cure Right has been exercised), to make cash contributions to, or purchase common equity or other equity interests not constituting Disqualified Stock of, Holdings (with such cash or proceeds of equity to be contributed to the Borrower) in an amount equal to the amount required to cause Holdings and the Borrower to be in compliance with the financial covenant set forth in Section 6.1 for such Test Period (the “Cure Amount”), upon which the covenants set forth in Section 6.1 shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA of the NM Group Members in accordance with the definition thereof for the fiscal quarter with respect to which such Cure Right was exercised in an amount equal to such Cure Amount (and such increase shall be included in each period that includes such fiscal quarter); provided, however, that such pro forma adjustment to Consolidated EBITDA of the NM Group Members shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenants set forth in Section 6.1 with respect to any period that includes the fiscal quarter with respect to which such Cure Right was exercised and not for any other purpose under any Loan Document. Any payment of Indebtedness from the proceeds of any Cure Right will be disregarded in the calculation of Consolidated Total Debt for purposes of determining compliance with the covenant set forth in Section 6.1.

(b) If, after the exercise of the Cure Right and the recalculations pursuant to Section 7.3(a) above, the Borrower shall then be in compliance with the requirements of the covenants set forth in Section 6.1 for such Test Period, the Borrower shall be deemed to have satisfied the requirements of the covenants set forth in Section 6.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 7.1(c) that had occurred shall be deemed cured.

(c) If on a pro forma basis after giving effect to the investment of cash in equity of Holdings pursuant to the preceding clause (a), the Borrower would have been in compliance with the covenants set forth in Section 6.1 as of the date of the relevant Compliance Certificate, the Event of Default under Section 6.1 shall be deemed to have not occurred.

(d) During the pendency of any cure right afforded to the NM Group Members pursuant to Section 7.3(a), the Administrative Agent shall not exercise any remedies described under Section 7.1 or otherwise for failure to satisfy the financial covenant set forth in Section 6.1.

SECTION 8.   THE AGENTS; LENDERS

8.1        Appointment.    Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

8.2        Delegation  of  Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3        Exculpatory  Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.

8.4        Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6        Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7        Indemnification.   The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the NM Group Members and without limiting the obligation of the NM Group Members to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8        Agent in Its Individual Capacity.   Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9        Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1(a) or 7.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.10       Secured Cash Management Agreements and Specified Hedge Agreements.

~~8.10      Secured Cash Management Agreements and Specified Hedge Agreements.~~ No Cash Management Bank or Qualified Counterparty that obtains the benefits of Section 7.2, any Guarantee Obligation or any Collateral by virtue of the provisions hereof or of any Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Specified Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Qualified Counterparty, as the case may be.

8.11      Authorization to Release Liens and Guarantees.   The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.15. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.11. The Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents (including, for the avoidance of doubt, any filings with the United States Patent and Trademark Office or United States Copyright Office), or to evidence the release of such Guarantor from its obligations under the Guarantee Agreements, in each case in accordance with the terms of the Loan Documents and this Section 8.11.

8.12      The Arrangers; the Syndication Agent.  None of the Arrangers or the Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, nor shall any such Person incur any liability, under this Agreement and the other Loan Documents.

8.13      Lenders as Qualified Persons.   Each Lender listed on the signature pages hereof, by the execution and delivery of this Agreement, represents and warrants to the Loan Parties that it is a Qualified Person.

SECTION 9.   MISCELLANEOUS

9.1        Amendments and Waivers.   Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

    (i)        reduce the principal amount or extend the final scheduled date of maturity of any Loan or any installment thereon or reimbursement obligation in respect of any Letter of Credit, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Facility Lenders of each adversely affected Facility), and (y) that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

   (ii)        amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (other than as expressly provided in the Loan Documents) or release all or substantially all of the Loan Parties from their guarantee obligations under the Guarantee Agreement (other than as expressly provided in the Loan Documents), in each case without the consent of all the Lenders;

   (iii)       amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Required Facility Lenders in respect of the Revolving Credit Facility;

  (iv)        reduce the percentage specified in the definition of Required Facility Lenders with respect to any Facility without the consent of all of the Lenders under such Facility;

   (v)        amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

  (vi)        amend, modify or waive any provision of Section 2.4 relating to the rights and duties of the Swing Line Lender without the consent of the Swing Line Lender;

 (vii)        amend, modify or waive any provision of Section 2.4 relating to the rights and duties of any Issuing Bank without the consent of any Issuing Bank;

(viii)       amend, modify or waive any provision of Section 2.15 without the consent of each Lender directly affected thereby;

  (ix)        amend, modify or waive any provision of Section 2.4 without the consent of each Issuing Bank affected thereby; or

   (x)         amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Obligations, (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” and “Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty or (C) the definition of “Cash Management Bank,” “Cash Management Obligations,” “Secured Cash Management Agreement” and “Obligations,” in each case in a manner adverse to any Cash Management Bank with Cash Management Obligations then outstanding without the written consent of any such Cash Management Bank.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing,

(a)        no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of such Defaulting Lender may not be increased, extended or permanently reduced, (ii) payments due such Defaulting Lender may not be postponed, (iii) the maturity with respect to Commitments or Loans of such Defaulting Lender may not be postponed and (iv) such Defaulting Lender may not be disproportionately affected without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders);

(b)        this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(c)        (i) any waiver, amendment or modification of this Agreement that by its terms solely affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.1 if such Class of Lenders were the only Class of Lenders hereunder at the time, (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Security Documents, Guarantee Agreements, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Restricted Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Security Documents, Guarantee Agreements, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Loans, any Extension or any borrowing of Replacement Loans and otherwise to effect the provisions of Sections 2.24 or 2.25, or the immediately succeeding paragraph of this Section 9.1, respectively, and (C) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, effect changes to any Mortgage as may be necessary or appropriate in the opinion of the Administrative Agent;

(d)        this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder (including through “cashless rolls” of existing Term Loans); provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses incurred in connection with such refinancing of Refinanced Loans with such Replacement Loans, (b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except for call protection and to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section ~~10.01~~9.1 to the contrary; and

(e)        and notwithstanding anything to the contrary contained the Guarantee Agreements, the Security Documents and related documents executed by Loan Parties in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this

Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guarantee Agreements, Security Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

9.2        Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, facsimile and electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, facsimile notice or electronic mail, when received, addressed (a) in the case of Holdings, the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Holdings and the Borrower:	c/o New Media Investment Group, Inc.
1345 Avenue of the Americas / 46th floor
New York, New York 10105
Attention: Michael Reed
Fax: 212-798-6070
Telephone: 212-798-6146

with a copy to:	Fortress Investment Group LLC
1345 Avenue of the Americas / 46th floor
New York, New York 10105
Attention: Cameron MacDougall
Fax: 212-798-6070
Telephone: 212-479-1522

The Administrative
Agent:	Citizens Bank of Pennsylvania
28 State St
MS 1500
Boston, MA 02109
Attention: Kalens Herold
Telecopy: kalens.herold@rbscitizens.com
Fax: 855-215-0786
Telephone: 617-994-7682

Issuing Bank:	As notified by such Issuing Bank to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the Administrative Agent, any Issuing Bank or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent, the applicable Issuing Bank and the applicable Lender. The Administrative Agent, any Issuing Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3        No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4        Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5        Payment of Expenses.    Each Loan Party agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of a single law firm as counsel to the Administrative Agent and one local counsel to the Agents in any material jurisdiction and the charges of Intralinks, (b) to pay all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents, any Letter of Credit issued hereunder and any other documents prepared in connection herewith or therewith, including, without limitation, all costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws, the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders, the Issuing Bank and the Agents taken as a whole and one local counsel to the Lenders, the Issuing Bank and the Agents taken as a whole in any relevant material jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary, one local counsel in each material jurisdiction, (d) to pay, indemnify, or reimburse each Lender, the Issuing Bank and the Agents for, and hold each Lender, the Issuing Bank and the Agents harmless from, any and all reasonable recording and filing fees and any and all reasonable liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents, any Letter of Credit issued hereunder and any such other documents, and (e) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, joint or several (limited to, in the case of counsel, the reasonable and documented fees and disbursements of one primary counsel to the Indemnitees and, if necessary, one local counsel to the Indemnitees taken as a whole per appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that no Loan Party shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct or material breach of the Loan Documents by such Indemnitee or (y) resulted from any dispute that does not involve an act or omission by a Loan Party or any of their respective affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee against another Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Issuing Bank, the Swing Line Lender or an Arranger under the Facilities. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable promptly after written demand (together with supporting documentation) therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder. This Section 9.5 shall not apply with respect to Taxes other than any Taxes that represent liabilities, losses, damages, etc. arising from any non-Tax claim.

9.6        Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement except in a transaction permitted pursuant to Section 6.4(a)(i) without the prior written consent of the Agents and each Lender.

(b)        Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided however, that no Lender shall be permitted to sell any such participating interest to (i) a Disqualified Institution, (ii) a Defaulting Lender, (iii) a Person that fails to represent to such Lender that it is a Qualified Person or (iv) a natural person. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1 with respect to any amendment, waiver or consent that would (a) increase in the amount or extend the expiration date of any Commitment of such Lender, (b) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Facility Lenders of each adversely affected Facility), and (y) that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (b)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of such Lender, (c) release all or substantially all of the Collateral (other than as expressly provided in the Loan Documents) or release all or substantially all of the Loan Parties from their guarantee obligations under the Guarantee Agreement (other than as expressly provided in the Loan Documents) and (d) change any voting thresholds. The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.17, 2.18 or 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater amount results from a Change In Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)        Any Lender (an “Assignor”) may, in accordance with applicable law and with the written consent of (i) the Borrower (so long as no Event of Default has occurred and is continuing), (ii) the Administrative Agent (other than to a Lender or an Affiliate of a Lender with a commitment in respect of the applicable Facility) and (iii) in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Bank and the Swing Line Lender which, in each case, shall not be unreasonably withheld or delayed, (provided the consent of the Borrower need not be obtained (1) in respect of an assignment of all or a portion of the Term Loans, if such assignment is to a Term Loan Lender or an Affiliate of a Term Loan Lender, (2) in respect of an assignment of all or a portion of the Revolving Credit Facility, if such assignment is to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender, (3) with respect to any assignment made to or, in connection with the primary syndication of the Facilities during the period commencing on the Closing Date and ending on the date that is 45 days following the Closing Date and (4) with respect to any assignments pursuant to clauses (g) or (k) below; provided further that the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), at any time and from time to time assign to any Lender or any affiliate or Related Fund thereof, to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit H-1 (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Bank or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee of the Revolving Credit Facility or the Term Loan Facilities (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 with respect to the Term Loan Facility and $5,000,000 with respect to the Revolving Credit Facility (other than in the case of an assignment of all of a Lender’s interests under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Commitments or Loans) shall have Commitments and Loans aggregating at least $1,000,000 or $5,000,000, as applicable, in each case unless otherwise agreed by the Borrower and the Administrative Agent; provided, further that no assignment shall be made to (i) a natural person, (ii) any Disqualified Institution, (iii) any Person that fails to represent to such Lender that it is a Qualified Person, (iv) any Defaulting Lender or any of its Subsidiaries or

(v) any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording in the Register, from and after the closing date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.17, 2.18 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated. Any assignment or participation to a Disqualified Institution or, to the extent the Borrower’s consent required pursuant to this terms of this Section 9.6, to any other person, is void ab initio unless such assignment or participation, as the case may be, has been approved by the Borrower, in which case such assignee or participant shall not be considered a Disqualified Institution solely for such particular assignment or participation, as the case may be. In the case of an assignment not approved by the Borrower, such Disqualified Institution or, to the extent the Borrower’s consent required pursuant to this terms of this Section 9.6, to such other person shall be deleted from the Register upon written notification from the Borrower. Except for providing the list of Disqualified Institutions to each Lender, the Administrative Agent shall have no responsibility or liability to monitor or enforce such list of Disqualified Institutions.

(d)        The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The Administrative Agent shall also record in the Register, the Loans made to the Borrower and the payments of principal, interest, fees and other amounts paid by the Borrower under the Loan Documents. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid (A) in connection with an assignment by or to any Arranger or any Affiliate thereof or (B) in the case of an Assignee which is already a Lender or any affiliate, Related Fund or Controlled Investment Affiliate thereof), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Notes of the assigning Lender) a new Note to such Assignee in an amount equal to the Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Loans, upon request, a new Note to the Assignor in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)        For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g)        Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

  (i)          Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent or challenge the Lenders or Administrative Agent’s attorney-client privilege on the basis of any such Affiliated Lender’s status as a Lender, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;

 (ii)        the aggregate principal amount of Term Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 20% of the aggregate principal amount of Term Loans of such Class outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iii)        as a condition to each assignment pursuant to this subsection (h), the Administrative Agent and the Borrower shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such;

(iv)        the Term Loans shall be held by no more than three Affiliated Lenders; and

(v)         the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H-2 hereto (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (h) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. The Administrative

Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence and/or pursuant to clause (iii) of this subsection (h) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(h)        Notwithstanding anything in Section 9.1 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 9.6(i), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

  (i)           all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have taken any actions; and

 (ii)          all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(i)        Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion (as directed by the Required Lenders), unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs (as directed by the Required Lenders); provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Loan Lenders that are not Affiliated Lenders.

(j)        Although Debt Investment Affiliates shall be eligible Assignees and shall not be subject to the provisions of Section 9.6(g), (h) or (i), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Investment

Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 9.1 or the definition of “Required Lenders” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Credit Commitments and Revolving Credit Loans held by Debt Investment Affiliates, in the aggregate, may not account for more than 49.9% of the Term Loans, Revolving Credit Commitments and Revolving Credit Loans of consenting Lenders included in determining whether the Required Lenders or Required Facility Lenders have consented to any action pursuant to Section 9.1.

(k)        Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower or any Subsidiary of the Borrower through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis; provided, that:

  (i)              (x) if the assignee is a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to any the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

 (ii)             purchases of Term Loans pursuant to this subsection (k) may not be funded with the proceeds of Revolving Credit Loans or Swing Line Loans; and

(iii)            in the case of Dutch auctions open to all Lenders on a pro rata basis, such auction shall be subject to customary provisions regarding the treatment of material non-public information with respect to the business of the Borrower and its Subsidiaries.

(l)        Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.6, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

9.7        Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(b)        If an Event of Default shall have occurred and be continuing, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings and the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8        Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9        Severability.   Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.10        Integration.     This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12        Submission To Jurisdiction; Waivers.    Each party hereto hereby irrevocably and unconditionally:

(a)        submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13        Acknowledgments.    Each of Holdings and the Borrower hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)        neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)        no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among Holdings, the Borrower and the Lenders.

9.14     Confidentiality.  Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who have been informed of the confidential nature of the information and has been instructed to keep such information confidential, (d) to any financial institution that is a direct contractual counterparty in swap agreements relating to the Borrower or any of its Subsidiaries and their obligations or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) to the extent required in response to any order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) as may be requested or required in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable.

9.15      Release of Collateral and Guarantee Obligations.        (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents or in connection with the incurrence of Indebtedness permitted by Section 6.2(c), the Administrative Agent shall (without the requirement of any notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) promptly take such actions as shall be required to release its security interest in the applicable Collateral, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition or the incurrence of such Indebtedness as permitted by the Loan Documents. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction contemplated by this Section 9.15, (ii) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (iii) under the circumstances described in paragraph (b) below.

(b)        At such time as the Loans, the Reimbursement Obligations and the other Obligations (than (A) contingent indemnification obligations and (B) obligations and liabilities under Cash Management Agreements as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made) shall have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent), the Commitments have been terminated and no Letters of Credit shall be outstanding and the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been paid or secured by a collateral arrangement satisfactory to the relevant Qualified Counterparties, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without the need to delivery of any instrument or performance of any act by any Person, provided that, the Administrative Agent shall promptly execute any release requested by the Borrower in such form and substance reasonably acceptable to the Administrative Agent (including, for the avoidance of doubt, any filings with the United States Patent and Trademark Office or United States Copyright Office).

(c)        At such time as any Guarantor ceases to be a Material Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, release such Guarantor from its obligations under the Guarantee Agreements.

9.16        Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the

Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, any other generally accepted accounting authority which provides regulation standard or, if applicable, the SEC.

9.17             USA PATRIOT Act.

~~9.17    USA PATRIOT Act.~~  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

9.18      WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE AGENTS, THE ISSUING BANK AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW MEDIA HOLDINGS I LLC,
as Holdings

By:
Name:
Title:

NEW MEDIA HOLDINGS II LLC, as Borrower

By:
Name:
Title:

CITIZENS BANK OF PENNSYLVANIA,
as Administrative Agent

By:
Name:
Title:

[LENDERS]

By:
Name:
Title: